UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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Trustmark Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice of Annual Meeting of Shareholders

The 2022 Annual Meeting of Shareholders of Trustmark Corporation (Trustmark) will be held as follows:

DATE AND TIME

Tuesday, April 26, 2022, at 1:00 p.m. CT

VIRTUAL ATTENDANCE

To facilitate shareholder participation, and in light of the ongoing effects of the COVID-19 pandemic, the Annual Meeting will be held virtually. You will be able to attend, vote and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TRMK2022 and entering the 16-digit control number printed in the box marked by the arrow on your proxy card or printed on your voting instruction form, notice of internet availability of proxy materials, or email previously received.

ITEMS OF BUSINESS

1)	To elect a board of 11 directors to hold office for the ensuing year or until their successors are elected and qualified.
2)	To provide advisory approval of Trustmark’s executive compensation.
3)

To approve an amendment of the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the “Plan”) to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents.

4)	To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2022.
5)	To transact such other business as may properly come before the meeting.

RECORD DATE

Shareholders of record on March 1, 2022, are entitled to notice of and to vote at the Annual Meeting.

PROXY VOTING/REVOCATION

Your vote is important. You are urged to vote your shares as soon as possible, whether or not you plan to attend the meeting. Please vote your shares in one of the following ways:

•	You may vote your shares by Internet by following the instructions on the Notice of Internet Availability or proxy card.
•	You may vote using your smartphone by following the instructions on the Notice of Internet Availability or proxy card.
•	If you received a printed copy of the proxy statement, you may also vote your shares by signing and returning the enclosed proxy card in the enclosed reply envelope.

If you attend the meeting virtually, you may revoke your proxy prior to the voting thereof. You may also revoke your proxy by following the instructions on page 4 of the proxy statement.

Granville Tate, Jr.

Secretary

March 14, 2022

Trustmark Corporation P. O. Box 291 Jackson, Mississippi 39205

March 14, 2022

Dear Shareholder:

On behalf of your Board of Directors, we cordially invite you to attend Trustmark’s Annual Shareholders’ Meeting on April 26, 2022, at 1:00 p.m. CT. Due to the public health impact of the COVID-19 pandemic, the meeting will be held virtually. At the meeting, you will have the opportunity to elect 11 directors who bring diverse perspectives and valuable leadership skills to Trustmark. Their guidance will enable us to successfully compete in an evolving industry and continue our steadfast commitment to the customers, associates, shareholders and communities we have the privilege of serving. Your vote is important to us. The proposals to be considered are described in this proxy statement, and instructions on how to vote your shares may be found on page 4. We encourage you to vote your shares in advance of the meeting to ensure the presence of a quorum.

While the pandemic continued to impact the ways in which we live, work, and interact with one another, it did not alter our ability to provide the financial solutions our customers have come to expect from Trustmark. We implemented additional health and safety measures to ensure the well-being of our customers and associates. We also utilized technology to facilitate virtual meetings and implemented a secure and efficient remote work alternative for our associates. Customers embraced the convenience and flexibility of our robust digital banking applications, as well as our expanded ATM/ITM network. They also appreciated the ability to meet face-to-face, utilizing our physical branch network for advice and consultation.

During 2021, we continued to build upon and expand customer relationships as reflected by solid performance in our banking, mortgage banking, wealth management and insurance businesses. Net income and diluted earnings per share remained strong following record levels attained in 2020, and we continued investments to enhance our franchise and competitive position. We also returned capital to shareholders through consistent quarterly dividends and made significant contributions to strengthen our communities. Looking forward, we remain focused on providing the financial services and advice our customers have come to expect while building long-term value for our shareholders.

We invite you to review our Form 10-K and our 2021 Year in Review, both of which are available at investorrelations.trustmark.com or in hard copy upon request. These documents will provide more detailed information about your company.

Thank you for your continued support of Trustmark and your participation in this important process.

Sincerely,

Gerard R. Host	Duane A. Dewey
Executive Chairman	President and Chief Executive Officer

Annual Management Incentive Plan	21
Discretionary Bonus	23
Equity-Based Compensation	23
Performance Awards	23
Time-based Awards	24
Retirement Benefits	25
Executive Deferral Plan	25
Non-Qualified Deferred Compensation Plan	25
Perquisites; Other Benefits	26
Severance and Change in Control Benefits	26
Deductibility of Compensation	26
Policy Against Hedging and Limitations on Pledging.	27
Stock Ownership Guidelines	27
Executive Compensation Recoupment	27
Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices	27
Summary Compensation Table for 2021	28
All Other Compensation for 2021	29
Grants of Plan-Based Awards for 2021	30
Outstanding Equity Awards at 2021 Fiscal Year-End	31
Option Exercises and Stock Vested for 2021	32
Pension Benefits for 2021	32
Non-Qualified Deferred Compensation for 2021	33
Potential Payments Upon Termination or Change in Control	34
Human Resources Committee Report	35
Human Resources Committee Interlocks and Insider Participation	35
2021 Pay Ratio Disclosure	35
Employment and Change in Control Agreements with NEOs	35
Employment Agreement with Mr. Dewey	35
Employment Agreement with Mr. Host	36
Certain Defined Terms Used in Dewey Agreement and Host Agreement	36
Change in Control Agreements with Other NEOs	37
DIRECTOR COMPENSATION	37
Director Compensation for 2021	38
PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	39
PROPOSAL 3: AMENDMENT OF THE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES THAT MAY BE ISSUED UNDER THE PLAN AND TO UPDATE THE PLAN’S PROVISIONS ADDRESSING DIVIDENDS AND DIVIDEND EQUIVALENTS	39
Plan Highlights	40
Summary of the Plan	41
Types of Awards under the Plan	42
Federal Income Tax Consequences of Awards Granted Under the Plan	43
New Plan Benefits	45
Equity Compensation Plan Information	45
Vote Required	45
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR	45
AUDIT & FINANCE COMMITTEE REPORT	46
Principal Accountant Fees	46
Pre-Approval Policy	46
RELATED PARTY TRANSACTIONS	46
BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK	49
PROPOSALS OF SHAREHOLDERS	50
COST OF PROXY SOLICITATION	50
AVAILABILITY OF PROXY MATERIALS	50
ANNEX A: Amendment No. 1 Dated February 16, 2022 to Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan	51
ANNEX B: Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (effective as of April 28, 2015)	53

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting as this is only a summary.

Information About the 2022 Annual Meeting

Time/Date:	Tuesday, April 26, 2022, at 1:00 p.m. CT

Virtual Attendance:

www.virtualshareholdermeeting.com/TRMK2022 You will be asked to enter your 16- digit control number printed in the box marked by the arrow on your proxy card or Notice of Internet Availability of Proxy Materials

Record Date:	March 1, 2022

Proposals

Proposal	Description	Board Recommendation
Proposal 1	Election of 11 directors to hold office for the ensuing year or until their successors are elected and qualified	“FOR” (for each nominee)

Proposal 2	Advisory approval of Trustmark’s executive compensation	“FOR”

Proposal 3	Amendment of the Amended and Restated Stock and Incentive Compensation Plan (the “Plan”) to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents	“FOR”

Proposal 4	Ratification of selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2022	“FOR”

Financial Highlights – 2021

•	Net income totaled $147.4 million, compared to record level of $160.0 million in the prior year; diluted earnings per share totaled $2.34, down 6.8% from the prior year

•	Produced return on average tangible equity of 10.81% (see “Alignment Between Pay and Performance” on page 17 for a description of return on average tangible equity)

•	Paid quarterly dividend of $0.23 per share, or $0.92 per share annually

•	Loans held for investment (HFI) increased $423.3 million, or 4.3%, from prior year to total $10.2 billion

•	Total deposits increased $1.0 billion, or 7.4%, from the prior year to total $15.1 billion

•	Credit quality remained strong; nonperforming assets declined 10.1% to represent 0.64% of loans HFI and held for sale (HFS); recoveries exceeded charge-offs by $3.7 million
•	Mortgage loan production exceeded $2.8 billion, following record production level of $3.0 billion in the prior year; mortgage banking revenue totaled $63.8 million in 2021

•	Insurance and Wealth Management businesses had a record year with revenue up 7.4% and 11.3%, respectively

•	Noninterest income totaled $221.9 million and represented 34.7% of total revenue

•	Repurchased $61.8 million, or approximately 1.9 million shares of common stock

•	Total risk-based capital ratio of 13.55% at year-end 2021

•	Completed voluntary early retirement program that reduced workforce by 3.6%

•	Expanded market optimization efforts with a net reduction of 10 offices during the year

•	Continued technology investments to enhance efficiency and productivity

Corporate Governance Highlights

•	Nine members of the Board of Directors of Trustmark (the Board) are independent.

•	Directors must notify Trustmark of changes in professional responsibilities and residence and comply with a directors’ attendance policy.
•	The Board has the authority to seek advice or counsel from external advisors as needed.

•	In the event the Board Chairman is not independent, the Chair of the Executive Committee, an independent director, serves as Lead Director.

•	Directors are subject to Trustmark stock ownership requirements.

•	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each.

•	A CEO succession planning process is in place to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.

•	Directors are required to retire at the age of 70.

Executive Compensation Highlights

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Human Resources Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback provisions that permit Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Oversight of compensation by Human Resources Committee, which is comprised solely of independent directors
•	Independent directors meet without management present.

•	The Board has adopted codes of conduct/ethics for directors, senior financial officers and associates.

•	The Executive Committee of the Board reviews the corporate governance structure and annually evaluates each director’s performance against specific performance criteria designed to evaluate the director’s contributions.

What we don’t do:

×	No automatic or guaranteed annual salary increases

×	No guaranteed bonuses or guaranteed long-term incentive awards

×	No tax gross-ups for executive officers

×	No “single-trigger” change in control severance payments

×	No hedging of Trustmark stock

×	No excessive perquisites

Environmental, Social and Governance/Corporate Social Responsibility (ESG/CSR)

•	Committed to robust community engagement, informed policies and procedures, and responsible philanthropy to strengthen communities

•	Contributed more than $4.4 million in 2021 to community-based programs and sponsorships with focus on supporting at-risk children and families and financial literacy initiatives

•	Provided continued financial literacy and individual counseling through partnership with Operation HOPE, Inc. in Memphis, TN; program expanded to Montgomery, AL and Jackson, MS in 2021

•	Dedicated to serving diverse and underserved communities; enhanced product offerings to meet special credit needs of low-to-moderate income individuals and communities

•	Expanded commitment to financial literacy through EVERFI, Inc.; 4,970 students participated in Trustmark’s Financial Scholars program in 2021

•	Formed collaborative relationships through the OCC’s Project REACh initiative with minority depository institutions in Mobile, AL and Houston, TX to expand access to credit and capital

GENERAL INFORMATION

Introduction

Trustmark Corporation (Trustmark) is holding its 2022 Annual Meeting of Shareholders (the Annual Meeting) on Tuesday, April 26, 2022. This proxy statement is being sent on or about March 14, 2022, in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.

Trustmark is furnishing this proxy statement over the Internet to most shareholders. These shareholders will not receive printed copies of the proxy statement and proxy card, and instead will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials, please see “Availability of Proxy Materials” on page 50 for additional information.

Meeting Date and Time

The Annual Meeting will be held in a virtual-only format on Tuesday, April 26, 2022, at 1:00 p.m. CT. In light of the ongoing effects of the COVID-19 pandemic, the Board has directed that the Annual Meeting be held virtually to allow remote participation by shareholders at the Annual Meeting. To attend the meeting virtually and to vote and submit questions during the Annual Meeting, you may visit www.virtualshareholdermeeting.com/TRMK2022 and enter the 16-digit control number printed in the box marked by the arrow on your proxy card or printed on your voting instruction form, Notice of Internet Availability of Proxy Materials, or email previously received.

Shareholders Entitled to Vote

Shareholders of record at the close of business on March 1, 2022, are entitled to notice of and to vote at the Annual Meeting. On the record date, Trustmark had outstanding 61,517,859 shares of common stock.

Required Vote

A majority of the shares outstanding and entitled to vote constitutes a quorum to transact business at the Annual Meeting. Each share is entitled to one vote on each proposal.

The required vote for each proposal is as follows:

•

Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected, and no successor is elected, such nominee must tender his or her resignation to the Board. For additional information, please see “Proposal 1: Election of Directors” on page 13.

•	The advisory vote to approve Trustmark’s executive compensation will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.
•

The proposal to amend the Plan to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

•	The ratification of the selection of Crowe LLP (Crowe) as independent auditor will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

While abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining a quorum, they are not otherwise counted and, therefore, will have no effect on the outcome of the election of directors or any other proposal.

Applicable rules determine whether proposals presented at shareholder meetings are considered routine or non-routine. If a proposal is considered routine, a bank, broker or other holder of record which holds shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the beneficial owner. If a proposal is non-routine, the bank, broker or other holder of record generally may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares. The ratification of the selection of Crowe as independent auditor is considered a routine matter, while the other proposals, i.e., the election of directors, the advisory vote to approve Trustmark’s executive compensation and the amendment of the Plan, are considered non-routine matters.

All valid proxies received by Trustmark will be voted in accordance with the instructions indicated in such proxies. As noted above, if you hold your shares through a bank, broker or other holder of record and you do not give voting instructions, your bank, broker or other record holder of the shares is not permitted to vote your shares on any proposal other than Proposal 4, which is the only routine proposal on the agenda. If no instructions are indicated in an otherwise properly executed proxy, it will be voted FOR each director nominee named in Proposal 1, FOR advisory approval of Trustmark’s executive compensation in Proposal 2, FOR approval of the amendment of the Plan to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents in Proposal 3, FOR ratification of the selection of Crowe as independent auditor in Proposal 4 and on all other matters in accordance with the recommendations of the Board.

How to Vote

Shareholders of record can vote at the Annual Meeting or by proxy without attending the Annual Meeting. To vote by proxy:

(1)	Vote by Internet (instructions are on the Notice of Internet Availability or the proxy card),
(2)	Vote using your smartphone (instructions are on the Notice of Internet Availability or the proxy card),
(3)	Vote virtually at the meeting (instructions are on the Notice of Internet Availability or the proxy card), or
(4)	If you received a printed copy of this proxy statement, complete the enclosed proxy card and sign, date and return it in the enclosed postage-paid envelope.

If you hold your shares through a bank, broker or other holder of record, your bank, broker or other holder of record will provide you with materials and instructions for voting your shares. If you hold your shares through a bank, broker or other holder of record, and you plan to vote your shares at the Annual Meeting, you should complete the voting instructions form that the bank, broker or other holder of record will provide to you or use the telephone or Internet voting arrangements described on the voting instructions form or other materials that the bank, broker or other holder of record will provide to you.

You will receive multiple Notices of Internet Availability or printed copies of the proxy materials if you hold your shares in different ways (e.g., individually, by joint tenancy, through a trust or custodial account, etc.) or in multiple accounts. Please vote the shares represented by each Notice of Internet Availability or proxy card you receive to ensure that all of your shares are voted.

Revoking Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering written notice to the Secretary at or prior to the Annual Meeting or by timely delivery to the Secretary of a subsequently dated proxy card or by submitting a later vote by Internet or smartphone (instructions are on the Notice of Internet Availability or the proxy card). In the case of multiple submissions regarding the same shares, the proxy with the latest date will be counted. The address for the Secretary is c/o Trustmark Corporation, Post Office Box 291, Jackson, MS 39205.

If you hold your shares through a bank, broker or other holder of record, your ability to revoke your proxy depends on the voting procedures of the bank, broker or other holder of record. Please follow the directions provided to you by your bank, broker or other holder of record.

Voting on Other Matters

The Board is not aware of any additional matters to be brought before the meeting. If other matters do come before the meeting, the persons named in the accompanying proxy or their substitutes will vote the shares represented by such proxies in accordance with the recommendations of the Board.

CORPORATE GOVERNANCE

Overview

Trustmark’s governance structure enables the Board to effectively and efficiently address key, specific issues such as business growth, human capital, enterprise risk management and technology, among others. This is accomplished through five standing Board committees and through the effective utilization of the directors’ combined wisdom and diverse experience and business knowledge.

The role of the Board and its committees is to foster Trustmark’s long-term success consistent with its fiduciary responsibilities to shareholders. As part of this role, Trustmark’s Board is responsible for:

• Providing strategic guidance and oversight	• Ensuring that management’s operations contribute to Trustmark’s financial soundness

• Acting as a resource on strategic issues and in matters of planning and policymaking	• Promoting social responsibility and ethical business conduct

• Providing insight and guidance on complex business issues and problems in the banking and financial services industries	• Ensuring that an effective system is in place to facilitate the selection, succession planning and compensation of the Chief Executive Officer (CEO)

• Monitoring risks facing Trustmark and providing oversight of Trustmark’s stress testing and other risk evaluation processes	• Ensuring Trustmark’s compliance with all relevant legal and regulatory requirements

Key Features of Trustmark’s Corporate Governance

Trustmark’s governance structure has a number of key features that are designed to ensure effective and efficient oversight of the company, including the following:

•	Nine members of the Board are independent.
•	Directors are required to retire at the age of 70.
•	Directors are subject to Trustmark stock ownership requirements, as described under the heading “Director Compensation.”
•	The Board has adopted, and annually reviews, formal charters for the Board and its committees to address the governance guidelines and responsibilities of each.
•

Trustmark’s bylaws and Board Charter provide that when the Board Chairman is also the CEO, or otherwise is not independent, as is the case currently, the Chair of the Executive Committee, who shall be an independent director, serves as Lead Director. See “Board Leadership” on page 6 for additional information.

•	Directors must notify Trustmark of changes in professional responsibilities and residence and are expected to comply with a directors’ attendance policy.
•	The Board has adopted codes of conduct/ethics for directors, senior financial officers and associates.
•	The Board has the authority to seek advice or counsel from external advisors as needed.
•	Trustmark has a CEO succession planning process to promote continuity of leadership and an orderly transition upon the CEO’s retirement or other termination of employment.
•	Independent directors meet without management present.
•

The Executive Committee of the Board reviews the corporate governance structure and annually evaluates each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and processes.

The Code of Conduct for Trustmark Directors, Code of Ethics for Senior Financial Officers of Trustmark, Code of Ethics and Procedure to Report Violations of Law or Accounting or Audit Irregularities (Whistleblower Procedures) are available at investorrelations.trustmark.com or may be obtained, without charge, by written request addressed to the Secretary, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205. Trustmark intends to provide required disclosure of any amendment to or waiver of its codes of conduct/ethics that applies to the chief executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at investorrelations.trustmark.com promptly following any such amendment or waiver. Trustmark may also elect to disclose any such amendment or waiver in a report on Form 8-K filed with the Securities and Exchange Commission (SEC). The information contained on or connected to Trustmark’s website is not incorporated by reference in this proxy statement and should not be considered part of this or any other document that Trustmark files with the SEC.

Meetings of the Board of Directors

The Board met eight times in 2021. Each director attended at least 75% of the total number of meetings of the Board and Board committees of which the director was a member in 2021. The Board meets jointly with the Board of Directors of Trustmark National Bank (the Bank Board), and since 2017, all members of the Board have also served as members of the Bank Board.

Director Attendance at the Annual Meeting

Directors are expected to attend the Annual Meeting, and in 2021, all of our directors were present at the annual meeting of shareholders.

Director Independence

The Board has determined that the following current directors and director nominees are “independent directors” (within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules):

Adolphus B. Baker	Tracy T. Conerly	J. Clay Hays, Jr., M.D.
William A. Brown	Toni D. Cooley	Harris V. Morrissette
Augustus L. Collins	Marcelo Eduardo	Richard H. Puckett

In conjunction with these independence determinations, the Board considered certain relationships, including through family members and business affiliates, that (i) Messrs. Brown and Puckett, General Collins, Dr. Hays, Mrs. Conerly and Ms. Cooley have as customers of Fisher Brown Bottrell Insurance, Inc. (Fisher Brown Bottrell), a subsidiary of Trustmark National Bank (the Bank), and (ii) Messrs. Baker, Brown, Eduardo and Puckett, General Collins and Dr. Hays have as customers of the wealth management and trust services division of the Bank. The Board also noted that a number of directors, including through business affiliates, have customer relationships with the Bank in the form of routine deposit, credit card and/or loan products in the ordinary course. In each case, the Board concluded that the business relationship did not interfere with the individual’s ability to exercise independent judgment as a director of Trustmark.

Board Leadership

Under Trustmark’s governance guidelines, which are contained in the Board Charter, the Board has the responsibility to determine the most appropriate leadership structure for the company, including whether it is best for the company at a given point in time for the roles of Board Chairman and CEO to be separate or combined.

On January 1, 2021, Mr. Dewey succeeded Mr. Host as CEO of Trustmark and the Bank, with Mr. Host becoming Executive Chairman of Trustmark and the Bank. In his role as CEO, Mr. Dewey manages the overall operations of Trustmark and the Bank and is responsible for the execution of Trustmark’s corporate strategy under the Board’s oversight. In his role as Executive Chairman, Mr. Host focuses on issues involving board governance, corporate strategy, corporate development, investor relations, industry engagement and civic leadership. The Board’s appointment of Mr. Host as Executive Chairman was part of its overall management succession plan and has allowed Mr. Host to provide strategic advice and guidance to Mr. Dewey based on his long tenure with Trustmark. Following the Annual Meeting, Mr. Host will serve as non-executive Board Chairman.

Trustmark’s Board Charter and Bylaws provide that if the Board Chairman and CEO positions are occupied by the same individual or if the Board Chairman is otherwise not independent, an independent director shall serve as Chair of the Executive Committee as well as the Board’s Lead Director. Mr. Host is not considered to be independent due to his prior tenure as CEO and current executive responsibilities. Mr. Puckett has served as the Chair of the Executive Committee and Lead Director since the 2020 annual meeting of shareholders. The Lead Director’s responsibilities include (i) chairing meetings and executive sessions of the independent directors, Executive Committee and meetings on matters for which the Board Chairman recuses himself and other meetings in the Board Chairman’s absence, (ii) coordinating with the Board Chairman to develop Board meeting agendas and schedules, (iii) communicating with and advising the Board Chairman, (iv) referring to the appropriate Board committee any issue brought to his attention by shareholders, directors or others, (v) serving as the primary communicator between the independent directors and the CEO and (vi) providing an alternative communication channel for all directors, including non-executive directors. The Board believes an independent Lead Director serves an important function in providing independent leadership of the Board and strengthening the Board’s oversight of Trustmark’s business. The Board Charter is posted at investorrelations.trustmark.com.

Committees of the Board of Directors

There are five standing Board committees: Audit & Finance, Enterprise Risk, Executive, Human Resources and Nominating. All of these Board committees, other than the Nominating Committee, are joint committees of the Board and the Bank Board. The Audit & Finance, Human Resources and Nominating committees are comprised solely of independent directors and otherwise satisfy the requirements applicable to such committees under Nasdaq listing standards.

Audit & Finance Committee

The Audit & Finance Committee meets regularly throughout the year, including meeting with the external and internal auditors without management present. The Committee’s responsibilities include:

•	Sole responsibility for the appointment, compensation, retention and oversight of the work of the external auditor.
•	Assuring the objectivity and independence of the internal audit department and the external auditor.
•	Reviewing and concurring in the appointment, replacement, reassignment, performance or dismissal of the director of internal audit, who reports directly to the Committee.
•

Inquiring of management, the director of internal audit, and the external auditor about significant risks or exposures and assessing steps that management has taken to minimize such risks to Trustmark.

•	Considering and reviewing with the director of internal audit and the external auditor the adequacy of Trustmark’s internal controls.
•

General oversight of the preparation and review of Trustmark’s consolidated financial statements, management’s discussion and analysis, critical accounting policies, interim financial statements, and other matters relating to financial reporting.

•	Reviewing Trustmark’s annual budget and monitoring its performance.
•	Oversight and review of the system for monitoring compliance with laws and regulations.

The role and responsibilities of the Audit & Finance Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Enterprise Risk Committee

The Enterprise Risk Committee is responsible for monitoring risks that are being taken by Trustmark. The Committee’s responsibilities include:

•	Understanding and analyzing the enterprise-wide effect of those risks.
•	Reporting on risks to the Board.
•	Monitoring capital stress testing results and comparison to risk appetite and other risk evaluation processes.
•	Receiving reports from other committees of the Board and Bank Board about risks that are under the committees’ specific purview.

Executive Committee

The Executive Committee acts on behalf of the Board if a matter requires Board action before a meeting of the Board can be held. The Committee’s responsibilities include:

•	Providing guidance to management on the strategic planning process and issues of strategic importance, including business growth and expansion, material transactions and technology.
•	Oversight of Trustmark’s capital planning process.
•	Oversight of Trustmark’s capital stress testing activities.
•	Reviewing the corporate governance structure.
•	Evaluating, annually, each director’s performance against specific performance criteria designed to evaluate the director’s contributions to the Board’s deliberations and processes.
•	Reviewing Trustmark’s cybersecurity activities and corporate technology strategy.
•	Recommending the skills and experience required of a CEO candidate, subject to final approval by the Board.
•

Oversight of Trustmark’s strategies, policies, and programs relating to environmental, social, and governance/corporate social responsibility (“ESG/CSR”) matters, including environmental sustainability and climate change, community development and reinvestment, and charitable giving and other programs with social impacts.

The role and responsibilities of the Executive Committee are described in greater detail in its Charter, which is posted at investorrelations.trustmark.com.

Human Resources Committee

The Human Resources Committee is responsible for overseeing the development of a program to compensate Trustmark’s management in accordance with Trustmark’s compensation philosophy and objectives. The Committee also ensures that appropriate policies and practices are in place to facilitate the development of management talent and orderly CEO succession. In fulfilling its role, the Committee’s responsibilities include:

•	Approving management-developed guidelines that shape Trustmark’s compensation strategy and approach.
•	Recommending the CEO’s compensation and performance evaluation procedures, for final approval by the Board.
•	Recommending CEO succession planning process, subject to final approval by the Board.
•	Recommending compensation for officers who are members of the Executive Strategy Committee and officers of Trustmark, for final approval by the Bank Board and the Board, as applicable.
•	Recommending awards under Trustmark’s equity compensation plans, for final approval by the Board, subject to limited discretion by the CEO for specified awards.
•	Recommending compensation for directors, for approval by the Board.
•	Reviewing and approving Trustmark’s compensation disclosures.
•	Overseeing the review of Trustmark’s compensation policies and practices as they relate to risk management.

All members of the Committee during 2021 and currently are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the Exchange Act), “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” within the meaning of Rule 5605(a)(2) of the Nasdaq listing rules. The Human Resources Committee Charter is posted at investorrelations.trustmark.com.

Nominating Committee

The Nominating Committee is charged with assisting the Board by identifying individuals qualified to become Board members. In fulfilling its role, the Committee’s responsibilities include:

•	Seeking, interviewing and recommending individuals for Board service.
•	Identifying qualified individuals for membership on committees of the Board.
•	Providing periodic presentations to Trustmark’s Board.

The Nominating Committee Charter is posted at investorrelations.trustmark.com.

Board Oversight of Risk Management

Trustmark believes that its governance and leadership structures allow the Board to provide effective risk oversight. In addition to the reports from the Enterprise Risk Committee, Trustmark’s directors receive and discuss regular reports prepared by Trustmark’s senior management, including the CFO, Chief Credit and Operations Officer, and Chief Risk Officer. Through these reports, Trustmark’s directors receive information on areas of material risk to the company, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, financial and reputational risks. These reports enable Trustmark’s directors to understand the risk identification, risk management and risk mitigation strategies employed by Trustmark’s management and the Enterprise Risk Committee.

The Board and the Enterprise Risk Committee will request supplemental reports from Trustmark’s management with regard to risk management and risk mitigation strategies as appropriate. This reporting and governance structure ensures that information from the Enterprise Risk Committee, the other committees of the Board and the Bank Board, and management is analyzed and reported to the Board, and enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

As part of its overall oversight of risk management, the Board provides oversight of management’s efforts to address cybersecurity risk by receiving periodic reports at meetings of the Enterprise Risk Committee, Audit & Finance Committee and Executive Committee, as well as presentations at the Board level. These reports to the Board and its Committees address the threat environment, vulnerability assessments, specific cyber incidents and management’s efforts to monitor, detect and prevent cyber threats.

Committee Membership

The following table shows, for 2021, the membership of each committee and the number of meetings held by each committee during the year:

Director	Audit & Finance	Enterprise Risk	Executive	Human Resources	Nominating
Adolphus B. Baker			X	Chair	X
William A. Brown	X	X	X (1)		X (1)
Augustus L. Collins	X	X
Tracy T. Conerly	Chair		X		X
Toni D. Cooley		X (2)	X (2)		X (2)
Duane A. Dewey			X
Marcelo Eduardo	X		X (3)		X (3)
J. Clay Hays Jr., M.D.		Chair (4)	X (4)	X	X (4)
Gerard R. Host			X
Harris V. Morrissette	X			X
Richard H. Puckett			Chair/Lead Director	X	Chair
Harry M. Walker			X (5)
William G. Yates III		X (6)
2021 Meetings	5	4	6	4	2

(1)	Mr. Brown has served on the Executive Committee and Nominating Committee since November 1, 2021.
(2)

Ms. Cooley served as Chair of the Enterprise Risk Committee and as a member of the Executive Committee and Nominating Committee until September 1, 2021. She currently serves on the Enterprise Risk Committee. Ms. Cooley will not be standing for re-election at the Annual Meeting.

(3)	Mr. Eduardo has served on the Executive Committee since April 27, 2021, and on the Nominating Committee since September 1, 2021.
(4)	Dr. Hays has served as Chair of the Enterprise Risk Committee and as a member of the Executive Committee and Nominating Committee since September 1, 2021.
(5)	Mr. Walker retired from the Board on April 27, 2021.
(6)	Mr. Yates served on the Enterprise Risk Committee until September 1, 2021.

Communications with Directors

Shareholders desiring to contact Trustmark’s Board may do so by sending written correspondence to Board of Directors, Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 or by email addressed to boardofdirectors@trustmark.com. Communications will be referred to the Chair of the Executive Committee, who will determine the appropriate committee to receive the communication and take any action deemed necessary by that committee.

Pursuant to Trustmark’s Whistleblower Procedures, any violations of law or complaints or concerns regarding accounting or auditing matters should be reported to (i) Trustmark’s independent online reporting center at www.trustmark.ethicspoint.com, (ii) Trustmark’s independent hotline at 1-866-979-3769, or (iii) Trustmark’s Ethics Committee Chair at 601-208-6867. Complaints will be investigated by Trustmark’s Chief Administrative Officer and Director of Audit and reported to the Audit & Finance Committee.

Nomination of Directors

Nominations for election to the Board may be made by or on behalf of the Board or by any shareholder of any outstanding class of capital stock of Trustmark entitled to vote in the election of directors at an annual meeting.

Nominations other than those made by or on behalf of the Board must be made in accordance with procedures set forth in Trustmark’s bylaws. These procedures require that such nominations be in writing and that they be delivered or mailed to Trustmark’s Chairman and received (a) not less than 60 days nor more than 90 days prior to the first anniversary of the mailing date of Trustmark’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, not less than 90 days before the date of the annual meeting. The bylaws also require that such notification contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee, (b) the principal occupation of each proposed nominee, (c) the total number of shares of capital stock of Trustmark that will be voted for each proposed nominee, (d) the name and residence address of the notifying shareholder, (e) the number of shares of capital stock of Trustmark owned by the notifying shareholder, (f) such other information regarding such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the proposed nominee been nominated by the Board, (g) a representation that the notifying shareholder is the owner of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee, and (h) the written consent of each proposed nominee to serve as a director of Trustmark if so elected.

Nominations not made in accordance with the above bylaw procedure may be disregarded by the Chairman of the annual meeting at his discretion, and upon his instruction, all votes cast for each such nominee may be disregarded.

Trustmark’s bylaws permit direct nominations by shareholders. Therefore, the Nominating Committee does not have a policy for considering nominations by shareholders other than through the bylaw process outlined above. However, if a shareholder wishes to recommend an individual for Board service, rather than directly nominate the individual as set forth above, the shareholder may submit the individual’s name to the Nominating Committee by email to boardofdirectors@trustmark.com, or in writing addressed to Trustmark Corporation Nominating Committee, Post Office Box 291, Jackson, MS 39205. In order to give the Nominating Committee adequate time to consider any such individual for nomination as a director at the 2023 Annual Meeting of Shareholders, such recommendations should be delivered no later than October 1, 2022. In considering an individual recommended by a shareholder but not directly nominated, the Nominating Committee will use the same guidelines as set forth in the Director Qualifications section below.

When identifying potential candidates for director nominees, the Nominating Committee may solicit suggestions from incumbent directors, management or others.

Environmental, Social and Governance/Corporate Social Responsibility (ESG/CSR)

Trustmark believes that a company’s commitment to corporate social responsibility is measured by its sustainability, environmental, and societal impact. These factors are critical to long-term business viability. Trustmark understands that a company’s performance must be measured not only by shareholder returns, but also by how it achieves ESG/CSR objectives. The company employs a Director of Corporate Social Responsibility to monitor the continuing effectiveness of its program. Robust community engagement, informed policies and procedures, and responsible philanthropy are some of the ways in which Trustmark continues to serve its communities and workforce.

CSR Engagement and Investment. In 2021, Trustmark invested more than $4.4 million in the form of contributions and sponsorships to local organizations, including more than $1.4 million given to 13 Mississippi youth and family-based charities providing services and programs for the welfare and development of children as part of Trustmark’s commitment under the Mississippi Children’s Promise Act. In response to community needs that surfaced because of the COVID-19 pandemic, Trustmark continued to support local food pantries and community partners throughout its service areas. Trustmark also enacted numerous COVID relief initiatives for its workforce during the year. The company provided ten additional sick days for impacted associates, created remote work allowance policies, maintained information on company intranet related to vaccines, and coordinated on-site administration of COVID vaccines.

Trustmark continued to focus on financial literacy and community outreach in 2021, with associates volunteering more than 5,000 hours of service to local partners through positions on non-profit boards of directors, financial literacy outreach and other forms of community engagement. The company also continued to partner with EVERFI, Inc. to provide online financial literacy courses in approximately 58 schools, educating more than 4,970 students on financial matters through Trustmark’s Financial Scholars Program. Trustmark also utilized the EVERFI Engage platform to enable its associates to conduct community-based financial literacy sessions, both in-person and virtually.

Additionally, in 2021, Trustmark engaged in a second-year partnership with Operation HOPE, Inc., a national non-profit organization, to provide financial literacy and counseling support to individuals within the Memphis, Tennessee market. This partnership, called HOPE Inside, provides banking customers and members of the public with opportunities to receive financial tools and education to strengthen their financial security. The partnership in Memphis also allowed for financial counseling and education support for the first responders employed by the City of Memphis. Trustmark’s initial commitment of $200,000 to support the two-year partnership in the Memphis market will be extended. This will provide continued support for a dedicated financial wellness coach to conduct financial literacy seminars, individualized counseling sessions and referrals to disaster relief services. In recognition of the community impact made by partnering with Operation HOPE in the Memphis market, Trustmark expanded its work with the organization in 2021. Trustmark’s HOPE Inside partnerships were also made available to employees of the City of Montgomery in the Montgomery, Alabama market and to employees of the City of Jackson in the Jackson, Mississippi market. In 2021, more than 2,865 services were provided through Trustmark’s partnership with Operation HOPE.

In further demonstration of the company’s commitment to financial literacy, in 2021 Trustmark re-purposed a former branch building in a low-to-moderate income and majority-minority census tract within the Jackson, Mississippi market to serve as the community-based location for financial literacy workshops and counseling support at no cost to the community. The Financial CORE (Center of Resources & Education) is staffed with Trustmark associates dedicated to supporting community initiatives as well as a full-time financial wellness coach in partnership with Operation HOPE.

Trustmark values partnerships that serve diverse communities, and it embraces opportunities to engage in the effectiveness of that work. In 2021, Trustmark formed a collaborative relationship through Project REACh (Roundtable for Economic Access and Change) with Commonwealth National Bank based in Mobile, Alabama, a minority depository institution (“MDI”) which has served the Mobile, Alabama banking community since 1976. Additionally, Trustmark entered into a strategic collaboration agreement with Agility Bank, based in Houston, Texas, which was announced in early 2022. Agility Bank is in the process of organization and will be the first primarily women-owned and led bank in the United States under the MDI national charter of the Office of the Comptroller of the Currency (“OCC”). The Project REACh initiative was introduced by the OCC to identify and reduce barriers to full, fair participation in the nation’s banking system and the economy to help expand access to credit and capital.

Trustmark’s commitment to building and supporting resilient communities also includes revitalizing and strengthening underserved communities. In 2021, its investments in low-to-moderate income areas included more than $287 million in home mortgage loans, $236 million in small business loans and small farm loans and more than $14.6 million in community development loans. Also in 2021, Trustmark provided low-to-moderate income borrowers more than $476 million in home mortgage loans. The company’s collaborative work with community service providers, developers, realtors, housing advocates and others resulted in more than $37 million in investments that provide affordable housing, employment and community services for those with low-to-moderate incomes. Trustmark also enhanced its mortgage product offerings during the year to meet the special credit needs of low-to-moderate income individuals and communities. Trustmark employs a dedicated team of associates to provide oversight of initiatives that advance financial growth and stability within racially and economically diverse communities. The Diverse Market Strategy Team coordinates with business units at Trustmark to develop innovative lending strategies, inclusive outreach events, targeted marketing campaigns, and special purpose products and programs to meet the unique needs of diverse communities throughout the company’s footprint.

Human Capital and Workforce Diversity. Trustmark’s commitment to serve diverse communities extends to its workforce practices. Trustmark’s Diversity Officer works within the Human Resources Department to develop and oversee diverse training, recruitment and retention practices. The company has introduced several other initiatives to support a workforce culture of diversity and social inclusion, including engaging associates at all levels of employment through a survey to solicit feedback on the current culture of the company. In response, Trustmark developed a community calendar of events to promote a culture of inclusivity and engagement among associates. Associates were provided an additional paid holiday, My Choice Day, to be used annually in observance of their personal interests; and associates also received diversity and inclusion webinar-based training. Additionally, Trustmark launched the Emerging Talent Program in 2021 designed to identify and develop high-performing associates through management mentorship.

Environmental and Sustainability. During 2021, Trustmark promoted environmental sustainability through business practices that conserve natural resources, including the sponsorship of numerous community shredding events to encourage recycling initiatives. Trustmark also provides shredding services at all buildings and branch locations, offers enhanced digital banking options and processes for customers, and utilizes internal workflow management systems to reduce paper usage. Additionally, an LED light conversion project was continued across the organization in 2021 to increase energy efficiency. Programmable thermostats and HVAC control systems were also installed in Trustmark buildings to conserve and monitor energy use, resulting in usage declines between 25-40 percent.

Collectively, these efforts reflect Trustmark’s core values of Integrity, Service, Accountability, Relationships and Solutions and its strategic commitment to corporate social responsibility.

Director Qualifications

The Board believes that in order to appropriately carry out its roles, directors must demonstrate a variety of personal traits, leadership qualities and individual competencies. In considering nominees submitted by the Board or management and any recommendations submitted by shareholders, the Nominating Committee will use these personal traits, leadership qualities and individual competencies to assess future director nominees’ suitability for Board service. The Nominating Committee also evaluates each director nominee’s qualities in the context of how that nominee would relate to the Board as a whole, in light of the Board’s current composition and Trustmark’s evolving needs.

Although Trustmark has no formal policy regarding diversity, the Nominating Committee believes that the Board should include directors with diverse skills, experience and business knowledge, and whose backgrounds, ages, geographical representation and community involvement contribute to an overall diversity of perspective that enhances the quality of the Board’s deliberations and decisions. The Nominating Committee may consider these factors as it deems appropriate in connection with the general qualifications of each director nominee.

Personal Traits

Board service is an extremely important, high-profile role and carries with it significant responsibility. For that reason, it is important that all directors possess a certain set of personal traits, including:

• Personal and Professional Integrity	• High Performance Standards
• Accountability	• Initiative/Responsiveness
• Informed Business Judgment	• Business Credibility
• Mature Confidence

Leadership Qualities

For individuals considered for Board leadership roles, the following skill sets are required:

• Communication Skills	• Facilitation Skills
• Crisis Management Skills	• Relationship Building/Networking Skills

Individual Competencies

There are certain competencies that must be represented collectively by the directors on each Board committee, but each individual director need not necessarily possess all of them. The specific competencies vary by committee, as illustrated in the chart below:

Board Committees

Individual Director Competencies	Audit & Finance	Enterprise Risk	Executive	Human Resources	Nominating
1. Financial Acumen

Accounting and finance knowledge	✓	✓	✓

Financial statement analysis	✓

Knowledge of capital markets	✓		✓

Financial planning	✓	✓

Ability to communicate financial concepts in lay terms	✓		✓
2. Organizational Effectiveness

Talent management				✓

Understanding of compensation issues				✓

Ability to discern candidate qualifications				✓	✓
3. Strategic Direction

Vision			✓		✓

Strategic perspective		✓	✓		✓

Technology knowledge			✓

Industry knowledge	✓	✓	✓		✓
4. Risk Management Experience

Experience managing risk exposures		✓

Specific Director Experience, Qualifications, Attributes and Skills

The Board believes that each person nominated for election at the Annual Meeting possesses the personal traits described above and that each director nominee who has served in a position of Board leadership also demonstrates the additional leadership qualities described above. In considering the director nominees’ individual competencies, the Board believes that the appropriate competencies are represented for the Board as a whole and for each of the Board’s committees. In addition, each nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each nominee possesses are discussed under Proposal 1 in the table entitled “The Nominees,” beginning on page 13.

Board Diversity

The chart below provides information regarding the diversity characteristics of the members our Board, based on self-identification by the directors.

Board Diversity Matrix (As of December 31, 2021)

Total Number of Directors	12

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	10	-	-

Part II: Demographic Background

African American or Black	1	1	-	-

Alaskan Native or Native American	-	-	-	-

Asian	-	-	-	-

Hispanic or Latinx	-	1	-	-

Native Hawaiian or Pacific Islander	-	-	-	-

White	1	8	-	-

Two or More Races or Ethnicities	-	-	-	-

LGBTQ+		-

Did Not Disclose Demographic Background		-

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has fixed the number of directors for the coming year at 11. Director Toni D. Cooley has informed the Board of her decision not to stand for re-election at the Annual Meeting so that she can devote more time and attention to the needs, commitments and increased travel obligations of her company.

The nominees listed herein have been proposed by the Board for election at the Annual Meeting. Shares represented by valid proxies will, unless authority to vote is withheld, be voted in favor of the proposed slate of 11 nominees. Directors must receive a majority of the votes cast in order to be elected (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is an incumbent director is not elected to the Board, and no successor is elected, such nominee must tender his or her resignation to the Board. The Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether to take other action. The director who tenders his or her resignation may not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. Each director is elected to hold office until the next annual meeting of shareholders or until a successor is elected and qualified.

The Board recommends that shareholders vote “FOR” the proposed nominees.

The Nominees

Adolphus B. Baker, 65 Director of Trustmark since 2007 (Independent Director) Trustmark Corporation Committees: • Executive • Human Resources (Chair) • Nominating	Career Highlights: • Chairman and CEO, Cal-Maine Foods, Inc. (Producer and Distributor of Shell Eggs) Other Public Company Boards: • Cal-Maine Foods, Inc.

Experience and qualifications: Mr. Baker is chairman and chief executive officer of a publicly-traded company that is the largest producer and distributor of shell eggs in the United States. His position has provided him with significant business leadership skills and experience in evaluating strategic alternatives that focus on maximizing shareholder value. Mr. Baker’s years of service as a director of the Bank, and particularly as the former chair of the Bank Board’s Asset/Liability Committee, provide him with an intrinsic understanding of Trustmark’s strategy for managing liquidity, which is a skill essential to the Board’s risk oversight function.

William A. Brown, 64 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: • Executive • Audit & Finance • Enterprise Risk • Nominating	Career Highlights: • President, Brown Bottling Group, Inc. (Beverage Distributor) • Chairman, Brown Group Holdings, Inc.

Experience and qualifications: Mr. Brown serves as president and chief executive officer of a regional beverage distributor based in Mississippi. He serves on the Boards of the Pepsi Cola Bottlers Association and Wis-Pak/WP Beverages as well as trade associations, including the Mississippi Beverage Association. His extensive experience in this industry has provided him with significant marketing and business leadership skills as well as in-depth understanding of the business climate and customer base in significant Trustmark markets. Mr. Brown is also Chair of the Bank Board’s Credit Policy Committee, providing him with an understanding of Trustmark’s credit culture and philosophy, which is a skill essential to the Board’s risk oversight function.

Augustus L. Collins, 64 Director of Trustmark since 2020 (Independent Director) Trustmark Corporation Committees: • Audit & Finance • Enterprise Risk	Career Highlights: • CEO, MINACT Inc. (Job Training, Development and Management) Other Public Company Boards: • Huntington Ingalls Industries • Mississippi Power Company

Experience and qualifications: General Collins has served as the CEO of MINACT Inc., a job training, development and management company, since 2016. He retired with the rank of Major General in the Mississippi National Guard, having served as Adjutant General of both the Mississippi Army National Guard and the Mississippi Air National Guard from 2012 to 2016. His 35 years of combined military service in the U.S. Army and the Mississippi National Guard included the command of the 155th Brigade Combat Team in Iraq, where he was responsible for security operations in the southern and western provinces. He was previously appointed by the Governor to the Mississippi Workers’ Compensation Commission where he served as the commission’s representative of labor. General Collins’ years of service and leadership provide him with valuable experience in strategic and financial planning as well as human resources.

Tracy T. Conerly, 57 Director of Trustmark since 2015 (Independent Director) Trustmark Corporation Committees: • Audit & Finance (Chair) • Executive • Nominating	Career Highlights: • Partner Emeritus, Carr, Riggs & Ingram, LLC (Accounting)

Experience and qualifications: Mrs. Conerly is a certified public accountant and a former certified valuation analyst. Her experience as a partner at a large certified public accounting firm has provided her with significant financial and accounting expertise, particularly in the areas of auditing, business valuation and tax, and qualifies her for service as one of the Board’s audit committee financial experts. Mrs. Conerly’s years of service as a director of a publicly-traded financial institution provide her with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. Mrs. Conerly also serves on the Bank Board’s Asset/Liability Committee, providing her with an understanding of Trustmark’s balance sheet strategy, which is a skill essential to the Board’s risk oversight function. She is a member of the National Association of Corporate Directors.

Duane A. Dewey, 63 Director of Trustmark since 2020 Trustmark Corporation Committees: • Executive	Career Highlights: • President and Chief Executive Officer, Trustmark Corporation • President and Chief Executive Officer, Trustmark National Bank

Experience and qualifications: Mr. Dewey became president and chief executive officer of Trustmark and the Bank on January 1, 2021. He was formerly president and chief operating officer of the Bank from January 1, 2020, to December 31, 2020. He served as chief operating officer of the Bank from January 1, 2019, to December 31, 2019, and as President of Corporate Banking from 2008 to 2018. Mr. Dewey, with 19 years of experience at Trustmark and 37 years in the financial services industry, has worked in diverse geographic markets and in numerous lines of banking businesses. His executive management responsibilities in retail and institutional banking, mortgage, wealth management and insurance services enable him to provide valuable operational, strategic and financial perspectives to the Board.

Marcelo Eduardo, 59 Director of Trustmark since 2020 (Independent Director) Trustmark Corporation Committees: • Audit & Finance • Executive • Nominating	Career Highlights: • Dean, School of Business, Mississippi College

Experience and qualifications: Mr. Eduardo has served as the Dean of the School of Business at a private college in Mississippi since 2003. He holds Ph.D. (Finance) and MBA degrees and serves as the Anderson Distinguished Professor of Finance at Mississippi College. Mr. Eduardo, an accomplished academic, has authored numerous articles on a variety of topics, including investment management, compliance, capital management and the pricing of retail banking services, which have been published in national and international journals. His expertise in banking and corporate finance, combined with his proven marketing and leadership skills, will provide valuable marketing, strategic and financial perspectives to the Board. Mr. Eduardo also serves as Chair of the Bank Board’s Asset/Liability Committee.

J. Clay Hays, Jr., M.D., 56 Director of Trustmark since 2017 (Independent Director) Trustmark Corporation Committees: • Enterprise Risk (Chair) • Executive • Human Resources • Nominating	Career Highlights: • Cardiologist, Partner, President, Jackson Heart Clinic, PA

Experience and qualifications: Dr. Hays is president of Jackson Heart Clinic, PA, one of the largest cardiology groups in Mississippi. He is a former as chairman of the Mississippi Healthcare Solutions Institute and former director and past president of the Mississippi State Medical Association. He serves as director and secretary of the Medical Assurance Company of Mississippi, a statewide medical malpractice insurer. He is also a Mississippi Delegate to the American Medical Association House of Delegates and Chair Elect of the Southeast Delegation of the AMA House of Delegates. With extensive experience in the medical industry, Dr. Hays is uniquely positioned to advise Trustmark on the healthcare industry. Dr. Hays also serves on the Bank Board’s Asset/Liability Committee.

Gerard R. Host, 67

Director of Trustmark since 2010

Chairman of Trustmark Board from

April 2020 to December 2020

Executive Chairman of Trustmark Board since January 2021

Trustmark Corporation Committees:

•   Executive

Career Highlights: • Executive Chairman, Trustmark Corporation and Trustmark National Bank • Former President and CEO, Trustmark Corporation • Former President and CEO, Trustmark National Bank

Experience and qualifications: Mr. Host became Executive Chairman of Trustmark and the Bank on January 1, 2021. Mr. Host served as president and chief executive officer of Trustmark and chief executive officer of the Bank from January 1, 2011, to December 31, 2020, and served as president of the Bank from 2011 to December 31, 2019. He also served as a director of the Federal Reserve Bank of Atlanta from 2012 until the end of his second term on December 31, 2018. Throughout his 38-year tenure with Trustmark, Mr. Host has served in a variety of executive management capacities, including chief financial officer, chief investment officer and president of various divisions. Mr. Host’s in-depth knowledge of Trustmark’s operations and of the financial services industry enables him to provide both historical and strategic perspectives in Board discussions regarding corporate strategy and governance matters. Mr. Host will serve as Non-Executive Chairman of the Trustmark Board following the Annual Meeting.

Harris V. Morrissette, 62 Director of Trustmark since 2016 (Independent Director) Trustmark Corporation Committees: • Audit & Finance • Human Resources

Career Highlights:

• President, China Doll Rice & Beans, Inc.

(Regional Packaged and Food Services Company

• Former President and CEO, Marshall Biscuit Company, Inc.

Other Directorships:

• Williamsburg Investment Trust

Experience and qualifications: Mr. Morrissette serves as the president of a regional packaged food and food services company based in Alabama. His prior years of service as a director of a publicly-traded financial institution provide him with valuable experience in financial institution governance and an understanding of markets that are a strategic focus for Trustmark. In addition, Mr. Morrissette’s background and business acumen provide him with the skills necessary to contribute invaluable insight and broad perspectives to Board discussions and qualify him for service as one of the Board’s audit committee financial experts. He also serves on the Bank Board’s Credit Policy Committee.

Richard H. Puckett, 67

Director of Trustmark since 1995

Lead Director of Trustmark since 2020

(Independent Director)

Trustmark Corporation Committees:

•   Executive (Chair)

•   Human Resources

•   Nominating (Chair)

Career Highlights: • Chairman and CEO, Puckett Machinery Company (Distributor of Heavy Earth Moving Equipment and Engine Power Systems)

Experience and qualifications: Mr. Puckett is the chairman and chief executive officer of a heavy equipment distribution and rental company with facilities located in Mississippi and eastern Louisiana that provide heavy equipment, engine power solutions and related supplies to a variety of industries. Mr. Puckett brings marketing and business leadership skills to the Board, as well as an in-depth understanding of the business climate and customer base in Trustmark’s major legacy markets. His experience and Board tenure provide valuable perspective to his service on the Bank Board’s Credit Policy Committee.

William G. Yates III, 49 Director of Trustmark since 2009	Career Highlights: • President and CEO, W.G. Yates & Sons Construction Company

Experience and qualifications: Mr. Yates is the president and chief executive officer of a commercial construction company with operating divisions located throughout the Southeast, many of which are within markets served by Trustmark. Mr. Yates’ knowledge of these markets, as well as his leadership experience in the various aspects of the construction industry, including employee relations matters, contract negotiations and risk management, provide the Board with an important resource for assessing and managing risks and planning for corporate strategy. He is also a member of the Bank Board’s Asset/Liability Committee and Credit Policy Committee. In January 2021, Mr. Yates was appointed a director of the Federal Reserve Bank of Atlanta, New Orleans Branch. In addition, he serves as a director and is former chairman of the Mississippi Economic Council.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Guiding Philosophy. The guiding philosophy of the Human Resources Committee of the Board (the Committee) is to attract and retain highly qualified executives and to motivate them to maximize shareholder value while managing risk appropriately and maintaining the safety and soundness of the organization. The Committee believes that executive compensation should be linked to Trustmark’s performance and significantly aligned with both the short-term and long-term interests of Trustmark’s shareholders. The Committee also believes that executive compensation should be designed to allow Trustmark to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Further, compensation policies and practices should be designed to help develop management talent, promote teamwork among, and high morale with, executive management, establish effective corporate governance, and set compensation at competitive levels.

Trustmark’s compensation policies reflect the Committee’s guiding philosophy, as shown below:

What we do:

✓	Substantial portion of executive pay based on performance against goals set by the Board

✓	Stock ownership requirements for executive officers

✓	Independent compensation consultant regularly advises the Committee

✓	Minimum vesting periods of not less than three years for equity awards, with three-year cliff vesting of time-based awards

✓	Clawback provisions that permit Trustmark to recover incentive-based compensation under certain circumstances

✓	Use of peer company data to help set executive compensation

✓	Annual advisory votes on executive compensation

✓	Oversight of compensation by the Human Resources Committee, which is comprised solely of independent directors

What we don’t do:

×	No automatic or guaranteed annual salary increases

×	No guaranteed bonuses or guaranteed long-term incentive awards

×	No tax gross-ups for executive officers

×	No “single-trigger” change in control severance payments

×	No hedging of Trustmark stock

×	No excessive perquisites

Key Elements of Compensation. The following table summarizes key elements of Trustmark’s executive compensation program and the primary objectives each element supports. The Committee believes these elements are standard compensation components for named executive officers (NEOs) at Trustmark’s peer companies:

Key Elements	Objectives
Base salary	• Attract and retain highly qualified executives
• Reward prior performance, industry and job specific knowledge, experience and leadership ability
Annual cash bonuses	• Reward achievement of annual corporate goals and, where applicable, line-of-business goals
Performance-based restricted stock	• Reward achievement of long-term objectives
• Create a direct link between management’s performance and shareholder value
Time-based restricted stock	• Align shareholder and management interests
• Retain key executives
• Supports achievement of stock ownership goals

Alignment Between Pay and Performance. Trustmark is committed to aligning the compensation of its executive officers with Trustmark’s financial and operational performance. The Committee believes that its current executive compensation program is helping to achieve these goals by aligning compensation with Trustmark’s performance. Key financial and core operating results for 2021 included the following:

•	Net income totaled $147.4 million, compared to record level of $160.0 million in the prior year; diluted earnings per share totaled $2.34, down 6.8% from the prior year,
•	Produced return on average tangible equity of 10.81%,
•	Paid quarterly dividend of $0.23 per share, or $0.92 per share annually,
•	Loans held for investment (HFI) increased $423.3 million, or 4.3%, from prior year to total $10.2 billion,
•	Total deposits increased $1.0 billion, or 7.4%, from the prior year to total $15.1 billion,
•	Credit quality remained strong; nonperforming assets declined 10.1% to represent 0.64% of loans HFI and held for sale (HFS); recoveries exceeded charge-offs by $3.7 million,
•	Mortgage loan production exceeded $2.8 billion, following record production level of $3.0 billion in the prior year; mortgage banking revenue totaled $63.8 million in 2021,
•	Insurance and Wealth Management businesses had a record year with revenue up 7.4% and 11.3%, respectively,
•	Noninterest income totaled $221.9 million and represented 34.7% of total revenue,
•	Repurchased $61.8 million, or approximately 1.9 million shares of common stock,
•	Total risk-based capital ratio of 13.55% at year-end 2021,
•	Completed voluntary early retirement program that reduced workforce by 3.6%,
•	Expanded market optimization efforts with a net reduction of 10 offices during the year, and
•	Continued technology investments to enhance efficiency and productivity.

Return on average tangible equity is a non-GAAP financial measure, but does not have a comparable GAAP financial measure. Return on average tangible equity is calculated using net income adjusted for intangible amortization divided by total average tangible common equity (total shareholders’ equity less goodwill and other identifiable intangible assets).

The Committee uses both annual cash bonuses and equity awards to link executive pay with Trustmark’s performance. Payouts under the annual management incentive plan are based on Trustmark’s achievement of key corporate, strategic and line of business performance goals. A minimum achievement of the threshold is required to earn the minimum annual cash bonus, and Trustmark performance that exceeds the target results in higher bonus awards. In 2021, Trustmark’s performance resulted in average payouts for the NEOs under the annual management incentive plan of 147% of target, out of a maximum potential payout of 200%. In recent years, cash bonuses under the annual management incentive plan have averaged approximately 32% of the CEO’s and 29% of the other NEOs’ total annual compensation.

Total equity awards granted in 2021 represent approximately 38% for the CEO’s, and 33% for the other NEOs’, total annual compensation. Performance-based equity awards granted in 2021, which represented approximately 13% (for the CEO) and 8% (for the other NEOs) of each NEO’s total annual compensation, will be earned based on Trustmark’s achievement of return on average tangible equity (ROATE), compared to an absolute target level, and total shareholder return (TSR), which includes dividends, compared to Trustmark’s peer group, in each case over a three-year performance period. The performance-based equity awards granted in 2019 were earned based on Trustmark’s achievement of ROATE compared to an absolute target level and TSR, which includes dividends, compared to Trustmark’s peer group, in each case over a three-year performance period. Trustmark’s performance over the three years ended December 31, 2021, resulted in vesting of the performance-based restricted stock awards granted in 2019 at a 42.2% performance-level, out of a maximum potential vesting of 200%. For the same three-year period, Trustmark achieved 93.7% of absolute target level for ROATE and ranked in the 23rd percentile for TSR among the 18 peer companies utilized in Trustmark’s 2019 performance-based restricted stock awards.

Time-based equity awards, which in 2021 represented approximately 25% of total annual compensation (for the CEO) and 25% (for the other NEOs), further encourage a focus on long-term growth and financial success by aligning the interests of management and Trustmark’s shareholders.

As a result of the structure of Trustmark’s annual management incentive plan and its performance-based equity awards, the Committee believes that compensation paid to its NEOs is effectively aligned with Trustmark’s performance. Average payouts of annual cash bonuses under the management incentive plan of 138% of the target amount for each of the NEOs for the past three years relates directly to Trustmark’s achievement with respect to corporate and line of business budget targets for those years. Vesting of the performance-based equity awards of 42.2%, 93.5% and 73% for the three years ended December 31, 2021, 2020 and 2019, respectively, reflects how the amount of this incentive compensation earned depends on Trustmark’s performance, including compared to its peer companies.

2021 Say on Pay Vote. In 2021, the advisory shareholder vote on Trustmark’s executive compensation received approval of over 97.4% of the votes cast on the proposal. In light of such strong support, during the remainder of 2021 and in 2022, the Committee has continued to apply the same compensation philosophy that was described in the 2021 proxy statement in determining amounts and types of executive compensation.

Board and Committee Process. In considering appropriate levels of compensation for executives, the Committee takes into account Trustmark’s performance and individual performance and experience, as well as peer and broader financial services industry comparisons (referred to as market data) and company affordability analysis. When deemed appropriate, the Committee will request that its independent compensation consultant, Pearl Meyer & Partners, LLC (Pearl Meyer), provide it with survey data of executive compensation for financial services companies that are comparable to Trustmark, generally based on line of business and asset size. The Committee does not request such market data from Pearl Meyer every year, and in years when such data is not requested, Trustmark will apply customary aging methods to estimate appropriate updates to salary data.

The Chair of the Committee works with the CEO and the Human Resources department to establish the agenda for Committee meetings. The CEO and Human Resources department also interface with the Committee in connection with the Committee’s executive compensation decision-making, providing comparative market data as well as making recommendations. The Committee periodically meets with the CEO and members of the Human Resources department to assess progress toward meeting objectives set by the Board for both annual and long-term compensation. The Committee also meets in executive session without management present when appropriate.

The Committee reviews all of the components of compensation in making determinations on the mix, amount and form of executive compensation. In making compensation decisions, the Committee seeks to promote teamwork among, and high morale within, executive management, including the NEOs. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation for executive management, it is mindful of internal pay equity considerations and assesses the relationship of the compensation of each executive to other members of executive management.

Role of the Compensation Consultant. The Committee relies on Pearl Meyer to provide information, analyses and advice to aid in the determination of competitive executive and non-employee director pay consistent with Trustmark’s compensation philosophy, and periodically engages Pearl Meyer to test Trustmark’s pay-for-performance alignment. The Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and has concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

With respect to Trustmark’s compensation program for executives and non-employee directors for 2021, Pearl Meyer’s services for the Committee included:

•	providing market data regarding executive compensation in the banking and financial services industry,
•	providing competitive market analysis for the Executive Strategy and Management Committees, with consideration of salary, annual cash bonuses, and equity compensation,
•	providing recommendations regarding compensation for newly appointed executive officers and certain changes in executive compensation,
•	providing market practices and trends for executive retirement and equity plans,
•	providing input on leadership succession planning,
•	providing recommendations regarding the composition of Trustmark’s peer group, and
•	reviewing drafts of this Compensation Discussion and Analysis.

Benchmarking. When determining the amount and form of compensation for executives, the Committee considers comparative executive compensation information provided by Pearl Meyer that is derived from two primary data sources: peer group data and market data from the banking and financial services industry. The Committee uses peer group data primarily to establish performance goals for long-term incentive awards to assist in the evaluation of its pay-for-performance alignment. The Committee also uses the peer group data and, as applicable, market survey data, to assist with assessing Trustmark’s compensation competitiveness. Recognizing that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves, the comparative data are used only as a guide and the Committee does not fix any NEO’s compensation (or individual compensation elements) to a particular compensation level within this comparative data. In exercising its judgment to set pay levels, the Committee looks beyond the comparative data and also considers individual job responsibilities, individual performance, experience, compensation history (both at Trustmark and at prior employers in the case of newly hired associates), company performance and company goals.

Peer Group Data. The peer group data is gathered by Pearl Meyer from the proxy statements of a peer group of financial institutions in the United States. The peer group consists of a minimum of 15 financial institutions and is updated annually by the Committee, based on a process that includes recommendations from internal sources, including the Human Resources department, and external sources such as Pearl Meyer, to reflect the companies against which Trustmark competes for executive talent or for shareholder investment. The specific characteristics of the financial institutions comprising the peer group vary from year to year, but the companies are chosen based on a combination of various factors that include asset size and business mix. Additionally, the peer group is limited to financial institutions with at least $10 billion in total consolidated assets, as the Dodd-Frank Act and its implementing regulations impose various additional regulatory and operational requirements on bank holding companies with $10 billion or more in total consolidated assets.

Trustmark’s peer group, as reviewed by the Committee in February 2021, consisted of 20 peer companies, all of which had assets within a range of approximately 68% to 213% of Trustmark’s asset size, which the Committee considers an appropriate range for comparison purposes. The specific asset sizes for the peer companies listed in the report presented to the Committee ranged from approximately $10.5 billion to $33.2 billion, and the market capitalizations ranged from approximately $1.2 billion to $4.6 billion. Although Trustmark’s market capitalization and asset size were both below the median for this peer group, the Committee felt it appropriate to limit the peer group to institutions with at least $10 billion in total consolidated assets, as these institutions are subject to the same regulatory mandates as Trustmark.

For 2021, Trustmark’s peer group consisted of the following companies:

Company Name	Ticker	Company Name	Ticker	Company Name	Ticker

Ameris Bancorp	ABCB	First Midwest Bancorp, Inc.	FMBI	Renasant Corporation	RNST

BancorpSouth Bank	BXS	Fulton Financial Corporation	FULT	Simmons First National Corporation	SFNC

Banner Corporation	BANR	Glacier Bancorp, Inc.	GBCI	UMB Financial Corporation	UMBF

Columbia Banking System, Inc.	COLB	Hancock Whitney Corporation	HWC	Umpqua Holdings Corporation	UMPQ

First Busey Corporation	BUSE	Heartland Financial USA, Inc.	HTLF	United Bankshares, Inc.	UBSI

First Financial Bancorp	FFBC	NBT Bancorp, Inc.	NBTB	United Community Banks, Inc.	UCBI

First Merchants Corporations	FRME	Old National Bancorp	ONB

Market Data. In making its 2021 compensation recommendations, the Committee considered market data comparisons prepared by Pearl Meyer in August 2020, including an analysis of the 25th, 50th (median) and 75th percentile of the compensation for base salary (aged forward using a predetermined factor), annual cash incentive, long-term equity incentives and the total of these elements as a point of reference for the positions of President and CEO; Chief Financial Officer; Executive Chairman; and Chief Risk Officer and General Counsel with additional data for a Chief Administrative Officer role. Similar market data provided by Pearl Meyer in August 2017 was aged forward when determining compensation for the Chief Credit Officer, who was promoted to Chief Credit and Operations Officer effective June 1, 2021.

Compensation Mix. While the Committee considers the overall mix of executives’ pay between base salary, annual cash bonus and long-term incentive compensation, the Committee does not target a specific allocation among the various compensation components. Generally, more than one-half of the CEO’s compensation is contingent on performance, and approximately one-half of the compensation provided to the other NEOs is contingent on performance. In allocating compensation among salary, bonus and equity-based compensation, the Committee believes that the compensation of the senior-most levels of management with the greatest ability to influence Trustmark’s performance should be significantly performance-based, while lower levels of management should receive a greater portion of their compensation in base salary. The Committee also makes allocations between short-term and long-term compensation for NEOs. Consistent with its executive compensation philosophy and goals, in 2021, the Committee provided that for the senior-most levels of management 100% of annual cash incentive payments and 50% of long-term equity-based awards would be determined based on achievement of performance targets.

The approximate percentages of salary, bonus and equity-based (using grant date fair value) compensation compared to the total of such compensation (referred to as total annual compensation) for 2021 for the CEO, Executive Chairman and other NEOs (averaged) were as follows:

The compensation elements for the CEO for 2021 were allocated as follows: 30% for base salary, 32% for cash bonus, and 38% for equity awards. The compensation elements for the Executive Chairman for 2021 were allocated as follows: 31% for base salary, 28% for cash bonus, and 41% for equity awards. On average, the compensation elements for the other NEOs for 2021, other than Mr. Greer, who retired on March 1, 2021, were allocated as follows: 39% for base salary, 31% for cash bonus, and 30% for equity awards. Equity awards consist of both performance-based awards and time-vesting awards (other than for the Executive Chairman, who received solely time-vesting equity awards in 2021). Variable pay includes cash incentives, performance-based equity awards and time-vesting equity awards, the value of which varies with changes in Trustmark’s stock price. The equity awards percentage in the above calculations were valued as of the grant date based on the fair market value of the underlying stock. Other benefits, including Trustmark’s allocations and contributions to benefit plans and perquisites, are not considered in the above calculations. For more information on these benefits, please see “All Other Compensation for 2021” table on page 29.

Base Salaries. Trustmark’s goal is to provide its executive management with fixed cash compensation in the form of base salary that will attract and retain highly qualified executives. Trustmark also uses base salary to reward top performance, industry and job specific knowledge, experience and leadership ability. The base salaries for Trustmark’s NEOs are typically established in the first quarter of the year after Trustmark’s financial information and performance results from the previous year are available, although mid-year adjustments are made occasionally to reflect changes in responsibility or other developments. For the CEO and the Executive Chairman, base salaries are established initially in such officers’ employment agreements but may be adjusted thereafter in the Committee’s discretion.

In establishing the CEO’s base salary, the Committee typically considers Pearl Meyer’s recommendations based on an analysis of peer group data and market data and also considers internal data provided by human resources personnel and the CEO’s individual performance and contributions relative to Trustmark’s corporate goals. In establishing the base salary for Mr. Host as Executive Chairman, the Committee considered Pearl Meyer’s recommendations based on an analysis of peer group data and market data as well as the unique role of Executive Chairman and the value Mr. Host brings to the achievement of Trustmark’s corporate goals in light of his prior tenure as CEO. In establishing base salaries of Trustmark’s other NEOs, the Committee typically considers the recommendations of the CEO, which are based on individual responsibility level, individual and company performance, total compensation histories for each such NEO, the market data provided by Pearl Meyer for similar positions and a general understanding of executive compensation in the financial services industry. The CEO evaluates such other NEOs’ performance using the same metrics normally used for determining annual management incentive plan awards. The Committee considers each of these factors but does not assign a specific value to any of them. The Committee’s process also involves a subjective component in evaluating each NEO’s overall span of responsibility and control, knowledge and leadership ability.

Messrs. Dewey and Host became CEO and Executive Chairman, respectively, as of January 1, 2021, and their base salaries were adjusted to reflect their new roles as of such date. Also effective as of January 1, 2021, Mr. Tate’s role was expanded with his designation as Chief Administrative Officer, General Counsel, and Chief Risk Officer, and his base salary was adjusted to reflect such additional responsibilities. Effective March 1, 2021, Mr. Owens was elected to serve as Treasurer and Principal Financial Officer of Trustmark after serving as Executive Vice President and Treasurer of the Bank since 2013. His salary change reflects his new role. Effective March 1, 2021, the Bank Board approved a 2% increase in base salary for Mr. Harvey, and effective June 1, 2021, Mr. Harvey’s base salary was increased to reflect his additional operational responsibilities due to his designation as Executive Vice President and Chief Credit and Operations Officer of the Bank. The base salaries in effect during 2020 and 2021 are shown below:

Name	2021 Base Salaries ($)	2020 Base Salaries ($)	Percent Change (%)

Duane A. Dewey (1)	$700,000	$500,000	40%

Thomas C. Owens	$360,000	$300,000	20%

Gerard R. Host (1)	$700,000	$805,980	-13.1%

Robert B. Harvey	$400,000	$364,140	9.8%

Granville Tate, Jr.	$400,000	$375,000	6.6%

Louis E. Greer (2)	$400,000	$400,000	0%

(1)	For the CEO and the Executive Chairman, base salaries are established in accordance with their respective employment agreements.
(2)	Mr. Greer retired as Treasurer, Principal Financial Officer and Principal Accounting Officer of Trustmark and Executive Vice President and CFO of the Bank effective March 1, 2021.

Cash Bonuses. The Committee typically awards cash bonuses utilizing a structured, objective approach based upon the achievement of performance objectives set forth in an annual management incentive plan. Cash bonuses constitute the largest cash component tied specifically to company performance.

Annual Management Incentive Plan. At the beginning of each year, Trustmark develops a bonus matrix for the management incentive plan. The performance goals are keyed to various corporate, strategic and, where applicable, line of business objectives, and the performance results at or slightly above the target levels are intended to be achievable, but challenging. The CEO recommends the bonus matrix to the Committee, including overall incentive target payout levels for each NEO, stated as a percentage of base salary. The CEO also recommends the performance measures and the weightings to be assigned to the performance measures for each NEO. The target payout levels for the CEO and the Executive Chairman are established in their employment agreements.

The Committee reviews the CEO’s recommendations along with, as applicable, market data to ensure that proposed target payout levels provide an appropriate opportunity to earn bonuses and are competitive with the companies in Trustmark’s peer group. The Committee then makes a recommendation to the Board for approval. In making its recommendation, the Committee may consider events outside the influence or control of the NEOs and may adjust the performance goals to exclude the effect of these events. The Committee did not include any such adjustments when recommending the performance goals for 2021.

After the target levels and performance goals and weightings have been approved by the Board, the Committee retains the discretion to adjust the target levels and performance goals and weightings during the year, on an individual or group basis, if the Committee determines additional adjustments are appropriate for this purpose. The Committee did not make any such adjustments during 2021. Following the end of a year, the Committee also has discretion to increase or decrease the amount of an award earned under the plan, change the individual weightings or adjust the threshold payout level and minimum performance goals, including when the minimum performance goals are not achieved. The Committee’s exercise of discretion is intended to ensure the management incentive plan appropriately rewards performance and neither overpays for results nor under rewards accomplishments achieved during the year.

The following are the primary features of the management incentive plan for 2021:

•	uses EPS as the sole corporate goal to enhance the alignment of performance measures with Trustmark’s key strategic priorities,
•	includes corporate strategic operational drivers, with a weighting of at least 10% for each goal, and
•	includes a range of potential payouts from 50% to 200% of target payout level to make the incentive payouts variable relative to performance.

The following table shows the threshold, target and potential maximum bonus payout levels established for each NEO under the management incentive plan, expressed as a percentage of base salary, for 2021:

Name	Below Threshold Bonus Payout Level (as percentage of salary) (1)	Threshold Bonus Payout Level (as percentage of salary)	Target Bonus Payout Level (as percentage of salary)	Potential Maximum Bonus Payout Level (as percentage of salary)

Duane A. Dewey (2)	---	37.5%	75%	150%

Thomas C. Owens	---	25.0%	50%	100%

Gerard R. Host (2)	---	30.0%	60%	120%

Robert B. Harvey	---	25.0%	50%	100%

Granville Tate, Jr.	---	30.0%	60%	120%

Louis E. Greer (3)	---	0.0%	0%	0%

(1)	If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.
(2)	Messrs. Dewey’s and Host’s overall target bonus payout level for 2021 is established in their respective employment agreements.
(3)	Mr. Greer retired as Treasurer, Principal Financial Officer and Principal Accounting Officer of Trustmark and Executive Vice President and CFO of the Bank effective March 1, 2021.

Depending on achievement against the stated goals, the payout percentage, if any, for 2021 could range from a level of 50% of the target bonus payout (for threshold performance achievement) to a level of 100% (for target performance achievement) to a level of 200% (for maximum performance achievement). If performance is below the threshold level for each of an NEO’s goals under the management incentive plan, no bonus is earned under the plan absent exercise of discretion by the Committee.

For 2021, overall incentive targets for NEOs were allocated among a corporate performance goal and corporate strategic operational drivers. The following table shows the weightings of these goals for each NEO for 2021:

Name	Corporate Performance Goal	Corporate Strategic Operational Drivers

Duane A. Dewey	50%	50%

Thomas C. Owens	50%	50%

Gerard R. Host	50%	50%

Robert B. Harvey	50%	50%

Granville Tate, Jr.	50%	50%

Louis E. Greer	0%	0%

For 2021, the threshold and maximum performance levels continue to reflect the uncertainty of achieving the goals and provide variability in pay for changes in performance while also requiring high performance to reach the maximum payout level. For the 2021 bonus matrix, the Committee recommended, and the Board approved, the following threshold and maximum performance levels for the NEOs:

Performance Goal	Threshold Performance Level (as percentage of performance goal)	Maximum Performance Level (as percentage of performance goal)

Corporate Performance Goal:

EPS	85%	115%

Corporate/Strategic Operational Drivers:

Efficiency Ratio	110%	90%

Non-performing assets/total loans + ORE, excluding PPP loans	120%	80%

The following table shows the relevant performance goals established for 2021 under the management incentive plan and the extent to which such goals were achieved:

Performance Goals	2021 Targets	2021 Results as Approved by the Committee	Percentage of Target Level Achieved

($ in millions)

Corporate Goal:

EPS	$1.89	$2.42	128.04%

Corporate Strategic/Operational Drivers:

Efficiency ratio	67.18%	71.68%	93.72%

Non-performing assets/total loans + ORE, excluding PPP loans	0.88%	0.64%	137.50%

The Committee determined bonus payments for each NEO by applying the relevant weighting to the achievement of the applicable performance goals for each NEO. The calculated bonus payments align with the strong 2021 financial performance described above. The bonus amounts for all NEOs were approved by the Committee and by the Board on February 16, 2022. On or about March 15, 2022, Trustmark will pay the following annual cash bonuses for 2021 performance under the management incentive plan:

Name	Total 2021 Annual Cash Bonus Paid ($)	Total Annual Cash Bonus Paid as Percentage of Base Salary (1) (%)	2021 Payment as Percentage of Target (2) (%)

Duane A. Dewey	$769,720	109.96%	146.61%

Thomas C. Owens	$263,880	73.30%	146.61%

Gerard R. Host	$615,790	87.97%	146.61%

Robert B. Harvey	$272,253	73.30%	146.61%

Granville Tate, Jr.	$351,880	87.97%	146.61%

Louis E. Greer (3)	---	---	---

(1)	Calculated using base salary as of March 1, 2021.
(2)

Performance achieved can range from 0% to a maximum of 200%, with target performance achievement being 100%. If performance achievement is below the threshold for an NEO, no bonus is earned under the plan absent exercise of discretion by the Committee.

(3)	Mr. Greer retired as Treasurer, Principal Financial Officer and Principal Accounting Officer of Trustmark and Executive Vice President and CFO of the Bank effective March 1, 2021.

These 2021 annual cash bonus amounts are presented as Non-Equity Incentive Plan Compensation for 2021 in the “Summary Compensation Table for 2021” on page 28.

Discretionary Bonus. The Committee recommended a discretionary payment of $25,000 to Mr. Harvey in recognition of his continued management of the Payroll Protection Program in 2021. This discretionary bonus amount is presented as Bonus for 2021 in the “Summary Compensation Table for 2021” on page 28.

Equity-Based Compensation. Equity-based awards generally constitute the largest non-cash component of each NEO’s total compensation package. Pearl Meyer provides the Committee with peer company data and published surveys to assist the Committee in setting the amount of annual equity-based awards. For 2021, Messrs. Dewey and Host received an annual equity-based award tailored to their positions as CEO and Executive Chairman. All other members of the Executive Strategy Committee received the same annual equity-based award. In establishing award levels, the Committee generally does not consider the equity ownership levels of the recipients or prior awards that are fully vested. Equity-based awards and the related performance goals for NEOs are recommended by the Committee and approved by the Board generally during the first quarter of each year. Awards are typically made as early as practicable in the year to maximize the time-period for achieving performance goals associated with the awards. Equity-based awards are granted under the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (Amended and Restated Stock Plan).

For long-term equity incentive (LTI) awards made in 2021, performance-based equity awards and time-based equity awards each represented 50% for all NEOs other than the Executive Chairman. The Committee believes that performance-based restricted stock provides an effective means of delivering incentive compensation, a reward for achievement of long-term objectives and an effective means of executive retention, with normal vesting not occurring for three years. The Committee also believes that time-based equity awards, which have a three-year cliff vesting feature, promote an important goal of executive retention and help encourage greater levels of stock ownership by executives, while also having an incentive effect as a result of their value being linked to Trustmark’s stock price. The Committee will review the mix of LTI awards from time to time and make adjustments in the mix as needed to reflect its objectives for such awards. For the Executive Chairman, LTI awards made in 2021 were solely in the form of time-based equity awards.

Performance Awards. Beginning in 2020, performance-based equity awards consist of an award of restricted stock units (known as performance units) that also includes the potential to earn an equal number of additional restricted stock units (known as achievement units). For performance awards granted in 2021, the performance period began January 1, 2021, and continues through December 31, 2023. Consistent with past years, the performance units and achievement units vest based on the achievement of company performance goals related to ROATE and TSR over a three-year period. The performance units vest to the extent the aggregate vesting percentage ranges from 0% to 100%, and the achievement units vest to the extent the aggregate vesting percentage exceeds 100% (up to a maximum of 200%). The performance units and achievement units are settled in unrestricted shares following the end of the performance period. The executive generally must remain employed by Trustmark through the end of the performance period for the performance units and achievement units to vest fully (to the extent earned). Dividend equivalents are accumulated on the performance units, but not the achievement unit portion of the award. No interest is paid on accumulated dividend equivalents.

As noted above, the performance goals of ROATE and TSR are measured over a three-year performance period. The performance target of ROATE is established on the date of grant and is based on a forecasted three-year average of ROATE. The performance target of TSR is Trustmark’s TSR ranking as it relates to a defined peer group. The aggregate of the ROATE results and TSR results create a combined attainment.

The threshold, target and maximum levels are shown below for each performance goal as results are calculated and achievement is attained:

	Threshold		Target		Maximum
Performance Goal	Results	Attainment	Results	Attainment	Results	Attainment
ROATE Performance Level (3-year average - actual to performance target)	80%	25.00%	100%	50%	120%	100%
TSR Ranking (as a percentile compared to Peers)	30th percentile	17.50%	50th percentile	50%	75th percentile	100%
Aggregate Vesting Attained		42.50%		100%		200%

Prior to 2020, Trustmark granted performance-based equity awards consisting of a dual award of restricted stock and an equal number of achievement units. These awards have attributes similar to those described above.

Time-based Awards. The time-based units granted in 2021 vest 100% at February 17, 2024, if the executive remains employed through such date (subject to certain exceptions). In addition to the annual grant that occurred in February, Mr. Dewey was awarded a special one-time grant for his designation as CEO, as was Mr. Tate for his designation as Chief Administrative Officer, with both awards vesting on January 4, 2024. Mr. Owens also received an equity award upon his appointment to Chief Financial Officer which will vest on March 1, 2024. Dividend equivalents on any time-based restricted stock units are accumulated and will vest and be paid only when and to the extent the shares to which they relate vest, subject to a six-month delay when required by Section 409A. In 2021, time-based awards also provide for additional vesting upon retirement at or after age 65 with the consent of the Human Resources Committee. Retirement of the executive prior to the first anniversary of the grant date results in vesting of one-third of granted units, and retirement after the first anniversary of the grant date results in full vesting of granted units, in each case subject to a six-month delay when required by Section 409A.

The following table reflects the grant date fair values of the performance units and achievement units and time-based units granted to the NEOs in 2021:

Name	Value of Performance Units ($)	Value of Achievement Units (1) ($)	Value of Time-Based RSUs ($)	Total ($)
Duane A. Dewey	$304,593	---	$604,535	$909,128
Thomas C. Owens	$101,531	---	$203,608	$305,139
Gerard R. Host(2)	---	---	$914,936	$914,936
Robert B. Harvey	$101,531	---	$101,663	$203,194
Granville Tate, Jr.	$101,531	---	$301,380	$402,911
Louis E. Greer(3)	$101,531	---	$101,663	$203,194

(1)

Reflects the anticipated earning of the achievement unit portion of the performance-based equity award based on achievement of performance measures at a 100% level of achievement; achievement units will only be earned if, and only to the extent, the award’s aggregate ROATE and TSR vesting percentage exceeds 100%. The anticipated earning of the achievement unit portion of the performance unit award is projected to be zero, as the award’s ROATE and TSR vesting percentage is projected to be less than or equal to 100%.

(2)	Mr. Host’s LTI award for 2021 was granted solely in the form of time-based RSUs.
(3)	Mr. Greer’s performance units were forfeited upon his retirement on March 1, 2021.

The following table reflects the values realized by the NEOs on vesting of performance-based restricted stock awards and time-based restricted stock and RSU awards that vested during 2021 from grants made in prior years. See the “Option Exercises and Stock Vested for 2021” table on page 32 for more information.

Name	Value of Performance-Based Shares Vested (1) ($)	Value of Time-Based Shares and RSUs Vested (2) ($)	Total ($)

Duane A. Dewey	$90,795	$95,568	$186,363

Thomas C. Owens	$54,495	$57,335	$111,830

Gerard R. Host	$363,149	$382,304	$745,453

Robert B. Harvey	$90,795	$95,568	$186,363

Granville Tate, Jr.	$90,795	$95,568	$186,363

Louis E. Greer(3)	$90,795	$391,464	$482,259

(1)	Reflects 93.5% vesting of performance-based shares granted in 2018, based on Trustmark’s 3-year ROATE and TSR performance against its peer companies.
(2)	Reflects vesting of time-based shares granted in 2018.
(3)	Also reflects vesting of time-based shares and RSUs granted in 2019, 2020 and 2021 as a result of Mr. Greer’s retirement on March 1, 2021.

Retirement Benefits. Trustmark maintains certain plans providing retirement benefits in which the NEOs and certain other associates participate, as described below.

Executive Deferral Plan. Because of the limits for tax qualified retirement plans, Trustmark maintains a defined benefit supplemental retirement plan (Executive Deferral Plan) that provides additional retirement benefits to selected executives. While the Committee believes that the plan provided a competitive element and was a traditional component among peer financial institutions as a tool for retaining executive management, the Committee has not recommended adding new participants to the plan since 2008. As a result, Mr. Tate and Mr. Owens, who joined the company after that time, are not participants.

NEOs selected for plan participation by the Committee receive retirement benefits generally equal to 50% of their covered salaries. The retirement benefit is payable for life, but not less than ten years, and commences at normal retirement age, which is 65, whether or not the participant is still employed, unless the early retirement or death provisions described below apply. Benefits payable pursuant to the plan are not subject to reduction for social security benefits.

The plan provides retirement and pre-retirement death benefits based upon a retirement benefit amount for each participant established by the Committee. The retirement benefit amount is based on the participant’s specified covered salary.

The following table shows, as to each NEO other than Mr. Greer, who retired on March 1, 2021, annual retirement benefits anticipated to be paid at normal retirement:

Name	Annual Benefit ($)

Duane A. Dewey	$100,000

Thomas C. Owens	---

Gerard R. Host	$300,000

Robert B. Harvey	$100,000

Granville Tate, Jr.	---

The plan permits early retirement at or after age 55 with five years of plan participation. Benefits at early retirement are actuarially reduced. The plan also provides a deferred vested benefit payable at normal retirement age to a participant terminating for reasons other than retirement with at least one year of plan participation or retiring early with a pre-existing election to be paid commencing at his or her normal retirement date. Normally, the deferred benefit is accrued and vests at the rate of 1/10th of the anticipated normal retirement benefit for each year of plan participation for a maximum of ten years. However, certain incremental increases vest over the time period ending in the year the participant reaches age 64. If a participant does not complete at least one year of plan participation, plan benefits are forfeited (except where the cessation of employment is due to death, retirement, total disability or just cause as defined in the plan). Should a participant die prior to retirement and prior to when the participant’s retirement benefit commences to be paid, the participant’s beneficiary will receive a death benefit equal to a percentage (100% for the first year and 75% for the remaining years) of a specified covered salary amount (which amount is twice the anticipated normal retirement benefit) for ten years or until the participant would have reached normal retirement age, whichever is later. Life insurance contracts have been purchased to fund payments under the plan.

In 2019, Mr. Host became eligible for payments under the Executive Deferral Plan. However, the plan provides that payments shall be delayed if such payments would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, payments to Mr. Host for 2019, 2020 and 2021 were delayed.

See the “Pension Benefits for 2021” table on page 32 for more information regarding this plan.

Non-Qualified Deferred Compensation Plan. Trustmark also provides a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that provides additional cash compensation deferral opportunities for executives who are impacted by the compensation and contribution limits that restrict participation in Trustmark’s 401(k) plan. The Committee believes the plan is competitive with those offered by Trustmark’s peer financial institutions and is an important tool in attracting and retaining executive management. The plan allows executives, including NEOs, to defer on a pre-tax basis up to 90% of annual base salary and/or cash bonus. No contribution is made to this plan by Trustmark. Each executive’s deferred income is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the executive. Distributions can be received under this plan upon retirement, death, long-term disability, termination of employment or during employment at specified dates.

In 2021, Mr. Dewey had a scheduled distribution from the NQDC Plan. In 2020, Mr. Host had a scheduled distribution from the NQDC Plan. However, the plan provides that any distribution shall be delayed if such distribution would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, the scheduled distributions to Mr. Dewey for 2021 and Mr. Host for 2020 were delayed.

See the “Non-Qualified Deferred Compensation for 2021” table on page 33 for more information regarding this plan and see the “Summary Compensation Table for 2021” on page 28 and the “All Other Compensation for 2021” table on page 29 for more information regarding Trustmark’s contribution to Trustmark’s 401(k) Plan.

Perquisites; Other Benefits. Perquisites provided to each NEO are reviewed annually within the context of Trustmark’s executive compensation program, market practices and the nature of each NEO’s responsibilities. Generally, Trustmark limits the types of perquisites offered to NEOs as shown in the “All Other Compensation for 2021” table on page 29.

The Committee believes the currently-offered perquisites are minimal in overall cost and competitively necessary to attract and retain talented executives. Consistent with most other financial institutions in its peer group, Trustmark encourages executive management to belong to a golf or social club so that there is an appropriate entertainment forum for customers and appropriate interaction with the executives’ communities. Trustmark pays the initiation fee and annual dues for a club membership for some of the NEOs. In addition, Trustmark provides Messrs. Dewey and Host with use of a company-owned automobile. In addition, the Board authorizes an annual allowance of up to 15 hours and 10 hours of personal use of Trustmark’s airplane for the Executive Chairman and CEO, respectively, which provides an efficient way to maximize each executive’s available time for company business.

Severance and Change in Control Benefits. Upon any termination of employment, NEOs would be entitled to receive their vested benefits under the 401(k) plan, NQDC Plan and supplemental retirement plan (Executive Deferral Plan), although these benefits generally would not be increased or accelerated (except for the acceleration of additional years of service provided under the Executive Deferral Plan under certain circumstances).

Trustmark believes that additional severance benefits are appropriate for executive management because it may be difficult for senior executives to find comparable employment within a short period of time. As discussed above, Trustmark’s restricted stock and restricted stock unit awards provide for accelerated vesting upon a change in control and upon certain termination events, and an incremental benefit is provided under the Executive Deferral Plan upon certain termination events following a change in control.

In light of the CEO’s, the Executive Chairman’s and other NEOs’ role and importance to the success of Trustmark, the Committee believes that it is appropriate to provide for severance and change in control benefits in written agreements. The Committee further believes that providing change in control benefits to the CEO and other NEOs should eliminate any reluctance to pursue potential change in control transactions that may be in the best interests of shareholders. Trustmark also believes that the severance and change in control benefits it provides are customary among its peers.

With the exception of the accelerated vesting of restricted stock and restricted stock unit awards, Trustmark’s change in control benefits provided to the CEO, Executive Chairman and other NEOs are generally “double trigger,” which means that the benefits are payable only if the executive’s employment is terminated other than for cause, death or disability or if the executive resigns for good reason, in each case within a specified period following a change in control. Trustmark believes that these benefits are consistent with the general practice among its peers. In addition, Trustmark believes the use of a double trigger in most cases reasonably balances the needs of the executive and Trustmark by protecting the legitimate interests of executives in employment security without unduly burdening Trustmark or shareholder value.

Trustmark does not provide any tax gross-ups related to severance or other compensation or benefits that executives may receive in connection with a change in control. Change in control benefits are provided on a “best net” approach, under which an executive’s change in control benefits are reduced to avoid the golden parachute excise tax only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction.

For additional information on Trustmark’s employment and change in control agreements with its NEOs, please see “Employment and Change in Control Agreements with NEOs” beginning on page 35.

Deductibility of Compensation. In making compensation decisions, the Committee considers Section 162(m) of the Internal Revenue Code, which limits the tax deductibility of certain compensation in excess of $1 million paid to Trustmark’s NEOs.

Although tax deductibility continues to be a consideration when determining executive compensation levels, the Committee believes that factors other than tax deductibility should take precedence in certain situations. Given the competitive market for outstanding executives, for example, the Committee believes that it is important to retain the flexibility to determine compensation elements consistent with Trustmark’s compensation philosophy, even if some executive compensation is not fully deductible under Section 162(m). Accordingly, the Committee does approve elements of compensation for certain executives that are not fully deductible by Trustmark and reserves the right to do so in the future when appropriate. In 2021, a portion of Messrs. Dewey’s and Host’s compensation was not deductible by Trustmark under Section 162(m).

Policy Against Hedging and Limitations on Pledging. To ensure that Trustmark directors, officers and employees bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits Trustmark directors, officers and employees from engaging in any form of hedging transactions relating to Trustmark stock. With limited exceptions, directors and executive officers are also prohibited from pledging or creating a security interest in any Trustmark stock they hold, and no director or executive officer currently holds any Trustmark stock that is pledged or otherwise subject to a security interest.

Stock Ownership Guidelines. To help mitigate risks associated with Trustmark’s compensation programs and encourage management to focus on long-term growth and financial success, Trustmark has guidelines that require the CEO, Executive Chairman and other members of executive management of the Bank to own, at minimum, the number of shares of Trustmark stock equal in value to a multiple of their base salary.

The guidelines as of January 1, 2022, are as follows:

Multiple of Base Salary

CEO	5x

Executive Chairman	5x

Executive Strategy Committee	2x

Other Executive Management	1.5x

The guidelines calculate the number of shares to be owned by reference to an executive’s base salary as of March 1 of each year and the 10-day trading average share price through March 31 each year. Shares of unvested time-based restricted stock are counted as shares owned for purposes of the guidelines. Pledged shares are not considered to be owned for purposes of the stock ownership guidelines. The Human Resources Committee reviews stock ownership levels of executive management annually. Until an executive has reached the applicable ownership level, the executive is required to hold 100% of the shares received from any Trustmark stock awards. Based on the most recent review of ownership level attainment in 2021, Messrs. Host, Owens, Harvey, Tate, and Greer owned the minimum number of shares required to satisfy the guidelines. Mr. Dewey is expected to satisfy the stock ownership guidelines, over time, which increased as a result of his new position as CEO.

Executive Compensation Recoupment. Since 2011, the Committee has included clawback provisions in performance awards and the management incentive plan with respect to annual cash bonuses that may be earned under the plan. Under these provisions, any performance awards or restricted stock unit award that vests or cash bonus paid is subject to recovery by Trustmark as required by applicable federal law and/or such basis as the Board determines. The Committee anticipates adopting a comprehensive executive clawback policy if the SEC publishes final rules implementing the clawback requirements under the Dodd-Frank Act.

Analysis of Risk Associated with Trustmark’s Compensation Policies and Practices. In late 2021 and early 2022, the Committee, together with Trustmark’s risk officers, conducted an in-depth risk assessment of Trustmark’s compensation policies and practices. Management prepared detailed materials regarding the operation of Trustmark’s various compensation arrangements with its associates and submitted the materials to Trustmark’s risk officers, who reviewed the materials with the members of management most closely involved with the respective compensation arrangements. Trustmark’s risk officers identified the key enterprise risks to which Trustmark is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks. Trustmark’s Chief Administrative Officer presented the risk officers’ conclusions and supporting materials to the Committee, which reviewed and discussed the analysis at its meeting on February 15, 2022.

The Committee has concluded that Trustmark’s compensation policies and practices have sufficient mitigating features and controls to maintain an appropriate balance between prudent business risk and resulting compensation and encourage appropriate risk behavior consistent with Trustmark’s risk appetite, business strategy and profit goals. Some of the mitigating features and controls used are the overall compensation mix, weighting of performance metrics, timing of awards in relation to performance measurement period, use of full value equity-based awards with multi-year vesting periods, and establishment of targets with payouts at multiple levels of performance, chargeback provisions on returned or unearned commissions, capped upside opportunities, and oversight by executive management and the Board. In addition, Trustmark’s incentive compensation arrangements are subject to a system of internal controls to ensure that incentive compensation is properly tracked, approved and paid. Trustmark’s internal controls include comparisons throughout the year of performance results against performance requirements, approval by appropriate levels of management, the Committee, the Board and/or the Bank Board of incentive compensation payouts, with separate review and approval by division controllers of lines of business that have significant incentive compensation payouts, and coordination among human resources, accounting, and payroll personnel to ensure that incentive compensation payouts that have been approved are appropriately reconciled to those approvals before and after payment is made. As a result, the Committee concluded that Trustmark’s compensation policies and practices are not reasonably likely to have a material adverse effect on Trustmark, do not encourage imprudent risk-taking behavior and are consistent with maintaining the organization’s safety and soundness.

Summary Compensation Table for 2021

The following table summarizes the compensation components for each person who served as CEO and CFO during 2021, as well as the next three most highly compensated executive officers during 2021, and indicates their positions as of December 31, 2021. Although considered “officers” of Trustmark Corporation under the Exchange Act, the NEOs’ compensation, except for equity awards under Trustmark’s stock and incentive compensation plans, is paid by the Bank. The amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column were not paid to the NEOs in any year shown. These amounts represent the annual change in the present value of potential future benefits the NEOs might receive upon retirement, assuming the benefits have vested.

Name and Principal Position		Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)

Duane A. Dewey (7)	2021	$700,000	---	$909,128	---	$769,720	---	$93,578	$2,472,426

President and Chief Executive Officer,	2020	$500,001	---	$346,254	---	$550,950	$ 210,606	$41,988	$1,649,799

Trustmark Corporation and Trustmark National Bank	2019	$450,000	---	$306,839	---	$265,905	$ 251,586	$34,196	$1,308,526

Thomas C. Owens (8) Treasurer and Principal Financial Officer, Trustmark Corporation, Chief Financial Officer, Trustmark National Bank	2021	$350,000	---	$305,139	---	$263,880	---	$34,933	$953,952

Gerard R. Host (9)	2021	$700,000	---	$914,936	---	$615,790	---	$128,987	$2,359,713

Executive Chairman, Trustmark Corporation	2020	$803,346	---	$791,431	---	$1,229,684	$ 638,447	$153,434	$3,616,342
and Trustmark National Bank	2019	$787,594	$13,889	$818,183	---	$700,254	$ 660,550	$114,795	$3,095,265

Robert B. Harvey	2021	$386,879	$25,000	$203,194	---	$272,253	---	$26,170	$913,496

Executive Vice President and Chief Credit Officer,	2020	$362,950	$50,000	$197,882	---	$308,645	$ 236,474	$25,709	$1,181,660
Trustmark National Bank

Granville Tate, Jr. (10) Secretary, Trustmark Corporation Executive Vice President, Chief Administrative Officer, and Secretary, Trustmark National Bank	2021	$400,000	---	$402,911	---	$351,880	---	$42,110	$1,196,901

Louis E. Greer (11)	2021	$98,973	---	$203,194	---	---	---	$29,547	$331,714

Former Treasurer,	2020	$398,279	---	$197,882	---	$339,040	$ 77,129	$35,073	$1,047,403
Principal Financial	2019	$388,403	---	$204,571	---	$191,876	$ 275,726	$34,232	$1,094,808
Officer and Principal
Accounting Officer,
Trustmark Corporation;

Former Executive Vice
President and Chief
Financial Officer,
Trustmark National Bank

(1)

The 2021 amount shown for Mr. Harvey is a $25,000 discretionary bonus for his continued management of the Payroll Protection Program. The 2020 amount shown for Mr. Harvey is a $25,000 discretionary bonus for his implementation of CECL, and a $25,000 discretionary bonus for his management of the Payroll Protection Program. Both were recommended by the CEO and approved by the Board. The 2019 amount shown for Mr. Host represents a recognition for his service and time spent serving as a President of the Board for the Mississippi Bankers Association in 2018.

(2)

The amounts in this column reflect restricted stock and restricted stock unit awards granted to the NEOs during 2021, 2020, and 2019 and are disclosed as the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718, based, in the case of performance awards, on the then-anticipated outcome and excluding the impact of estimated forfeitures. These awards include performance awards that will vest only if the related performance measures are achieved. For the performance awards granted in 2021, 2020, and 2019, the amounts reported in this column reflect the grant date fair value based on the achievement of less than the maximum performance level. The grant date fair values, based on achievement of the maximum performance level, would be as follows for the awards granted:

	2021	2020	2019
Dewey	$458,873	$257,291	$252,390
Owens	$152,958	---	---
Host	---	$588,113	$672,950
Harvey	$152,958	$147,064	---
Tate	$152,958	---	---
Greer	$152,958	$147,064	$168,279

Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2021, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 17, 2022. Mr. Host did not receive a performance award in 2021.

(3)	No stock option awards were made during 2021, 2020, or 2019. Trustmark does not have any stock options outstanding currently.

(4)	This column shows the value of annual cash bonuses earned under Trustmark’s management incentive plan.
(5)

The amounts shown in the table above reflect the changes in actuarial present value of the NEO’s accumulated benefits under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions consistent with those used in Trustmark’s audited financial statements and exclude amounts which the NEO may not have been entitled to receive because such amounts were not yet vested. In 2021, decreases in pension value of the Executive Deferral Plan benefits were largely the result of an increase in the 2021 discount rate. Negative changes in pension values were as follows: Dewey -- $(48,182); Host -- $(57,146); Harvey -- $(8,627); Greer -- $(124,047). In 2020 and 2019, increases in pension value of the Executive Deferral Plan benefits were largely the result of a decrease in the 2020 and 2019 discount rates. Messrs. Owens and Tate are not participants in the Executive Deferral Plan. There is no above-market interest or earnings to report with respect to deferred compensation.

(6)	See the following table for details of all other compensation for 2021.
(7)	Mr. Dewey became President and CEO of Trustmark and CEO of the Bank effective January 1, 2021.
(8)	Mr. Owens became Treasurer and Principal Financial Officer of Trustmark and CFO of the Bank effective March 1, 2021.
(9)	Mr. Host became Executive Chairman of Trustmark and the Bank effective January 1, 2021.
(10)

Mr. Tate served as Chief Administrative Officer, General Counsel, Chief Risk Officer and Secretary of the Bank until November 22, 2021, when he became Chief Administrative Officer, General Counsel and Secretary of the Bank. Effective December 1, 2021, Mr. Tate became the Chief Administrative Officer and Secretary of the Bank and continued as Secretary of Trustmark.

(11)	Mr. Greer retired as Treasurer, Principal Financial Officer and Principal Accounting Officer of Trustmark and Executive Vice President and CFO of the Bank effective March 1, 2021.

All Other Compensation for 2021

The detail of all other compensation for 2021 is included in the following table:

Name	Use of Company Airplane (1) ($)	Automobile Allowance/Use of Company- Provided Automobile (2) ($)	Dividends on Unvested Time- Based Restricted Stock (3) ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Duane A. Dewey	$22,627	$17,215	$28,726	$7,610	$17,400	$93,578

Thomas C. Owens	---	---	$9,503	$8,030	$17,400	$34,933

Gerard R. Host	$42,720	$9,084	$50,638	$9,145	$17,400	$128,987

Robert B. Harvey	---	---	$8,770	---	$17,400	$26,170

Granville Tate, Jr.	---	---	$15,565	$9,145	$17,400	$42,110

Louis E. Greer	---	---	$5,171	$6,976	$17,400	$29,547

(1)

The aggregate incremental cost of Messrs. Dewey’s and Host’s personal use of the company airplane is calculated based on the annual cost of operating the company airplane. Operating costs include depreciation, fuel, maintenance, insurance, flight crew expenses (including pilot salaries), landing fees and hangar expenses, and other miscellaneous expenses. Total annual operating costs are divided by the total number of hours the company airplane was used during the year to determine the average operating cost per hour. The average operating cost per hour is then multiplied by the hours Messrs. Dewey and Host, respectively, used the company airplane for personal use to determine Trustmark’s aggregate incremental cost.

(2)

The aggregate incremental cost of Messrs. Dewey’s and Host’s personal use of a company-owned automobile is calculated based on the annual cost to Trustmark to own and operate each automobile (taking into account depreciation, insurance, taxes, repairs, maintenance and fuel) multiplied by the percentage that Messrs. Dewey and Host, respectively, used the automobile for personal rather than business travel.

(3)

The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the NEOs on each dividend payment date during 2021. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest, subject to a six-month delay when required by Section 409A.

Grants of Plan-Based Awards for 2021

The following table presents information regarding incentive-based cash bonuses and equity awards granted to the NEOs during or for the year ended December 31, 2021, under Trustmark’s annual management incentive plan (cash), and Amended and Restated Stock Plan (restricted stock/restricted stock units) and, in the case of incentive-based awards, reflects the amounts that could be earned or received under such awards:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(3) (#)	Options (#)	Awards ($/Sh)	(4) ($)
Duane A. Dewey		$262,500	$525,000	$1,050,000	---	---	---	---	---	---	---
	1/4/2021	---	---	---	---	---	---	11,079	---	---	$299,576
	2/17/2021	---	---	---	1,776	10,146	20,292	---	---	---	$304,593
	2/17/2021	---	---	---	---	---	---	10,145	---	---	$304,959

Thomas C. Owens		$90,000	$180,000	$360,000	---	---	---	---	---	---	---
	2/17/2021	---	---	---	592	3,382	6,764	---	---	---	$101,531
	2/17/2021	---	---	---	---	---	---	3,382	---	---	$101,663
	3/1/2021	---	---	---	---	---	---	3,256	---	---	$101,945

Gerard R. Host		$210,000	$420,000	$840,000	---	---	---	---	---	---	---
	2/17/2021	---	---	---	---	---	---	30,437	---	---	$914,936

Robert B. Harvey		$92,856	$185,712	$371,424	---	---	---	---	---	---	---
	2/17/2021	---	---	---	592	3,382	6,764	---	---	---	$101,531
	2/17/2021	---	---	---	---	---	---	3,382	---	---	$101,663

Granville Tate, Jr.		$120,000	$240,000	$480,000	---	---	---	---	---	---	---
	1/4/2021	---	---	---	---	---	---	7,386	---	---	$199,717
	2/17/2021	---	---	---	592	3,382	6,764	---	---	---	$101,531
	2/17/2021	---	---	---	---	---	---	3,382	---	---	$101,663

Louis E. Greer (5)		---	---	---	---	---	---	---	---	---	---
	2/17/2021	---	---	---	592	3,382	6,764	---	---	---	$101,531
	2/17/2021	---	---	---	---	---	---	3,382	---	---	$101,663

(1)

The amounts shown in these columns reflect possible payouts under the annual management incentive plan for 2021. The minimum possible payment level (threshold) was 50% of the target amount shown, and the maximum possible payment was 200% of the target. All of these amounts are percentages of the executive’s base salary as of March 1, 2021. The amount of the award actually earned by the NEOs was recommended by the Committee on February 15, 2022 and approved by the Board on February 16, 2022. Amounts actually earned for 2021 are reported as Non-Equity Incentive Plan Compensation in the “Summary Compensation Table for 2021” on page 28.

(2)

Reflects the performance-based restricted stock and restricted stock unit awards granted on February 17, 2021. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 23. Mr. Greer’s performance-based restricted stock units were forfeited upon his retirement as of March 1, 2021.

(3)

Reflects the number of shares of time-based restricted stock granted on January 4, 2021, February 17, 2021 and March 1, 2021. For a description of the vesting conditions and other features of the time-based restricted stock, please see “Equity-Based Compensation” beginning on page 23.

(4)

The amounts in this column reflect the grant date fair value of the performance-based restricted stock and restricted stock unit awards computed in accordance with ASC Topic 718, in each case based on the then-anticipated outcome and the grant date fair value of the time-based restricted stock computed in accordance with ASC Topic 718.

(5)	Mr. Greer retired as of March 1, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding unvested equity awards held by NEOs at December 31, 2021. All awards in the table below were granted under the Amended and Restated Stock Plan. None of the NEOs held any unexercised options at December 31, 2021.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Duane A. Dewey	2/14/2019 (3)	4,587	$148,894	---	---
	2/14/2019 (4)	---	---	1,936	$62,843
	2/19/2020 (3)	5,413	175,706	---	---
	2/19/2020 (5)	---	---	5,413	175,706
	1/4/2021 (3)	11,079	359,624	---	---
	2/17/2021 (3)	10,145	329,307	---	---
	2/17/2021 (6)	---	---	10,146	329,339
		31,224	$1,013,531	17,495	$567,888
Thomas C. Owens	2/14/2019 (3)	1,835	$59,564	---	---
	2/14/2019 (4)	---	---	774	$25,124
	2/19/2020 (3)	1,856	60,246	---	---
	2/19/2020 (5)	---	---	1,856	60,246
	2/17/2021 (3)	3,382	109,780	---	---
	2/17/2021 (6)	---	---	3,382	109,780
	3/1/2021 (3)	3,256	105,690	---	---
		10,329	$335,280	6,012	$195,150
Gerard R. Host	2/14/2019 (3)	12,232	$397,051	---	---
	2/14/2019 (4)	---	---	5,162	$167,559
	2/19/2020 (3)	12,372	401,595	---	---
	2/19/2020 (5)	---	---	12,373	401,628
	2/17/2021 (3)	30,437	987,985	---	---
		55,041	$1,786,631	17,535	$569,187
Robert B. Harvey	2/14/2019 (3)	3,058	$99,263	---	---
	2/14/2019 (4)	---	---	1,291	$41,906
	2/19/2020 (3)	3,093	100,399	---	---
	2/19/2020 (5)	---	---	3,094	100,431
	2/17/2021 (3)	3,382	109,780	---	---
	2/17/2021 (6)	---	---	3,382	109,780
		9,533	$309,442	7,767	$252,117
Granville Tate, Jr.	2/14/2019 (3)	3,058	$99,263	---	---
	2/14/2019 (4)	---	---	1,291	$41,906
	2/19/2020 (3)	3,093	100,399	---	---
	2/19/2020 (5)	---	---	3,094	100,431
	1/4/2021 (3)	7,386	239,750	---	---
	2/17/2021 (3)	3,382	109,780	---	---
	2/17/2021 (6)	---	---	3,382	109,780
		16,919	$549,192	7,767	$252,117
Louis E. Greer	2/14/2019 (4)	---	---	933	$30,285
	2/19/2020 (5)	---	---	1,204	39,082
		---	---	2,137	$69,367

(1)

Dividends on the restricted shares are accumulated, vest and are paid only when and to the extent the underlying restricted shares vest, subject to a six-month delay when required by Section 409A. No interest is paid on accumulated dividends. No dividend equivalents are accumulated on the achievement units. Accelerated vesting of these shares and units may occur based on the executive’s death, disability, retirement at or after age 65 with consent of the Committee and where cause for termination is not present, termination by Trustmark without cause, termination by the executive for good reason if provided in the executive’s employment agreement or a change in control.

(2)

The market value of shares or units that have not vested is the number of reported shares or units, as applicable, multiplied by the closing market price of Trustmark’s common stock on December 31, 2021, which was $32.46 per share.

(3)

Reflects time-based restricted stock and restricted units granted, which vests 100% on the third anniversary of the grant date, if the executive remains employed through such date. See footnote (1) above for information regarding dividend accumulation and the events that may trigger accelerated vesting with respect to these shares.

(4)

For awards granted on February 14, 2019, reflects the number of performance-based restricted shares that vested under the award on February 15, 2022. The vesting percentages of the performance-based restricted stock and potential achievement units are based on performance goals of a three-year average of Trustmark’s ROATE compared to a target level and TSR which is compared to a defined peer group. Because the achievement of the performance-based vesting level with respect to the ROATCE and TSR targets was less than 100% in the aggregate (42.2% out of a maximum of 200%), no additional shares were issued. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares.

(5)

For awards granted on February 19, 2020, reflects the target (100%) number of performance units granted. The awards vest over a January 1, 2020, through December 31, 2022, performance period. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 23. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

(6)

For awards granted on February 17, 2021, reflects the target (100%) number of performance units granted. The awards vest over a January 1, 2021, through December 31, 2023, performance period. For a description of the vesting conditions and other features of the performance-based restricted stock and restricted stock unit awards, please see “Equity-Based Compensation” beginning on page 23. Also see footnote (1) above for information regarding dividend accumulation on the restricted shares and the events that may trigger partial time-weighted performance vesting.

Option Exercises and Stock Vested for 2021

The following table presents information regarding restricted stock that vested during 2021 for each of the NEOs. None of the NEOs held or exercised options during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)

Duane A. Dewey	6,206	$186,363

Thomas C. Owens	3,724	$111,830

Gerard R. Host	24,824	$745,453

Robert B. Harvey	6,206	$186,363

Granville Tate, Jr.	6,206	$186,363

Louis E. Greer	15,739	$482,259

(1)	Represents the total number of restricted shares that vested during 2021, without taking into account any shares that were surrendered or withheld for applicable tax obligations.
(2)	Value realized is the gross number of shares multiplied by the market price of Trustmark’s common stock on the date of vesting.

Pension Benefits for 2021

The Executive Deferral Plan is discussed in more detail under “Executive Deferral Plan” on page 25.

The following table shows the present value at December 31, 2021, of accumulated benefits payable to each NEO, including the number of years of service credited, under the Executive Deferral Plan, determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2021, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 17, 2022.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year ($)

Duane A. Dewey	Executive Deferral Plan	18	$ 1,536,648	---

Thomas C. Owens	Executive Deferral Plan	---	---	---

Gerard R. Host (4)	Executive Deferral Plan	29	$ 5,240,591	---

Robert B. Harvey	Executive Deferral Plan	16	$ 1,413,991	---

Granville Tate, Jr.	Executive Deferral Plan	---	---	---

Louis E. Greer	Executive Deferral Plan	22	$ 1,506,179	100,000

(1)	This column reflects years of participation in the Executive Deferral Plan. Benefits accrue during a specified vesting period, which may be less that the years of credited service shown above.
(2)

Excludes amounts under the Executive Deferral Plan which Mr. Harvey would not currently be entitled to receive because such amounts are not vested. In connection with a previous increase in his annual retirement benefits, he becomes vested in the increased amount over time through the year he attains age 64.

(3)	The present value of accumulated benefit is the discounted value of the vested annual benefit payable at retirement age as of December 31, 2021.
(4)

Mr. Host became eligible to receive benefit payments under the Executive Deferral Plan on September 1, 2019. The plan provides that payments shall be delayed if such payments would not be deductible under Section 162(m) of the Internal Revenue Code. As a result, all payments due to Mr. Host in 2019, 2020 and 2021 were delayed.

Non-Qualified Deferred Compensation for 2021

The NQDC Plan is discussed in more detail under “Non-Qualified Deferred Compensation Plan” on page 25. The following table presents information relating to each NEO’s participation in the plan:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Trustmark Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End (3) ($)

Duane A. Dewey	$97,095	---	$55,594	---	$518,583

Thomas C. Owens	---	---	---	---	---

Gerard R. Host	$1,106,716	---	$917,357	---	$10,860,073

Robert B. Harvey	---	---	$65,790	---	$925,104

Granville Tate, Jr.	---	---	$55,049	---	$547,254

Louis E. Greer	$50,000	---	$6,676	---	$320,525

(1)	These amounts are included in the “Summary Compensation Table for 2021” on page 28.
(2)	The amounts in this column consist of investment gains for 2021 and do not include any above-market earnings.
(3)

Of the amounts disclosed in this column, the following amounts were previously reported as compensation to the NEO in a summary compensation table prior to 2021: Dewey -- $277,931, Host -- $5,288,194, and Greer -- $157,500.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments that would be made to each of the NEOs in various termination and change in control scenarios based on compensation, benefit and equity levels in effect on December 31, 2021. The amounts shown are estimates and assume that the termination or change in control event occurred on December 31, 2021. The actual amounts to be paid can only be determined at the time of an NEO’s actual termination of employment or an actual change in control of Trustmark.

In accordance with SEC regulations, the following table does not report any amount to be provided to an NEO that does not discriminate in scope, terms or operation in favor of Trustmark’s executive officers and which is available generally to all salaried employees, and excludes (i) amounts accrued through December 31, 2021, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under the Executive Deferral Plan, NQDC Plan and 401(k) plan, and (iii) already vested equity awards.

The amounts shown for Mr. Dewey and Mr. Host in the table below are determined based on their employment agreements in effect as of December 31, 2021, and references to such agreements in the footnotes below refer to the agreements in effect as of December 31, 2021. For a description of the employment agreements, please see “Employment and Change in Control Agreements with NEOs” beginning on page 35.

Mr. Greer is not included in the table below because he retired effective as of March 1, 2021.

Name	Incremental Compensation and Benefit Payments	Non-CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement	CIC Termination by Company Without Cause or by Executive for Good Reason under Agreement (1)

Duane A. Dewey (2)	Severance (4)	---	$1,035,798
	Covenant Payment (4)	$2,071,596	2,071,596
	Restricted Stock -- Accelerated Vesting (5)	739,156	1,287,884
	Executive Deferral Plan (6)	---	---
	Health & Welfare Benefits (8)	70,394	105,591

	Totals	$2,881,146	$4,500,869

Thomas C. Owens	Severance (4)	---	$1,016,674
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$210,735	390,569
	Executive Deferral Plan	---	---
	Health & Welfare Benefits (8)	---	36,141

	Totals	$210,735	$1,443,384

Gerard R. Host (3)	Severance (4)	---	$1,595,420
	Covenant Payment	$3,190,840	3,190,840
	Restricted Stock -- Accelerated Vesting (5)	1,283,421	2,142,160
	Executive Deferral Plan	---	---
	Health & Welfare Benefits (8)	75,074	112,611

	Totals	$4,549,335	$7,041,031

Robert B. Harvey	Severance (4)	---	$1,284,432
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$315,484	432,129
	Executive Deferral Plan (6)(7)	---	83,183
	Health & Welfare Benefits (8)	---	25,796

	Totals	$315,484	$1,825,540

Granville Tate, Jr.	Severance (4)	---	$1,287,676
	Covenant Payment	---	---
	Restricted Stock -- Accelerated Vesting (5)	$397,666	678,684
	Executive Deferral Plan (6)(7)	---	---
	Health & Welfare Benefits (8)	---	38,567
	Totals	$397,666	$2,004,927

(1)

Messrs. Dewey’s and Host’s employment agreements and the other NEOs’ change in control agreements provide for change in control benefits on a “best net” approach, under which the executive’s change in control benefits will be reduced to avoid the golden parachute excise tax under Section 280G of the Internal Revenue Code only if such a reduction would cause the executive to receive more after-tax compensation than without a reduction. The amounts shown in this column do not reflect any reduction that might be made in this regard.

(2)

If during the term of his employment agreement, Mr. Dewey’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($525,000 for 2021), in addition to accrued but unpaid compensation to date of termination.

(3)

If during the term of his employment agreement, Mr. Host’s employment is terminated due to disability or if he dies, he or his designated beneficiary, spouse or estate will be entitled to a lump sum payment of a time-weighted pro-rata share of his annual bonus target amount for that year ($420,000 for 2021), in addition to accrued but unpaid compensation to date of termination.

(4)

The executive must sign a general release in order to be entitled to receive these amounts. In the case of the NEOs other than Messrs. Dewey and Host, Trustmark has the right to retain these amounts if the executive breaches the confidentiality, non-solicitation or non-competition covenants contained in the executive’s change in control agreement.

(5)

Upon death or disability, termination by Trustmark not for cause or termination by the executive for good reason if provided in the executive’s employment agreement, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and achievement units and a pro-rata portion of time-based restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock and actual service and actual performance in the case of performance-based restricted stock and achievement units. Upon a change in control without termination of employment, or retirement at or after age 65 with consent of the Committee and where cause for termination is not present, the executive is entitled to accelerated vesting of a pro-rata portion of his unvested restricted stock and achievement units and 100% of time-based restricted stock units (plus accumulated dividends attributable to the shares of restricted stock vesting), based on actual service in the case of time-based restricted stock and actual service and actual performance in the case of performance-based restricted stock and achievement units. The value of the restricted stock and achievement units upon vesting is based on the closing market price per share of $32.46 as of December 31, 2021, plus the amount of accumulated cash dividends attributable to the shares of restricted stock vesting.

(6)	Upon death, an incremental pre-retirement death benefit may be payable to the executive’s beneficiary under the Executive Deferral Plan.
(7)

Upon termination within three years following a change in control, the executive is entitled to accelerated vesting of a portion of his unvested benefit under the Executive Deferral Plan by adding up to five years of service to the executive’s service under the plan. The incremental benefit amount shown in this column is equal to the present value of the amount of the benefit for which vesting would have been accelerated in connection with such a termination as of December 31, 2021. The actuarial assumptions used to calculate the incremental benefit are the same as the assumptions in the “Pension Benefits for 2021” table using a 2.41% rate for present value computations. Messrs. Dewey and Host were already fully vested as of December 31, 2021, and would not have received any incremental benefits from this provision. Mr. Harvey would have received the incremental benefits shown in the table in connection with the unvested portions of the previous increase in his annual retirement benefit. Messrs. Owens and Tate do not have benefits under the Executive Deferral Plan.

(8)

Messrs. Dewey and Host are entitled to 24 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if his employment is terminated by Trustmark without cause or if he resigns for good reason, and 36 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination upon such events in the case of a change in control. The other NEOs are entitled to 18 months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination if within two years after a change in control the executive’s employment is terminated by Trustmark other than due to death, disability or for cause or if he resigns for good reason.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Human Resources Committee, as listed below, recommended to the Audit & Finance Committee, acting on behalf of the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Adolphus B. Baker (Chair)	Harris V. Morrissette
J. Clay Hays, Jr. M.D.	Richard H. Puckett

Human Resources Committee Interlocks and Insider Participation

No current or former executive officer or associate of Trustmark or any of its subsidiaries currently serves or has served as a member of the Human Resources Committee or has been involved in any related party transaction as discussed in the section beginning on page 46.

2021 Pay Ratio Disclosure

For 2021, the ratio of the total compensation of Trustmark’s CEO to the total compensation of Trustmark’s median employee was 46 to 1. To calculate this ratio, Trustmark identified its median employee as of December 31, 2021 based on employees’ gross earnings, less before-tax benefit deductions, as reported in Box 5 of the United States Internal Revenue Service Form W-2. Compensation was annualized for employees who worked less than a full year, and compensation for part-time employees was annualized but not converted into a full-time equivalent. Once identified, the median employee’s total compensation for 2021 was determined in accordance with Item 402(c)(2)(x) of Regulation S-K to be $53,652, as compared to total compensation of $2,472,426 for Trustmark’s CEO.

Employment and Change in Control Agreements with NEOs

Employment Agreement with Mr. Dewey. In connection with Mr. Dewey’s election and appointment as President and designation as CEO of Trustmark and the Bank, effective January 1, 2021, Trustmark and Mr. Dewey entered into an employment agreement (the Dewey Agreement). The Dewey Agreement was effective as of January 1, 2021. The Dewey Agreement provides for Mr. Dewey to serve as President and CEO of Trustmark and the Bank for a term of five years beginning January 1, 2021.

Under the Dewey Agreement, Mr. Dewey is guaranteed a minimum annual base salary of $700,000, subject to annual review. Mr. Dewey’s base salary may be reduced, however, below $700,000, if Trustmark reduces the base salaries of other senior executives. Mr. Dewey is eligible to earn an annual cash bonus, with a bonus target amount of 75% of his base salary, or for years after 2021, such greater percentage of his base salary up to a maximum of 100% as may be approved by Trustmark’s Board of Directors. The Human Resources Committee has the discretion to increase the annual bonus above or decrease the annual bonus below the bonus target amount for that year. Mr. Dewey is also eligible to receive equity compensation awards on such basis as the Human Resources Committee of Trustmark’s Board of Directors determines.

The Dewey Agreement provides that on any cessation of employment, Mr. Dewey is entitled to his unpaid earned base salary and, except in the case of termination for Cause (as defined below), any unpaid earned annual bonus for the prior year (earned compensation). He is entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause in connection with a change in control of

Trustmark or not, or in the event Mr. Dewey resigns for Good Reason (as defined below) in connection with a change in control (as defined below) of Trustmark or not.

If Mr. Dewey’s employment is terminated by Trustmark other than for Cause, death or disability or if he resigns for Good Reason, in each case not in connection with a change in control of Trustmark, he is entitled to earned compensation and a payment equal to two times the sum of (i) his annual base salary and (ii) the average of his annual bonuses for the three years prior to the end of his employment. He is also entitled to 24 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination.

If Mr. Dewey’s employment is terminated by Trustmark other than for Cause, death or disability or he resigns for Good Reason, in each case within two years after a change in control during the term of the Dewey Agreement, he is entitled to the following additional severance benefits (in addition to earned compensation): (i) a payment equal to three times the sum of (x) his annual base salary immediately prior to the change in control and (y) the average of his annual bonuses for the three years prior to the change in control, (ii) 36 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination, and (iii) accelerated vesting of any unvested equity incentive awards, with any time- or service-based vesting conditions deemed to be satisfied and any performance-based vesting conditions to be based on performance as of the end of the calendar quarter ending on or prior to the change in control.

If Mr. Dewey’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate is entitled to his earned compensation plus a lump-sum payment of the time-weighted pro-rata share of his annual bonus target amount for that year.

Employment Agreement with Mr. Host. In connection Mr. Host’s election and appointment as Executive Chairman of Trustmark and the Bank, effective January 1, 2021, Trustmark and Mr. Host entered into a new employment agreement (the Host Agreement). The Host Agreement provides for Mr. Host to serve as Executive Chairman of Trustmark and the Bank for a term beginning January 1, 2021 and ending at the 2022 Annual Meeting of Shareholders.

Under the Host Agreement, Mr. Host is guaranteed a minimum annual base salary of $700,000. Mr. Host’s base salary may be reduced, however, below $700,000, if Trustmark reduces the base salaries of other senior executives. Mr. Host will be eligible to earn an annual cash bonus, with a bonus target amount of 60% of his base salary. The Human Resources Committee will have the discretion to increase the annual bonus above or decrease the annual bonus below the bonus target amount for that year. Mr. Host will also be eligible to receive equity compensation awards on such basis as the Human Resources Committee of Trustmark’s Board of Directors determines.

On any cessation of employment, Mr. Host will be entitled to his unpaid earned base salary and, except in the case of termination for Cause (as defined below), any unpaid earned annual bonus for the prior year (earned compensation). He will be entitled to additional severance benefits in the event his employment ends as a result of his death or disability, or in the event his employment is terminated by Trustmark without Cause in connection with a change in control of Trustmark or not, or in the event Mr. Host resigns for Good Reason (as defined below) in connection with a change in control (as defined below) of Trustmark or not.

If Mr. Host’s employment is terminated by Trustmark other than for Cause, death or disability or if he resigns for Good Reason, in each case not in connection with a change in control of Trustmark, he will be entitled to earned compensation and a payment equal to two times the sum of (1) his annual base salary and (2) the average of his annual bonuses for the three years prior to the end of his employment. He will also be entitled to 24 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination.

If Mr. Host’s employment is terminated by Trustmark other than for Cause, death or disability or he resigns for Good Reason, in each case within two years after a change in control during the term of the Host Agreement, he will be entitled to the following additional severance benefits (in addition to earned compensation): (1) a payment equal to three times the sum of (x) his annual base salary immediately prior to the change in control and (y) the average of his annual bonuses for the three years prior to the change in control, (2) 36 months of continuing medical, dental and vision coverage (or a cash payment in lieu thereof) on the same premium cost sharing basis as prior to termination, and (3) accelerated vesting of any unvested equity incentive awards, with any time-or service-based vesting conditions deemed to be satisfied and any performance-based vesting conditions to be based on performance as of the end of the calendar quarter ending on or prior to the change in control.

If Mr. Host’s employment is terminated due to disability or if he dies during the term, he or his designated beneficiary, spouse or estate will be entitled to his earned compensation plus a lump-sum payment of the time-weighted pro-rata share of his annual bonus target amount for that year.

Certain Defined Terms Used in Dewey Agreement and Host Agreement. For purposes of the Dewey Agreement and the Host Agreement, the terms “Cause,” “Good Reason” and “change of control” have the meanings provided below.

“Cause” means (i) commission of an act of personal dishonesty, embezzlement or fraud, (ii) misuse of alcohol or drugs, (iii) failure to pay any obligation owed to Trustmark or any affiliate, (iv) breach of a fiduciary duty or deliberate disregard of any rule of Trustmark or any affiliate, (v) commission of an act of willful misconduct or the intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than misdemeanors, traffic violations or similar offenses) or any final cease-and-desist order, (vii) unauthorized disclosure of any confidential information of Trustmark or any affiliate or engaging in any conduct constituting unfair competition or inducing any customer of Trustmark or any affiliate to breach a contract with Trustmark or any affiliate, (viii) conviction of, or entry of a guilty plea or plea of no contest to, any felony or misdemeanor involving moral turpitude, (ix) continual failure to perform substantially his duties and responsibilities (other than any such failure resulting from incapacity due to disability) after a written demand for substantial performance is delivered which specifically identifies the manner in which he has not substantially performed his duties and responsibilities, (x) violation in any material respect of Trustmark’s policies or procedures, including the Code of Ethics, or (xi) conduct that has resulted, or if it became known by any regulatory or governmental agency or the public is reasonably likely to result, in the good faith judgment of the Board, in material injury to Trustmark, whether monetary, reputational or otherwise.

“Good Reason” means (i) a material diminution the executive officer’s authority, duties or responsibilities, (ii) a material breach of the agreement by Trustmark, or (iii) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, without the executive’s consent.

“Change in control” means (i) the acquisition by any person of the power to vote, or the acquisition of, more than 20% ownership of Trustmark’s voting stock, (ii) the acquisition by any person of control over the election of a majority of the Board, (iii) the acquisition by any person or by persons acting as a “group” for securities law purposes of a controlling influence over Trustmark’s management or policies, or (iv) during any two year period, a more than one-third change in the Board (Existing Board), treating any persons approved by a vote of at least two-thirds of the Existing Board as ongoing members of the Existing Board. However, in the case of (i), (ii), and (iii), ownership or control of Trustmark’s voting stock by a company-sponsored or a company subsidiary-sponsored employee benefit plan will not constitute a change in control.

The foregoing descriptions are summaries of the material terms and provisions of the Dewey Agreement and the Host Agreement. For the complete Dewey Agreement and Host Agreement, including the exact definitions of the defined terms used therein, refer to the copies of the Dewey Agreement and Host Agreement that have been filed with the SEC on October 27, 2021, as Exhibits 10.2 and 10.1, respectively, to Trustmark’s Current Report on Form 8-K and are incorporated by reference into this proxy statement.

Change in Control Agreements with Other NEOs. In February 2014, upon the recommendation of the Committee and approval of the Board, Trustmark entered into identical change in control agreements with each of the NEOs, other than Mr. Host, whose employment agreement provided change in control benefits (each a CIC Agreement). In addition, Mr. Dewey’s CIC Agreement was terminated effective January 1, 2021, because the Dewey Agreement provides change in control benefits. Under the CIC Agreement, if the executive’s employment is terminated by Trustmark other than due to death or disability or for Cause or he resigns for Good Reason, in each case within two years after a change in control, he will be entitled to the following benefits in addition to any previously earned compensation: (i) a lump sum payment within 60 days after termination equal to two times the sum of his base salary in effect immediately prior to the change in control and the average of his annual bonuses earned for the two years prior to the year in which the change in control occurs (the CIC Severance Benefit), and (ii) eighteen months of continuing medical, dental, vision and group life coverage on the same premium cost sharing basis as prior to termination (the CIC Continuing Benefit). Each CIC Agreement includes standard confidentiality obligations during and after the executive’s employment. In addition, each CIC Agreement includes standard non-solicitation and non-competition obligations during the executive’s employment and for twelve months after the executive’s employment ends when the executive is eligible to receive the CIC Severance Benefit. Each CIC Agreement also provides that Trustmark may retain the CIC Severance Benefit if the executive violates the confidentiality, non-solicitation or non-competition obligation. Each executive is required to sign a release agreement with Trustmark prior to receiving the CIC Severance Benefit and the CIC Continuing Benefit after termination.

For purposes of the CIC Agreements, the terms “Cause” and “change in control” have substantially the same meanings as in the Dewey Agreement, and “Good Reason” means (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) a material diminution in the executive’s base compensation, (iii) a material breach of the agreement by Trustmark, or (iv) a relocation of Trustmark’s offices to a location more than fifty miles outside of Jackson, Mississippi, provided such relocation is considered a material change in the location where the executive must perform services.

The amounts which would have been payable to the NEOs other than Mr. Dewey and Mr. Host under the CIC Agreements assuming a change in control and termination event on December 31, 2021, are addressed in the “Potential Payments Upon Termination or Change in Control” table beginning on page 34.

The above is a summary of the material terms and provisions of the CIC Agreements. For a complete CIC Agreement, including the exact definitions of the defined terms used therein, refer to the form of CIC Agreement that has been filed with the SEC on February 7, 2014, as Exhibit 10-ad to Trustmark’s Form 8-K Current Report, and is incorporated by reference into this proxy statement.

DIRECTOR COMPENSATION

Non-employee director compensation is determined by the Board, based on the recommendation of the Human Resources Committee. Directors who are employed by Trustmark receive no compensation for Board or committee service. During 2021, each non-employee director who served on the Board also served on the Bank Board.

The Board periodically reviews non-employee director compensation to determine if changes are needed, including by comparing it to non-employee director compensation at peer companies.

For 2021, cash compensation for non-employee directors was comprised of an annual retainer of $45,000 for their combined service on the Trustmark Board and the Bank Board. The Lead Director received an annual cash retainer of $30,000. The Chairs of certain Trustmark Board committees received an annual retainer ($20,000 for the Chair of the Audit & Finance Committee, $15,000 for the Chairs of the Human Resources Committee and the Enterprise Risk Committee, and $5,000 for the Chair of the Nominating Committee), and the Chairs of certain Bank Board committees received an annual retainer ($10,000 for the Chairs of the Asset/Liability Committee and the Credit Policy Committee). All members of Board and Bank Board committees, other than the Chair, also received an annual retainer of $2,500 per committee.

Annual retainer fees were paid monthly. Directors are also eligible to be reimbursed for expenses incurred in attending Board and committee meetings.

For 2021, each director also received an award of time-based restricted stock under the Amended and Restated Stock Plan valued at approximately $55,000. To help align the interests of directors with shareholders and encourage a focus on long-term growth, Trustmark has guidelines that require non-executive directors to own a minimum number of shares of Trustmark stock in an amount equal to a multiple of six times the annual cash retainer as in effect from time to time. The number of shares required to be owned is calculated by reference to the 10-day trading average share price through March 31 each year. Shares of unvested time-based restricted stock are counted as shares owned for purposes of the guidelines.

Based on the most recent review of ownership level attainment in 2021, all of the current directors, except General Collins and Mr. Eduardo, meet the stock ownership requirements. Until a director has reached the minimum requirement, the director is required to hold 100% of the shares received from any Trustmark stock awards (net of any shares sold to cover tax liabilities). To ensure that directors bear the full risks of stock ownership, Trustmark’s Insider Trading Policy prohibits directors, among others, from engaging in options trading, short sales or hedging transactions relating to Trustmark stock. Directors are also prohibited from pledging or creating a security interest in any Trustmark stock they hold.

Trustmark maintains a Directors’ Deferred Fee Plan for non-employee directors who became directors prior to 2003 and who elected to participate in the plan. Under the plan, participating directors were required to defer $12,000 of their fees annually to fund a portion of the cost of their defined retirement benefits and death benefits. The amount of the retirement benefit and death benefit has been determined based upon the participant’s annual contribution amount, the length of Board service and the age of the director at date of entry into the plan. The Board amended the plan in 2009 to cease future benefit accruals under and contributions by directors to the plan effective March 1, 2010. The plan requires retirement benefits to commence at a director’s normal retirement date (defined in the plan as March 1 following age 65). Thus, should a director continue service beyond normal retirement date, retirement benefits would begin prior to cessation of Board service. Depending on a number of factors, the vested annual benefit at retirement is payable for the longer of life or twenty-five years and, as of December 31, 2021, ranges from $51,000 to $78,000 (taking into account the March 1, 2010, benefit accrual freeze) for current directors who elected to participate in the plan. Trustmark has purchased life insurance contracts on participating directors to fund the benefits under this plan.

Non-employee directors may defer all or a part of their annual retainer fees pursuant to the NQDC Plan. The compensation deferred is credited to an account, which is deemed invested in and mirrors the performance of one or more designated investment funds available under the plan and selected at the option of the director. The deferred compensation account will be paid in a lump sum or in annual installments at a designated time upon the occurrence of an unforeseen emergency or upon a director’s retirement or cessation of service on the Board.

Director Compensation for 2021

The following table provides director compensation information for the year ended December 31, 2021.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)

Adolphus B. Baker	$ 65,000	$ 55,912	---	---	---	$ 3,119	$ 124,031

William A. Brown	$ 53,750	$ 55,912	---	---	---	$ 3,119	$ 112,781

Augustus L. Collins	$ 50,000	$ 55,912	---	---	---	$ 2,233	$ 108,145

Tracy T. Conerly	$ 73,500	$ 55,912	---	---	---	$ 3,119	$ 132,531

Toni D. Cooley	$ 59,167	$ 55,912	---	---	---	$ 3,119	$ 118,198

Marcelo Eduardo	$ 57,500	$ 55,912	---	---	---	$ 2,233	$ 115,645

J. Clay Hays Jr., M.D.	$ 58,333	$ 55,912	---	---	---	$ 3,119	$ 117,364

Harris V. Morrissette	$ 55,500	$ 55,912	---	---	---	$ 3,119	$ 114,531

Richard H. Puckett	$ 91,250	$ 55,912	---	---	---	$ 3,119	$ 150,281

Harry M. Walker (7)	$ 20,000	$ 55,912	---	---	---	$ 780	$ 76,692

William G. Yates III	$ 50,000	$ 55,912	---	---	---	$ 3,119	$ 109,031

(1)

Messrs. Host and Dewey are not included in this table as they are associates of Trustmark and thus received no compensation for their service as a director. The compensation received by Messrs. Host and Dewey as associates of Trustmark is shown in the “Summary Compensation Table for 2021” on page 28.

(2)

Amounts include fees earned or paid for service on both the Trustmark Board and the Bank Board and their respective committees. The amounts in this column include fees deferred pursuant to the NQDC Plan. For Mrs. Conerly and Mr. Morrissette, the amounts also include fees paid for attendance at meetings of a community bank advisory board of directors.

(3)

On February 17, 2021, each non-employee director received 1,860 shares of time-based restricted stock units, valued on a 10-day average closing stock price up to and including the date of the grant. Subject to accelerated vesting in full upon a change in control, upon retirement at or after age 65 or cessation of Board service at the end of an elected term, in each case with consent of the Human Resources Committee and where cause for termination is not present, or upon disability, death or termination without cause, the February 17, 2021, grants of restricted units vested on February 17, 2022. The amounts in this column reflect the aggregate grant date fair value (computed in accordance with ASC Topic 718 excluding the impact of estimated forfeitures). Assumptions used in the calculation of these amounts are included in Note 16 to Trustmark’s audited financial statements for the year ended December 31, 2021, in Trustmark’s Annual

Report on Form 10-K filed with the SEC on February 17, 2022. At December 31, 2021, each non-employee director held 3,390 shares of unvested time-based restricted stock, except General Collins and Mr. Eduardo who each held 1,860 shares of unvested time-based restricted stock.

(4)	No stock option awards were made during 2021. At December 31, 2021, none of the non-employee directors held any stock options.
(5)

The amounts shown in the table above reflect the changes in actuarial present value of the directors’ accumulated benefits under Trustmark’s Directors’ Deferred Fee Plan. The decreases were determined using interest rate and mortality rate assumptions included in Note 15 to Trustmark’s audited financial statements for the year ended December 31, 2021, in Trustmark’s Annual Report on Form 10-K filed with the SEC on February 17, 2022. Decreases in pension value of the Directors’ Deferred Fee Plan benefits were largely the result of an increase in the 2021 discount rate. Negative changes in pension values were as follows: Baker -- $(29,873); Puckett -- $(121,785).

(6)

The amounts in this column reflect the dividends credited to shares of unvested time-based restricted stock held by the directors on each dividend payment date during 2021. These dividends are accumulated and will vest and be paid only when and to the extent the related restricted shares vest.

(7)	Mr. Walker retired from the Board on April 27, 2021.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that Trustmark’s shareholders have the opportunity to provide an advisory vote to approve Trustmark’s executive compensation as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. Accordingly, Trustmark’s shareholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of Trustmark’s NEOs as described above, by voting for or against this proposal.

The Human Resources Committee and Board have designed Trustmark’s executive compensation to recruit, retain and motivate employees who play a significant role in the organization’s current and future success. Trustmark, through the Human Resources Committee, the Board and the contributions of an outside compensation consultant, structures executive compensation to motivate these employees to maximize shareholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” and the tabular disclosures of NEO compensation and related disclosures that follow.

This proposal gives you as a shareholder the opportunity to vote for or against the following resolution: “RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Trustmark’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion disclosed in this proxy statement on pages 17 to 37.

Trustmark believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of shareholders and are necessary to attract and retain experienced, highly-qualified executives important to Trustmark’s long-term success and the enhancement of shareholder value. The Board believes that Trustmark’s executive compensation achieves these objectives, and, therefore, recommends that shareholders vote “FOR” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Human Resources Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Board recommends that shareholders vote “FOR” this proposal to provide advisory approval of Trustmark’s executive compensation.

PROPOSAL 3: AMENDMENT OF THE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES THAT MAY BE ISSUED UNDER THE PLAN AND TO UPDATE THE PLAN’S PROVISIONS ADDRESSING DIVIDENDS AND DIVIDEND EQUIVALENTS

Trustmark’s shareholders are being asked to approve an amendment (the “Amendment”) to the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the “Plan”) in order to increase the number of authorized shares that may be issued under the Plan. Additionally, the Amendment would memorialize Trustmark’s current practice to not pay dividends or dividend equivalents on shares underlying unvested awards, unless any such dividends or divided equivalents are subject to the same vesting and other provisions as the underlying award. On February 16, 2022, the Board of Directors approved, based on the recommendation of the Committee, and subject to shareholder approval, the Amendment to increase the number of authorized shares that may be issued under the Plan by an additional 600,000 shares of common stock and to memorialize Trustmark’s current practice regarding divided and dividend equivalents. If approved by shareholders, the Amendment will become effective as of April 26, 2022, the date of the Annual Meeting. Shareholder approval of the Amendment requires the affirmative vote of the holders of a majority of the votes cast on the Proposal. Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the Proposal.

The description herein of the Amendment is qualified in its entirety by the actual text of the Amendment, which is attached as Appendix A to this proxy statement.

The Board recommends that shareholders approve the Amendment. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity awards are a principal element of the compensation plan for our executive officers and associates. These awards emphasize long-term company performance, as measured by creation of shareholder value, and foster a common interest between shareholders and associates and directors. We believe our ability to grant equity awards under the Plan is critical in enabling us to attract and retain executive officers and key associates, as well as directors, and to create effective incentives for those associates and directors who contribute to our growth and financial success. In addition, the

Plan reflects our continuing commitment to preserving and growing shareholder value and promoting corporate responsibility, as evidenced by the design features described below.

In determining the number of additional shares needed for awards under the Plan, we took into consideration our stock price, business performance, competitive pay-for-performance philosophy, regulatory requirements, historical experience, and expected use of equity-based awards in future years. Based on these expectations, the Board of Directors approved the Amendment to increase the number of authorized shares that may be issued under the Plan by an additional 600,000 shares. As of February 16, 2022, there were 414,811 shares available for new awards of the original 3,000,000 authorized under the Plan. Trustmark estimates that these 414,811 remaining available shares, combined with the proposed 600,000 additional shares, will provide Trustmark with flexibility to continue to grant equity awards under the Plan for up to three years following the Annual Meeting. Because the Plan expires on April 27, 2025, no award may be granted after that date. The total number of shares awarded in any one year or from year to year may change based on any number of variables, such as the value of Trustmark’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in Trustmark’s equity grant practices, changes in the number of Trustmark associates, whether and to what extent vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new associates in connection with acquisitions, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of forfeitures), and changes in how Trustmark chooses to balance total compensation between cash and equity-based awards.

The proposed additional 600,000 shares represent 0.97% of our outstanding common stock as of December 31, 2021. Overhang, comprised of outstanding (unsettled) awards under the Plan plus shares that remain available for issuance under the Plan and the proposed additional 600,000 shares, would represent approximately 2.66% of our outstanding common stock as of December 31, 2021.

“Burn rate” is a common measure used in assessing a company’s equity compensation program. We calculate our annual burn rate by adding the number of shares underlying awards granted during the year and dividing the total by the number of weighted average common shares outstanding. Based on this calculation, our burn rate for the fiscal years ended December 31, 2021, 2020, and 2019 was 0.46%, 0.36%, and 0.33%, respectively, and our average burn rate for the three years ended December 31, 2021 was 0.38%. Although institutional investors and others may use different methodologies to estimate burn rates, we believe our burn rates are well below industry benchmarks and demonstrate our prudent use of shares for equity compensation purposes. Further, we do not plan any material change to the type of awards or the rate at which we have granted equity awards historically.

In addition to increasing the number of authorized shares available for issuance under the Plan, the Amendment also updates Plan provisions addressing dividend and dividend equivalents to provide that any dividends or dividend equivalents paid on shares underlying unvested awards granted under the Plan will, in all cases, be subject to the same restrictions, vesting and payment as the underlying unvested award. This update reflects Trustmark’s current practice with respect to dividend equivalents on time- and performance-based restricted stock units granted under the Plan.

Plan Highlights

The Plan provides for the grant to key associates and directors of awards which may include one or more of the following: stock options, restricted stock, restricted stock units, stock awards, performance units, performance cash awards and stock appreciation rights (collectively, the awards). The Plan enables Trustmark to:

•	advance the interests of Trustmark by attracting and retaining highly qualified executives and associates,
•	align compensation with Trustmark’s financial and operations performance,
•	provide for the ability to base a participant’s performance goals on specified corporate and line of business criteria, and
•

more closely align the interests of Trustmark’s shareholders with those of participants by motivating participants to maximize shareholder value while limiting risk appropriately and maintaining the safety and soundness of the organization.

Some of the key features of the Plan that enable Trustmark to maintain sound corporate governance practices in granting awards include:

•

No Liberal Share Recycling Provisions: Under the Plan, shares of Trustmark common stock used to pay the exercise price of a stock option or to satisfy tax withholding obligations in connection with an award will not be added back (recycled) to the aggregate plan limit. In addition, under the Plan, the gross number of shares associated with a stock option exercise, and not just the net shares issued upon exercise, count against the aggregate Plan limit.

•

No Discounted Stock Options or Stock Appreciation Rights: The Plan prohibits the grant of stock options and stock appreciation rights (SARs) with an exercise price less than the fair market value of Trustmark’s common stock on the date of the award.

•	No Repricing of Stock Options or SARs: The Plan generally prohibits the repricing of stock options and SARs without shareholder approval.
•	Clawback Policy: The Plan subjects all awards under the Plan to the terms of any recoupment, clawback or similar policy in effect at Trustmark from time to time.
•	Independent Committee Administration: Awards granted to NEOs are granted by the Committee, which is composed entirely of independent directors.
•	Term of Plan: No awards may be granted under the Plan after April 27, 2025.

The Board recommends that shareholders vote “FOR” approval of the Amendment of the Plan to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents.

Summary of the Plan

The description herein of the Amendment is qualified in its entirety by the actual text of the Amendment, which is attached as Appendix A to this proxy statement. Below is a summary of the material terms of the Plan. This summary is qualified in its entirety by the actual text of the Plan, which is attached as Appendix B to this proxy statement.

We will not grant any awards using the proposed additional 600,000 shares under the Plan prior to obtaining shareholder approval of the Amendment.

Purpose of the Plan. The purpose of the Plan is to promote the success of Trustmark and its subsidiaries by providing incentives to key associates and directors that will promote the identification of their personal interest with the long-term financial success of Trustmark and with growth in shareholder value, consistent with Trustmark’s risk profile. The Plan is designed to provide flexibility to Trustmark in its ability to motivate, attract, and retain the services of key associates and directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

Administration. The Committee administers the Plan. The Committee consists only of “independent directors” under NASDAQ Listing Rules, “non-employee directors,” as defined in Rule 16b-3 of the Exchange Act and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. Subject to the terms of the Plan, the Committee has, among other powers, the power to determine the key associates and directors to whom awards are made, the nature and extent of any such awards, the terms and conditions upon which awards may be made, exercised and modified, and to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The Committee may delegate authority to the CEO to grant limited equity awards.

Eligibility. The Plan provides that awards may be granted to key associates and Board members of Trustmark and its subsidiaries, including Community Bank Advisory Directors of the Bank. Key associates include officers or other associates of Trustmark and its subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to Trustmark and its subsidiaries. As of December 31, 2021, approximately 275 associates, 9 executive officers and 10 directors were eligible to receive awards under the Plan.

No Repricing. The Plan prohibits stock option or SAR repricing, including by way of an exchange for another award (except in connection with a corporate transaction such as a change in control or an event referred to in “Adjustment Upon Changes in Capitalization” below) unless the repricing is submitted to and approved by shareholders.

Authorized Shares; Limits on Awards. The maximum number of shares of Trustmark’s common stock authorized for issuance under the Plan, as currently in effect, is 3,000,000. As of February 16, 2022, awards relating to 2,585,189 shares have already been granted under the Plan and 414,811 shares remain available for issuance under the Plan. If the proposed Amendment is approved by shareholders, the aggregate number of shares of our common stock that will be reserved for issuance pursuant to new awards granted under the Plan will be 1,014,811 shares.

The following annual limits are also contained in the Plan:

•	In any calendar year, no participant may receive awards of stock options and SARs (disregarding any Tandem SARs) with respect to more than 100,000 shares in the aggregate.
•	In any calendar year, no participant may receive awards of restricted stock, stock awards and restricted stock units with respect to more than 100,000 shares in the aggregate.
•

In any calendar year, no participant may receive awards of performance units that provide for the cash payment of more than $2 million (which may include the issuance of no more than 100,000 shares) in the aggregate.

•	In any calendar year, no participant may receive performance cash awards in any calendar year that provide for the cash payment of more than $2 million in the aggregate.

Shares used to pay the exercise price of a stock option (whether withheld by Trustmark, delivered by the participant or otherwise used) are not added back to the aggregate plan limit and the number of shares available for future awards is reduced by the gross number of shares to which the exercise relates, rather than the net number of new shares issued upon the exercise. Similarly, shares of common stock withheld by Trustmark or otherwise used to satisfy a participant’s tax withholding obligation are not added back to the aggregate plan limit. If any award granted under the Plan terminates, expires or lapses for any reason other than by virtue of exercise or settlement of the award, or if shares issued pursuant to any award are forfeited (provided no dividends attributable to such shares have been received by the participant), the shares of common stock subject to such award will be available for further awards.

Adjustment Upon Changes in Capitalization. As is customary in stock and incentive plans of this nature, the number and kind of shares subject to each outstanding award, the exercise price, and the annual limit on and aggregate number and kind of shares for which or from which awards may be made will be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganizations, reclassification, combination, exchange of shares or other corporate capitalization change of or by Trustmark.

Performance Goals. Under the Plan, the Committee will determine the performance period during which a performance goal must be met, and attainment of any performance goal is subject to certification by the Committee. Under the Plan, performance goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. The Committee may adjust the compensation or economic benefit due upon attainment of a performance goal at its discretion.

At the Committee’s discretion, the performance goals for any performance period may be based on any one or more of the following: (i) stock value or increases therein (including, for example, total shareholder return), (ii) earnings per share or earnings per share growth, (iii) net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), (iv) profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), (v) operating cash flow, (vi) operating or other expenses, (vii) operating efficiency, (viii) return on equity, (ix) return on tangible equity, (x) return on assets, capital or investment, (xi) sales or revenues or growth thereof, (xii) deposits, loan and/or equity levels or growth thereof, (xiii) assets under management, (xiv) cost control measures, (xv) regulatory compliance, (xvi) gross, operating or other margins, (xvii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xviii) net interest income (FTE), (xix) net interest margin (FTE), (xx) noninterest income, (xxi) non-interest expense, (xxii) credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxiii) provision expense, (xxiv) productivity, (xxv) customer satisfaction, (xxvi) satisfactory internal or external audits, (xxvii) improvement of financial ratings, (xxviii) achievement of balance sheet or income statement objectives, (xxix) quality measures, (xxx) regulatory exam results, (xxxi) achievement of risk management objectives, (xxxii) implementation, management or completion of critical projects or processes, or (xxxiii) any component or components of the foregoing.

In the Committee’s discretion, the performance goals may be particular to a participant and applied either individually, alternatively or in any combination, subset or component, to the performance of Trustmark as a whole or to the performance of a subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the award. In addition, the performance goals may be absolute in their terms or measured against or in relationship to a pre-established target, Trustmark’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof.

In the Committee’s sole discretion, performance goals may be adjusted when established, or later, to include or exclude without limitation, the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting Trustmark’s reported results.

Types of Awards under the Plan

Option Awards. An option may be either an incentive stock option (ISO) or a non-qualified stock option (NQSO). Option terms will be determined by the Committee in its discretion, but no option be exercisable after ten years from its grant date, and the exercise price for an option may not be less than 100% of the common shares’ fair market value at the date the option is awarded. The aggregate fair market value of common shares, with respect to which any participant may first exercise ISOs granted under the plan during any calendar year, may not exceed $100,000 or such amount specified in the Code and rules and regulations thereunder.

Subject to the Committee’s determination, the exercise price of any option may be paid in cash, by delivery of common shares valued at fair market value at the time of exercise, by Trustmark withholding shares otherwise issuable upon exercise valued at fair market value at the time of exercise, in a “cashless exercise,” or by a combination of these methods.

Restricted Stock Awards. Restricted stock is stock which may not be transferred by a participant and is subject to forfeiture until the restrictions established by the Committee lapse. The restrictions may take the form of a period during which the participant must remain employed or serving on the board or may require the achievement of one or more pre-established performance criteria. Holders of restricted stock will have voting and, unless otherwise provided by the Committee, dividend rights, provided that any dividends will, in all cases, be subject to the same restrictions, vesting and payment as the underlying unvested restricted stock award. Subject to any exceptions authorized by the Committee, shares of restricted stock may be forfeited until the designated conditions for the lapse of the restrictions are satisfied.

Restricted Stock Unit Awards. A restricted stock unit is an award which is valued by reference to a common share. Payment of the value of restricted stock units may not be made until the restrictions established by the Committee lapse. The restrictions may take the form of a period of restriction during which the participant must remain employed or serving on the board or may require the achievement of one or more pre-established performance criteria.

Holders of restricted stock units have no right to vote the shares represented by the units; however, such participants may have added to their rights an equivalent number of units represented by any dividends or other distributions which would have been received if the shares represented by the units had been issued. Such deemed dividends and other distributions will, in all cases, be subject to the same restrictions, vesting and payment as the restricted stock units to which they are attributable.

Subject to any exceptions authorized by the Committee, restricted stock units will be forfeited if any of the designated conditions for the lapse of the restrictions are not satisfied.

Payment for vested restricted stock units may be made in cash or common shares or a combination thereof at the time of vesting or, if provided for in the award agreement, on a delayed basis either electively or mandatorily. If paid on a delayed basis, the payment amount may be adjusted for deemed interest or earnings on such basis as the Committee may provide.

Stock Awards. Unless otherwise provided by the Committee, a stock award is fully vested and freely transferable as of the date the award is granted, subject to restrictions under applicable federal or state securities laws.

Performance Unit Awards. A performance unit is a fixed dollar award based on performance goals established and certified by the Committee. Performance units may be paid in cash or common shares or a combination thereof. The Committee has the flexibility to provide for payment of dividend equivalents with respect to a performance unit award under such terms and subject to such limitations as the Committee deems appropriate.

Performance Cash Awards. A performance cash award is a cash award based on performance goals established and certified by the Committee.

SAR Awards. The Plan authorizes the grant of stock appreciation rights in tandem with the grant of options (Tandem SARs) and independent of the grant of options (Freestanding SARS, and collectively, SARs).

A SAR may be exercised in whole or part, and entitles the holder, upon exercise, to receive cash or common shares or a combination thereof equivalent in value to the excess of the fair market value on the exercise date of the common shares represented by the SAR over (i) the option exercise price of the related option in the case of a Tandem SAR, or (ii) the fair market value on the grant date of the common shares represented by the SAR in the case of a Freestanding SAR. Payment for the value of a SAR shall be made at the time of exercise.

A Tandem SAR will expire no later than the expiration of the related option (i.e., no later than ten years from its grant date) and is exercisable and transferable subject to the conditions of the related option. If a Tandem SAR is exercised, it will reduce correspondingly the number of common shares represented by the related option, and exercise of the related option will similarly reduce the number of shares represented by the Tandem SAR. The Committee retains sole discretion to approve or disapprove an optionee’s election to receive cash to the extent required by Rule 16b-3 under the Exchange Act or the terms of the particular agreement.

Termination of Employment or Service. With respect to all awards, the Committee may provide for partial or full vesting in connection with the termination of a participant’s employment or service on such basis as it deems appropriate. Unless otherwise provided by the Committee, in the event a participant’s employment or service is terminated for cause, the participant shall automatically forfeit the portion of any award that is unvested and the portion of any award that is vested but not yet paid or exercised, and no further exercise of an option and/or SAR award held by the participant shall be allowed.

Change in Control. The Committee may, at the time an award is made or thereafter, take any one or more of the following actions, in its sole discretion and without the consent of the participant, in connection with a change in control: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date initially fixed by the Committee, (ii) provide for the purchase, settlement or cancellation of any such award by Trustmark for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable, (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such change in control, or (iv) cause any such award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such change in control.

Transfer Restrictions. Subject to certain exceptions and, except for certain permitted transfers of NQSOs to family members and trusts, awards granted under the Plan generally may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated other than upon the death of the participant. A participant may designate a beneficiary to receive any award that may be paid or exercised after his or her death.

Termination of or Changes to the Plan. The Board may terminate, amend or modify the Plan from time to time in any respect without shareholder approval, unless the particular amendment or modification requires shareholder approval under the Code, the rules and regulations under Section 16 of the Exchange Act, by the rules and regulations of the exchange on which Trustmark’s common shares are listed, by any regulatory body having jurisdiction with respect thereto, or pursuant to any other applicable laws, rules or regulations. Currently, it is anticipated that shareholder approval of any amendments will normally be required if an amendment would materially increase the benefits that can be provided, materially increase the number of shares which may be issued or the compensation which may be provided or materially modify the requirements as to eligibility for participation. No amendment or modification of the Plan, other than in connection with a change in control or capital adjustments pursuant to the plan, may adversely affect any awards previously granted under the plan without the participant’s written consent.

Clawback. All awards under the Plan (whether vested or unvested) shall be subject to the terms of any recoupment, clawback or similar policy in effect at Trustmark from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of awards or any common shares or other cash or property received with respect to the awards, including any value received from a disposition of the common shares acquired upon payment of the awards.

Banking Regulatory Provision. All awards shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which Trustmark or any of its subsidiaries is subject.

Federal Income Tax Consequences of Awards Granted Under the Plan

Options. A participant will generally not recognize income for federal income tax purposes when an NQSO is granted. A participant who exercises a NQSO will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. Trustmark generally will be entitled to a corresponding deduction for federal income tax purposes. Upon a subsequent disposition of the shares purchase under an NQSO, the participant will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the shares are disposed of within one year after the NQSO is exercised and long-term if the shares were held more than 12 months as of the sale date.

A participant will not recognize income for federal income tax purposes when an ISO is granted. A participant who exercises an ISO will not be subject to federal income taxation at the time of exercise, nor will Trustmark be entitled to a deduction for federal income tax purposes. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. If purchased shares are disposed of after the expiration of the required holding period (i.e., the later of two years for the award date or one year from the exercise date), any gain will generally be taxed as long-term capital gain in the year of disposition, and Trustmark will not be entitled to a deduction for federal income tax purposes. If purchased shares are disposed of prior to the expiration of the required holding period, any gain will generally subject the participant to taxation at ordinary income rates in the year of disposition, and Trustmark generally will be entitled to a corresponding deduction.

Restricted Stock. A participant receiving restricted stock generally will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock (if any). However, a participant may elect, under Section 83(b) of the Code within 30 days of the grant of the stock, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price (if any) of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund or loss, for tax purposes only, in an amount equal to any purchase price of the forfeited shares regardless of whether the participant made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether any gain or loss is long-term or short-term begins when the forfeiture period expires, and the tax basis for such shares generally will be based on the fair market value of such shares on such date. However, if the participant makes an election under Section 83(b), the holding period will commence on the date of grant, the tax basis will be equal to the fair market value of shares on such date (determined without regard to restrictions). Trustmark generally will be entitled to a federal income tax deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by Trustmark, when paid. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by Trustmark.

Stock Awards. A participant receiving an unrestricted stock award is required to include the fair market value of the shares received as ordinary compensation income upon receipt in an amount equal to the fair market value of the shares received. Trustmark will be entitled to a federal income tax deduction in the corresponding amount at that time. For each share of common stock received, the taxation of the post-receipt appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares.

Restricted Stock Units and Performance Units. A participant will not realize income in connection with the grant of a restricted stock unit or the credit of any dividend equivalents to his or her account or the grant of a performance unit. When shares of common stock and/or cash is delivered to the participant, the participant generally will be required to include as taxable ordinary income in the year of receipt, an amount equal to the amount of cash and the fair market value of any shares received. Trustmark will be entitled to a federal income tax deduction at the time and in the amount included in the participant’s income by reason of the receipt. For each share of common stock received in respect of a restricted stock unit, the taxation of the post-settlement appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Performance Cash Awards. A participant will not recognize any taxable income at the time a performance cash award is granted. When the terms and conditions to which a performance cash award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash he or she receives. Trustmark generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Stock Appreciation Rights. A participant will not recognize any taxable income at the time a SAR is granted. A participant who exercises a SAR will realize ordinary income in an amount equal to the amount of cash and the fair market value of any shares received. Trustmark generally will be entitled to a corresponding deduction for federal income tax purposes. If the participant receives common stock upon exercise of a SAR, the taxation of the post-exercise appreciation or depreciation is treated as either a short-term or long-term capital gain or loss, depending upon the length of time the participant held the shares of common stock.

Section 409A. Section 409A of the Internal Revenue Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Under current IRS guidance certain awards under the Plan are not non-qualified deferred compensation to which Section 409A applies. These excluded awards are stock options under which shares of Trustmark common stock are issued, SARs under which shares of Trustmark common stock are issued, restricted stock, certain restricted stock units which are paid at or shortly after vesting and performance units awards that are paid at or shortly after vesting. Other awards under the Plan, including certain restricted stock units, may be treated as non-qualified deferred compensation to which Section 409A applies, and in such case it is generally Trustmark’s intent that such awards be designed to comply with the election timing, payment timing and other requirements of Section 409A.

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the provisions of Section 409A, Section 409A imposes an additional twenty percent (20%) federal income tax on compensation recognized as ordinary income, as well as possible interest requirements with respect to such amounts, and will have certain withholding requirements. In no event shall Trustmark be liable to a participant on account of an award’s failure to qualify for favorable United States or foreign tax treatment or avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

The foregoing is only a summary of the effect of federal income taxation upon Trustmark and upon participants, is not complete and does not discuss the tax consequences of any participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

New Plan Benefits

No determination has yet been made as to the awards, if any, that any individuals who would be eligible to participate in the Plan will be granted in the future and, therefore, the benefits to be awarded under the Plan are not determinable.

Equity Compensation Plan Information

The table below contains summary information as of December 31, 2021, about shares of Trustmark’s common stock that may be issued upon the exercise of stock options and other equity-based awards under all compensation plans under which equity securities are reserved for issuance. The Plan is the only equity compensation plan pursuant to which Trustmark’s equity securities are authorized for issuance or outstanding.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a) (#)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2) (c) (#)
Equity compensation plans approved by security holders	140,821	---	563,994
Equity compensation plans not approved by security holders	---	---	---
Total	140,821	---	563,994

(1)	This number represents the maximum potential shares issuable in connection with the vesting of unvested performance-based restricted stock and restricted stock unit awards in excess of 100%.
(2)

This number represents shares available for future issuance under the Plan as of December 31, 2021, in connection with stock options, SARs, restricted stock, restricted stock units and performance units.

Vote Required

Shareholder approval of the proposed Amendment requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

The Board recommends that shareholders vote “FOR” the proposed amendment of the Plan to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Trustmark has engaged Crowe as its independent auditor since December 21, 2015, and the Audit & Finance Committee reaffirmed Crowe’s engagement as the independent auditor for the fiscal year ending December 31, 2022. The Board recommends that shareholders vote in favor of ratifying the selection of Crowe. If shareholders do not ratify the selection of Crowe, the Audit & Finance Committee will consider a change in independent auditor for the next year.

The Audit & Finance Committee is responsible for approving the compensation paid to Crowe as Trustmark’s independent auditor. In order to assure continuing auditor independence, the Audit & Finance Committee periodically considers whether there should be regular rotation of the independent auditing firm. The members of the Audit & Finance Committee and the Board believe that continued retention of Crowe to serve as Trustmark’s independent auditor is in the best interest of Trustmark and its shareholders.

Representatives of Crowe are expected to be present at the annual meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions during the period generally allotted for questions at the meeting.

The Board recommends that shareholders vote “FOR” ratification of the selection of Crowe as Trustmark’s independent auditor.

AUDIT & FINANCE COMMITTEE REPORT

Trustmark’s Audit & Finance Committee conducts the usual and necessary activities in connection with the audit functions of Trustmark. The Committee reviewed and discussed with management and Crowe the consolidated audited financial statements as of and for the three years ended December 31, 2021. The Committee also discussed with Crowe the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Committee received the written disclosures and the letter from Crowe required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence and discussed the independence of Crowe. Based on this review, the Committee recommended to the Board that the consolidated audited financial statements be included in Trustmark’s Annual Report on Form 10-K for the year ended December 31, 2021.

All of the following members of Trustmark’s Audit & Finance Committee are independent directors as defined by Nasdaq Listing Rules:

Tracy T. Conerly (Chair)	Marcelo Eduardo
William A. Brown	Harris V. Morrissette
Augustus L. Collins

The Board has determined that Tracy T. Conerly and Harris V. Morrissette each qualify as an audit committee financial expert pursuant to the requirements of the SEC.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Crowe for the audit of Trustmark’s consolidated financial statements for the fiscal years ended December 31, 2021, and December 31, 2020, and fees billed for other services rendered by Crowe during those periods. All services reflected below for 2021 and 2020 were pre-approved in accordance with the policy of the Audit & Finance Committee. Information related to audit fees for 2021 includes amounts billed through December 31, 2021, and additional amounts estimated to be billed for the 2021 period for audit services rendered.

Year	Audit Fees (1)	Audit-Related Fees (2)	All Other Fees (3)	Total
2021	$ 1,175,280	$ 129,488	---	$ 1,304,768
2020	$ 1,163,900	$ 375,839	---	$ 1,539,739

(1)

Audit fees include fees for professional services in connection with the audit of Trustmark’s consolidated financial statements, audit of internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services provided in connection with statutory and regulatory filings.

(2)

Audit-related fees include assurance and related services that are traditionally performed by the independent registered public accounting firm and include compliance testing and reporting, internal control reviews and agreed upon procedure reports.

(3)	Crowe did not provide any tax services to Trustmark in 2021 or 2020.

Pre-Approval Policy

The Audit & Finance Committee has adopted a policy that sets forth guidelines and procedures for the pre-approval of services to be performed by the independent auditor, as well as the fees associated with those services. Annually, the Committee reviews and establishes the types of services and fee levels to be provided by the independent auditor. Any additional services or fees in excess of the approved amounts require specific pre-approval by the Committee. The Committee has delegated to its Chair the authority to evaluate and approve services and fees in the event that pre-approval is required between meetings. If the Chair grants such approval, she will report that approval to the full Committee at its next meeting. Non-audit services, prohibited by the SEC, are likewise prohibited under the Committee’s pre-approval policy.

RELATED PARTY TRANSACTIONS

This section provides information regarding certain transactions between Trustmark and its subsidiaries and certain of our directors and officers and greater-than-5% shareholders.

The Bank has made loans to directors, executive officers and principal shareholders and their related interests in 2021 and in prior years and continues to do so in 2022. Such loans were made in the course of ordinary business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features. Loan transactions with directors, executive officers and principal shareholders and their related interests are approved by the Board as part of the Bank’s loan review policy under Regulation O.

The Bank made a payment of approximately $275,000 in 2021 to Bloomfield Equities, LLC, for the naming rights to the Mississippi Braves AA Baseball Stadium, known as “Trustmark Park.” Ninety percent (90%) of Bloomfield Equities, LLC, is owned indirectly by Trustmark director William G. Yates III and his family through Spectrum Capital, LLC, which is owned thirty-three percent (33%) by Mr. Yates III and sixty-seven percent (67%) by his family and a family trust. The dollar value of Mr. Yates III’s interest in the transaction was approximately $81,675. The collective dollar value of this transaction to the Yates family (excluding Mr. Yates) was approximately $165,825. The Bank expects to make a payment of $275,000 in 2022 to Bloomfield Equities, LLC, for naming rights to Trustmark Park. The specific dollar value of Mr. Yates III’s interest in the 2022 transaction is not known at this time.

In addition, Trustmark paid $14,000 in 2021 to Spectrum Events, LLC for the sponsorship of the Mississippi High School Baseball Championship Series and the Mississippi College Baseball showdown both played at Trustmark Park. Spectrum Events, LLC is wholly owned by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transaction was approximately $4,620, and the collective dollar value of this transaction to the Yates family (excluding Mr. Yates) was approximately $9,380. Trustmark does not expect to pay sponsorship payments to Spectrum Events, LLC in 2022.

In addition, Trustmark paid Bloomfield Holdings, LLC $60,000 in 2021 for, among other things, exclusive banking rights at the Outlets of Mississippi, which is owned by Bloomfield Holdings, LLC. Ninety percent (90%) of Bloomfield Holdings, LLC is owned indirectly by Spectrum Capital, LLC. The dollar value of Mr. Yates III’s interest in the transactions was approximately $17,820. The collective dollar value of these transactions to the Yates family (excluding Mr. Yates) was approximately $36,180. Trustmark anticipates paying Bloomfield Holdings, LLC $60,000 in 2022 for, among other things, exclusive banking rights at the Outlets of Mississippi.

During 2021, the Bank paid approximately $900,000 in construction management fees to W. G. Yates & Sons Construction Company (WGY&S) in connection with the construction of a new facility located in Brandon, Mississippi. WGY&S is wholly owned by Mr. Yates III and his family, and Mr. Yates III serves as its President and CEO. In addition, during 2021, Trustmark paid approximately $5,000 to WGY&S for repairs for a branch office located in Whitehaven, Mississippi.

During 2021, WGY&S and certain of its wholly owned subsidiaries and affiliates paid premiums for employee benefits insurance policies to third party insurance companies. Fisher Brown Bottrell received commissions of approximately $1.2 million from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for WGY&S in 2022. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time. In addition, during 2021, WGY&S and certain of its subsidiaries and affiliates paid the Bank an aggregate of approximately $325,000 in fees for trust and investment management services, including for serving as trustee of certain 401(k) plans for such affiliates. Trustmark believes these fees are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. The Bank continues to provide these services for WGY&S in 2022. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

During 2021, Yates Construction Company, LLC purchased a foreclosed bank-owned real estate property in Philadelphia, Mississippi from Trustmark at an anonymous online public auction conducted by an independent third party in which the identity of the bidding parties was unknown to Trustmark. The purchase price of the property was $269,500 payable in cash at the closing. Trustmark did not provide any financing in the transaction. Mr. Yates III is the President and Chief Executive Officer of Yates Construction Company, LLC. The dollar value of Mr. Yates III’s interest in this transaction is not known at this time.

During 2021, MINACT, Inc. (“MINACT”) and certain of its wholly owned subsidiaries and affiliates paid premiums for employee benefits insurance policies to third party insurance companies. General Collins is the CEO of MINACT. Fisher Brown Bottrell received commissions of approximately $270,000 from such insurance companies for placing these policies. Trustmark believes the premiums and the terms of the insurance policies are no more favorable than could be obtained from a nonrelated party in an arm’s length transaction. Fisher Brown Bottrell continues to serve as insurance agent for these policies for MINACT in 2022.

During 2021, Trustmark purchased 250,000 shares of Trustmark common stock from Harbor Street, Inc. (“Harbor Street”) for approximately $8.3 million and purchased 750,000 shares of Trustmark common stock from Capitol Street, LLC (“Capitol Street”) for approximately $25.0 million. These purchases were part of Trustmark’s previously announced 2020 share repurchase program. Both Harbor Street and Capitol Street are deemed to be controlled by the Robert M. Hearin Support Foundation, which beneficially owns more than 5% of Trustmark’s outstanding common stock. Trustmark believes that the terms of these transaction were comparable to and no more favorable than the terms that could have been obtained in an arm’s length transaction with an unrelated party.

Trustmark’s Audit & Finance Committee has adopted and manages a written policy that governs the review, approval or ratification of related party transactions. For purposes of this policy, a “related party transaction” is a transaction, arrangement or relationship (or a series of similar transactions, arrangements or relationships) in which Trustmark is, or will be, a participant and in which a “related party” has a direct or indirect material interest where the aggregate amount involved exceeds $120,000. A “related party” is (i) an executive officer, director or nominee for director of Trustmark, (ii) a shareholder owning in excess of 5% of Trustmark’s outstanding equity securities, (iii) a person who is an immediate family member of someone listed in (i) or (ii), or (iv) an entity (a) which is controlled by someone listed in (i), (ii) or (iii), (b) in which someone listed in (i), (ii) or (iii) above owns 5% or more of the outstanding equity securities, or (c) of which someone listed in (i), (ii) or (iii) is an executive officer or general partner.

The policy provides that any related party transaction must be reported to the General Counsel and may be consummated or may continue only if the Audit & Finance Committee determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of Trustmark. Generally, a transaction that is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party will be presumed to not be inconsistent with the best interests of Trustmark. Certain categories of transactions are deemed to be pre-approved by the Audit & Finance Committee and do not require separate approval. These include, among other things, compensation or benefits arrangements approved by the Human Resources Committee and extensions of credit made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, of those prevailing at the time for comparable loans with persons not related to Trustmark and not presenting more than the normal risk of collectability or other unfavorable features.

The Audit & Finance Committee reviewed, considered, and approved, or ratified, the payments, as applicable, to Bloomfield Equities, LLC, Spectrum Events, LLC, Bloomfield Holdings, LLC, WGY&S, and, therefore, to Mr. Yates III, as well as the transactions involving Harbor Street and Capitol Street. The Audit and Finance Committee also reviewed, considered, and approved, or ratified, as applicable, the transaction with Yates Construction Company, LLC, as well as the business relationships between Fisher Brown Bottrell, the Bank and WGY&S and certain of its subsidiaries and affiliates, and the business relationship between Fisher Brown Bottrell and MINACT, Inc.

BENEFICIAL OWNERSHIP OF TRUSTMARK STOCK

The following table reflects the number of Trustmark shares beneficially owned by (a) persons known by Trustmark to be the beneficial owners of more than 5% of its outstanding shares, (b) current directors and director nominees, (c) each of the NEOs within the Executive Compensation section, and (d) current directors and executive officers of Trustmark as a group. The persons listed below have sole voting and investment authority for all shares except as indicated. The percentage of outstanding shares of common stock owned is not shown where less than 1%. All percentage computations are based on 61,624,761 shares of Trustmark common stock outstanding as of February 2, 2022, which includes unvested restricted stock. For the directors, the number of shares beneficially owned includes shares underlying restricted stock units that vest within 60 days of February 2, 2022. As of February 2, 2022, there were no options outstanding.

Name	Shares Beneficially Owned as of 02/2/22		Percent of Outstanding Shares

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	9,169,925	(1)	14.9%

The Vanguard Group 100 Vanguard Way Malvern, Pennsylvania 19355	6,290,864	(2)	10.2%

The Robert M. Hearin Foundation The Robert M. Hearin Support Foundation Post Office Box 16505 Jackson, Mississippi 39236	4,533,901	(3)	7.4%

Dimensional Fund Advisors LP Dimensional Place 6300 Bee Cave Road, Building One Austin, Texas 78746	3,799,302	(4)	6.2%

Adolphus B. Baker	41,271	(5)
William A. Brown	15,932	(5) (6)
Augustus L. Collins	5,625
Tracy T. Conerly	12,888	(5)

Toni D. Cooley	18,629	(5)

Duane A. Dewey	50,675	(7)

Marcelo Eduardo	4,981	(8)

Louis E. Greer	2,210	(9)

Robert B. Harvey	33,371	(10)

J. Clay Hays, Jr., M.D.	11,548	(5) (11)

Gerard R. Host	251,807	(12)

Harris V. Morrissette	20,959	(5)

Thomas C. Owens	18,125	(13)

Richard H. Puckett	112,835	(5) (14)

Granville Tate, Jr.	20,539	(10)

William G. Yates III	22,109	(5)

Directors and executive officers of Trustmark as a group	700,700	(15)	1.1%

(1)

According to Amendment No. 14 to Schedule 13G filed with the SEC on January 26, 2022, by BlackRock, Inc., as of December 31, 2021, BlackRock, Inc., through its subsidiaries, has sole voting power with respect to 8,937,194 shares of Trustmark common stock and sole investment power with respect to 9,169,925 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(2)

According to Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2022, by The Vanguard Group, as of December 31, 2021, The Vanguard Group, through its subsidiaries, has sole voting power with respect to zero shares of Trustmark common stock and sole investment power with respect to 6,181,616 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 6,290,864 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(3)

Based solely on information provided to Trustmark by The Robert M. Hearin Foundation on behalf of The Robert M. Hearin Foundation, The Robert M. Hearin Support Foundation, Capitol Street, LLC, Galaxie Corporation, Bay Street, LLC, Harbor Street, Inc. and H-H Corporation, (collectively, Hearin Foundation), as of January 3, 2022, the Hearin Foundation beneficially owns 4,533,901 shares of Trustmark common stock including 376,578 shares owned by The Robert M. Hearin Foundation, 3,519,482 shares owned by The Robert M. Hearin Support Foundation, and 637,841 shares owned by Capitol Street, LLC. Capitol Street, LLC is 100% owned by Galaxie Corporation, which may be deemed to be controlled by The Robert M. Hearin Support Foundation. Voting and investment decisions concerning shares beneficially owned by The Robert M. Hearin Foundation and The Robert M. Hearin Support Foundation are made by the Foundations’ trustees: Robert M. Hearin, Jr., Matthew L. Holleman, III, Steve M. Hendrix, E. E. Laird, Jr., Laurie H. McRee and Alan W. Perry.

(4)

According to Amendment No. 5 to Schedule 13G filed with the SEC on February 8, 2022, by Dimensional Fund Advisors LP, as of December 31, 2021, Dimensional Fund Advisors LP, through its subsidiaries, has sole voting power with respect to 3,712,363 shares of Trustmark common stock and sole investment power with respect to 3,799,302 shares of Trustmark common stock. The aggregate amount beneficially owned by each reporting person was 3,799,302 shares of Trustmark common stock. The foregoing information has been included solely in reliance upon the disclosures contained in the referenced amended Schedule 13G.

(5)

Includes 1,530 shares of time-based restricted stock with respect to which Directors Baker, Brown, Conerly, Cooley, Hays, Morrissette, Puckett, and Yates each has sole voting power, but which cannot be transferred prior to vesting.

(6)	Includes 500 shares held in trust of which Mr. Brown is the co-trustee and sole beneficiary.
(7)

Includes 9,175 shares of restricted stock with respect to which Mr. Dewey has sole voting power but which cannot be transferred prior to vesting and 36,407 shares as to which Mr. Dewey shares voting and investment power with his spouse.

(8)	Includes 1,353 shares owned by his spouse as to which Mr. Eduardo has no voting or investment control.
(9)	Includes 2,210 shares of restricted stock with respect to which Mr. Greer has sole voting power, but which cannot be transferred prior to vesting.
(10)	Includes 6,117 shares of restricted stock with respect to which Messrs. Harvey and Tate each has sole voting power, but which cannot be transferred prior to vesting.
(11)	Includes 200 shares as to which Dr. Hays shares voting and investment power with his spouse.
(12)

Includes 24,465 shares of restricted stock with respect to which Mr. Host has sole voting power but which cannot be transferred prior to vesting and 80,000 shares held in trust of which Mr. Host’s spouse is trustee.

(13)	Includes 3,670 shares of restricted stock with respect to which Mr. Owens has sole voting power, but which cannot be transferred prior to vesting.
(14)	Includes 75,138 shares owned by his spouse as to which Mr. Puckett has no voting or investment control.
(15)

Includes shares held directly or indirectly by 20 individuals: the currently serving directors and NEOs listed herein, as well as Trustmark’s other remaining executive officers. Of these, a total of 74,852 are shares of restricted stock with respect to which the individuals have sole voting power, but which cannot be transferred prior to vesting. None of these shares are pledged as security.

PROPOSALS OF SHAREHOLDERS

Shareholders may submit proposals to be considered at the 2023 Annual Meeting of Shareholders if they do so in accordance with Trustmark’s bylaws and applicable regulations of the SEC. In accordance with Trustmark’s bylaws as more fully described under “Corporate Governance -- Nomination of Directors” beginning on page 9, any shareholder intending to nominate a candidate for election to the Board at Trustmark’s 2023 Annual Meeting of Shareholders must submit notice to the Secretary no earlier than December 15, 2022, and no later than January 14, 2023. Any shareholder intending to propose a matter for consideration at Trustmark’s 2023 Annual Meeting of Shareholders (other than a director nomination) must submit such proposal in writing to the Secretary at Trustmark Corporation, Post Office Box 291, Jackson, MS 39205 no later than January 29, 2023; however, in order to be considered for inclusion in Trustmark’s proxy statement for the 2023 Annual Meeting of Shareholders, the proposal must meet the requirements of SEC Rule 14a-8 and be submitted to the Secretary no later than November 15, 2022. In addition, the proxy solicited by the Board for the 2023 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Trustmark has not received notice of such proposal by January 29, 2023.

COST OF PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and electronic delivery. Associates of Trustmark and its subsidiaries may be used to solicit proxies by means of telephone or personal contact but will not receive any additional compensation for doing so. Banks, brokers, trustees and nominees will be reimbursed for reasonable expenses incurred in sending proxy materials to the beneficial owners of such shares. The total cost of the solicitation will be borne by Trustmark.

AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Tuesday, April 26, 2022:

This proxy statement, a form of the proxy card and Trustmark’s 2021 Year in Review are available at investorrelations.trustmark.com. As permitted by rules adopted by the SEC, Trustmark is furnishing these proxy materials over the Internet to most shareholders. Those shareholders will not receive printed copies of these documents and instead will receive a Notice of Internet Availability containing instructions on how to access the proxy materials over the Internet. The Notice of Internet Availability also contains instructions on how each of those shareholders can request a printed copy of the proxy materials including this proxy statement, a proxy card and Trustmark’s 2021 Year in Review. Shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail.

ANNEX A:

AMENDMENT NO. 1 DATED FEBRUARY 16, 2022 TO TRUSTMARK CORPORATION

AMENDED AND RESTATED STOCK AND INCENTIVE COMPENSATION PLAN

AMENDMENT NO. 1 TO THE

TRUSTMARK CORPORATION

AMENDED AND RESTATED

STOCK AND INCENTIVE COMPENSATION PLAN

WHEREAS, Trustmark Corporation (the “Company”) sponsors the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (the “Plan”), which was amended and restated effective April 28, 2015.

WHEREAS, pursuant to Section 16.1 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan at any time, subject to certain limitations;

WHEREAS, the Board wishes to amend the Plan solely to (1) increase the maximum aggregate number of shares available for issuance thereunder and (2) provide that, consistent with the Company’s current practices, the Company shall not pay dividends or dividend equivalents on shares underlying unvested awards granted under the Plan, unless any such dividends or divided equivalents are subject to the same restrictions, vesting and payment as the underlying unvested award, and believes that it is in the best interests of the Company and its shareholders to make such amendments; and

WHEREAS, this Amendment shall become effective upon the approval of this Amendment by the Company’s shareholders at the annual meeting of shareholders held on April 26, 2022 (the date of such approval, the “Effective Date”).

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	The first sentence of Section 4.1 of the Plan is amended and restated to read as follows:

Subject to adjustment as provided in Section 4.4 or Article XIV herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 3,000,000; provided, that effective April 26, 2022, such maximum aggregate number of shares shall be increased by 600,000 Shares, for a new maximum aggregate number of 3,600,000 Shares.

2.	Section 7.8 of the Plan is amended and restated to read as follows:

7.8 Dividends and Other Distributions. Unless otherwise provided in the Agreement, during the Period of Restriction, recipients of Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares; provided, however, that any such dividends or distributions shall in all cases be subject to the same restrictions, vesting and payment (including any restrictions on transferability and the rules for custody) as the Shares of Restricted Stock to which they are attributable.

3.	The first sentence of the second paragraph of Section 8.2 of the Plan is amended and restated to read as follows:

Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Restricted Stock Units shall have added to their rights all dividends and other distributions which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding; provided, however, that any such deemed dividends or distributions shall in all cases be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable.

4.	The second sentence of Section 10.2 of the Plan is amended and restated to read as follows:

The Committee may provide for payment of dividend equivalents with respect to each Performance Unit; provided, however, that any such dividend equivalents shall in all cases be subject to the same restrictions, vesting and payment as the Performance Units to which they are attributable.

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been executed on behalf of the Company this 16th day of February, 2022.

TRUSTMARK CORPORATION

By:
Name:
Title:

ANNEX B:

TRUSTMARK CORPORATION AMENDED AND RESTATED

STOCK AND INCENTIVE COMPENSATION PLAN

(effective as of April 28, 2015)

TRUSTMARK CORPORATION

AMENDED AND RESTATED

STOCK AND INCENTIVE COMPENSATION PLAN

(as amended and restated, effective April 28, 2015)

ARTICLE I

Establishment, Purpose and Duration

1.1          Establishment of the Plan. Trustmark Corporation (hereinafter referred to as the “Company”), a Mississippi corporation, hereby amends and restates its 2005 Stock and Incentive Compensation Plan. The Trustmark Corporation 2005 Stock and Incentive Compensation Plan as so amended and restated shall be known as the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Units, Performance Cash Awards and/or Stock Appreciation Rights to Key Associates and Directors.

The Plan was originally adopted by the Board of Directors on March 8, 2005 and became effective on May 10, 2005 upon approval by shareholders of the Company. The Plan was subsequently amended January 26, 2010, which amendment became effective on May 11, 2010 upon approval by shareholders of the Company. This amendment and restatement of the Plan was adopted by the Board of Directors on January 27, 2015, to become effective (the “Effective Date”) as of April 28, 2015 if approved by shareholders of the Company at the Company’s April 28, 2015 annual meeting in accordance with applicable laws and any applicable rules of any national securities exchange or system on which the Stock is then listed or reported. Prior to such shareholder approval, Awards may be granted pursuant to the terms of the Plan as in effect prior to January 27, 2015.

1.2          Purpose of the Plan. The purpose of the Plan is to promote the success of the Company and its Subsidiaries by providing incentives to Key Associates and Directors that will promote the identification of their personal interest with the long term financial success of the Company and with growth in shareholder value, consistent with the Company’s risk profile. The Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Key Associates and Directors upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3          Duration of the Plan. The terms of this amended and restated Plan shall become effective on the Effective Date, as described in Section 1.1 herein. No Award may be granted under the Plan after April 27, 2025. Awards outstanding on such date shall remain valid in accordance with their terms. The Board of Directors shall have the right to terminate the Plan at any time pursuant to Article XVI herein.

ARTICLE II

Definitions

2.1          Definitions. Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

(a)   “Agreement” means any written agreement or other instrument or document, which may be in electronic format, implementing the grant of each Award and setting forth the specific terms of each Award, and which is signed or acknowledged (including a signature or acknowledgment in electronic format) by an authorized officer of the Company and by the Participant.

(b)   “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards, Performance Units, Performance Cash Awards and/or Stock Appreciation Rights.

(c)   “Award Date” means the date on which an Award is made (also referred to as “granted”) by the Committee under the Plan.

(d)   “Beneficiary” means the person designated by a Participant pursuant to Section 19.10 herein.

(e)   “Board” or “Board of Directors” means the Board of Directors of the Company.

(f)   “Cause” has the meaning set forth in any employment agreement or change in control agreement then in effect between the Participant and the Company or a subsidiary, if applicable, and, if the Participant has no such agreement or if such agreement does not define the term, “Cause” means (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Company, or

(ii) the willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or subsidiary.

(g)   “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i) the acquisition by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act) of ownership of, holding or power to vote more than 20% of the Company’s voting stock; or

(ii) the acquisition by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act) of the ability to control the election of a majority of the Company’s Board; or

(iii) the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act); or

(iv) during any period of two consecutive years, the composition of the Company’s Board shall change, such that Continuing Directors no longer comprise at least two-thirds thereof. The term “Continuing Director” means an individual who was a member of the Company’s Board at the beginning of the two-year period described in the immediately preceding sentence, or whose subsequent nomination for election to the Company’s Board was recommended or approved by the affirmative vote of at least two-thirds of the Continuing Directors then in office.

Notwithstanding the foregoing, in the case of (i), (ii) and (iii) hereof, ownership or control of the Company’s voting stock by the Trustmark National Bank (the “Bank”) or any employee benefit plan sponsored by the Company or the Bank or any subsidiary thereof shall not constitute a Change in Control. For purposes of this definition only, the term “person” refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization of any other form of entity not specifically listed herein.

(h)   “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the committee of the Board appointed to administer the Plan pursuant to Article III herein, all of the members of which shall be “independent directors” under applicable stock exchange listing standards, “non-employee directors” as defined in Rule 16b-3, as amended, under the Exchange Act, or any similar or successor rule, and “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code. Unless otherwise determined by the Board, the Human Resources Committee of the Board, or any successor committee responsible for executive compensation, shall constitute the Committee.

(j)   “Company” means Trustmark Corporation, or any successor thereto as provided in Article XVIII herein.

(k)   “Director” means a director of the Company or any Subsidiary thereof, including a Community Bank Advisory Director of the Bank. The term “Director” shall not include an honorary director.

(l)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m)   “Fair Market Value” means, with respect to a Share, the closing market price (that is, the price at which last sold on the applicable principal U.S. market) of the Stock on the relevant date if it is a trading date, or if not, on the most recent date on which the Stock was traded prior to such date, as reported by the stock exchange for the applicable principal U.S. market, or if, in the opinion of the Committee, this method is inapplicable or inappropriate for any reason, the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

(n)   “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422 of the Code.

(o) “Key Associate” means an officer or other key associate of the Company or its Subsidiaries who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries. “Key Associates” includes Directors who are also associates of the Company or its Subsidiaries.

(p)   “Non-Qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.

(q)   “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(r)   “Option Price” means the exercise price per Share of Stock covered by an Option.

(s)   “Participant” means a Key Associate or a Director who has been granted an Award under the Plan and whose Award remains outstanding.

(t)   “Performance-Based Compensation Award” means any Award for which exercise, full enjoyment or receipt thereof by the Participant is contingent on satisfaction or achievement of the Performance Goal applicable thereto. If a Performance-Based Compensation Award is intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the grant of the Award, the establishment of the Performance Goal, the making of any modifications or adjustments and the determination of satisfaction or achievement of the Performance Goal shall be made during the period or periods required under and in conformity with the requirements of Section 162(m) of the Code therefor. The terms and conditions of each Performance-Based Compensation Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement.

(u)   “Performance Cash Award” means an Award of cash granted to a Participant pursuant to Article XI herein.

(v)   “Performance Goal” means one or more performance measures or goals set by the Committee in its discretion for each grant of a Performance-Based Compensation Award. The extent to which such performance measures or goals are met will determine the amount or value of the Performance-Based Compensation Award which a Participant is entitled to exercise, receive or retain. For purposes of the Plan, a Performance Goal may be particular to a Participant, and may include any one or more of the following performance criteria, either individually, alternatively or in any combination, subset or component, applied to the performance of the Company as a whole or to the performance of a Subsidiary, division, strategic business unit, line of business or business segment, measured either quarterly, annually or cumulatively over a period of years or partial years, in each case as specified by the Committee in the Award: (i) Stock value or increases therein (including, for example, total shareholder return), (ii) earnings per share or earnings per share growth, (iii) net earnings, earnings or earnings growth (before or after one or more of taxes, interest, depreciation and/or amortization), (iv) profits (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures), (v) operating cash flow, (vi) operating or other expenses, (vii) operating efficiency, (viii) return on equity, (ix) return on tangible equity, (x) return on assets, capital or investment, (xi) sales or revenues or growth thereof, (xii) deposits, loan and/or equity levels or growth thereof, (xiii) assets under management, (xiv) cost control measures, (xv) regulatory compliance, (xvi) gross, operating or other margins, (xvii) efficiency ratio (as generally recognized and used for bank financial reporting and analysis), (xviii) net interest income (FTE), (xix) net interest margin (FTE), (xx) non-interest income, (xxi) non-interest expense, (xxii) credit quality, net charge-offs and/or non-performing assets (excluding such loans or classes of loans as may be designated for exclusion), (xxiii) provision expense, (xxiv) productivity, (xxv) customer satisfaction, (xxvi) satisfactory internal or external audits, (xxvii) improvement of financial ratings, (xxviii) achievement of balance sheet or income statement objectives, (xxix) quality measures, (xxx) regulatory exam results, (xxxi) achievement of risk management objectives, (xxxii) implementation, management or completion of critical projects or processes, or (xxxiii) any component or components of the foregoing (including, without limitation, determination thereof, in the Committee’s sole discretion, with or without the effect of discontinued operations and dispositions of business units or segments, non-recurring items, material extraordinary items that are both unusual and infrequent, non-budgeted items, special charges, accruals for acquisitions, reorganization and restructuring programs and/or changes in tax law, accounting principles or other such laws or provisions affecting the Company’s reported results). Performance Goals may include a threshold level of performance below which no payment or vesting may occur, levels of performance at which specified payments or specified vesting will occur, and a maximum level of performance above which no additional payment or vesting will occur. Performance Goals may be absolute in their terms or measured against or in relationship to a pre-established target, the Company’s budget or budgeted results, previous period results, a market index, a designated comparison group of other companies comparably, similarly or otherwise situated, or any combination thereof. The Committee shall determine the Performance Period during which the Performance Goal must be met; and attainment of Performance Goals shall be subject to certification by the Committee. The Committee retains the discretion to adjust the compensation or economic benefit due upon attainment of Performance Goals, provided that, with respect to an Award intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, any such adjustment shall be made only in conformity with the requirements of Section 162(m) of the Code.

(w)   “Performance Period” means the time period during which the Performance Goal must be met in connection with a Performance-Based Compensation Award. Such time period shall be set by the Committee.

(x)   “Performance Unit” means an Award, designated as a performance unit, granted to a Participant pursuant to Article X herein, valued as a fixed dollar amount, and payable in cash, Stock or a combination thereof.

(y)   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VII herein, or the period during which Restricted Stock Units are restricted, pursuant to Article VIII herein.

(z)   “Plan” means the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan (formerly known as the Trustmark Corporation 2005 Stock and Incentive Compensation Plan), as herein described and most recently amended and restated on January 27, 2015 and to be effective as of the Effective Date, as hereafter from time to time amended.

(aa)   “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.

(bb)   “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VII herein which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied.

(cc)   “Restricted Stock Unit” or “RSU” means an Award, designated as a Restricted Stock Unit, granted to a Participant pursuant to Article VIII herein and valued by reference to Stock, which is subject to restrictions and forfeiture until the designated conditions for the lapse of the restrictions are satisfied. Restricted Stock Units are payable in cash, Stock or a combination thereof.

(dd)   “Stock” or “Shares” means the common stock of the Company.

(ee)   “Stock Appreciation Right” or “SAR” means an Award, designated as a stock appreciation right, granted to a Participant pursuant to Article XII herein, and payable in cash, Stock or a combination thereof.

(ff)   “Stock Award” means an Award of Stock granted to a Participant pursuant to Article IX herein.

(gg)   “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

ARTICLE III

Administration

3.1          Administration of the Plan by the Committee. The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and, subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and conditions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan; (iv) to establish, amend or waive rules or regulations for the Plan’s administration; (v) to accelerate the exercisability of any Award, the end of a Performance Period or termination of any Period of Restriction or other restrictions imposed under the Plan; and (vi) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. In the event of any conflict or inconsistency between the Plan and any Agreement, the Plan shall govern, and the Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

The Chairman of the Committee and such other directors or officers of the Company as shall be designated by the Committee are hereby authorized to execute or acknowledge Agreements on behalf of the Company (including a signature or acknowledgment in electronic format) and to cause Agreements to be delivered to each Participant (including delivery in electronic format).

For purposes of determining the applicability of Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Award provide that it may be exercised only during employment or service or within a specified period of time after termination of employment or service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of employment or service or continuous employment or service.

Subject to limitations under applicable law, the Committee (and its delegee) is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, transmissions through e-mail or specialized software, recorded messages on electronic telephone systems, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.

A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present (in person or as otherwise permitted by applicable law), or acts approved in writing by all Committee members without a meeting, shall be deemed the action of the Committee. Notwithstanding any provision of the Plan to the contrary, any authority or responsibility which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

3.2          Selection of Participants. The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Associates and/or Directors as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3          Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4      Requirements of SEC Rule 16b-3 and Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act (“SEC Rule 16b-3”).

Notwithstanding any provision of the Plan to the contrary, the Plan is intended to give the Committee the authority to grant Awards that qualify as performance-based compensation under Section 162(m)(4)(C) of the Code as well as Awards that do not so qualify. Every provision of the Plan shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded; and any provision of the Plan that would prevent an Award that the Committee intends to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code from so qualifying shall be administered, interpreted, and construed to carry out such intention, and any provision that cannot be so administered, interpreted, and construed shall to that extent be disregarded.

3.5          Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

ARTICLE IV

Stock Subject to the Plan

4.1          Number of Shares. Subject to adjustment as provided in Section 4.4 or Article XIV herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 3,000,000. Except as provided in Section 4.2 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.

The Company, during the term of the Plan and thereafter during the term of any outstanding Award which may be settled in Stock, shall reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

No fractional Shares shall be issued or delivered pursuant to the Plan or any Award thereunder. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

4.2          Lapsed Awards or Forfeited Shares. If any Award granted under the Plan (for which no dividends attributable to Shares underlying such Award have been received) terminates, expires, or lapses for any reason other than by virtue of exercise or settlement of the Award, or if Shares issued pursuant to Awards (for which no dividends attributable to Shares underlying such Award have been received) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan, subject to Section 12.3 herein.

4.3          Delivery of Shares as Payment of Exercise Price or Taxes. Shares withheld, delivered, or otherwise used to pay the Option Price pursuant to the exercise of an Option shall not be available for future Awards under the Plan. Shares withheld by the Company or otherwise used in satisfaction of payment of withholding taxes associated with an Award shall not be available for future Awards under the Plan. To the extent that Shares are delivered or withheld pursuant to the exercise of an Option, the number of underlying Shares as to which the exercise related shall be counted against the number of Shares available for Awards, as opposed to only counting the Shares issued upon exercise.

4.4          Capital Adjustments. The number and kind of Shares subject to each outstanding Award, the Option Price or other exercise price of an Award, and the annual limits on and the aggregate number and kind of Shares for which Awards thereafter may be made shall be proportionately, equitably and appropriately adjusted in such manner as the Committee shall determine in order to retain the economic value or opportunity to reflect any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or other corporate capitalization change of or by the Company. Where an Award being adjusted is an ISO or is subject to Section 409A of the Code, the adjustment shall also be effected so as to comply with Section 424(a) of the Code and not to constitute a modification within the meaning of Section 424(h) or 409A, as applicable, of the Code.

ARTICLE V

Eligibility

Persons eligible to participate in the Plan include (i) all associates of the Company and its Subsidiaries (including any corporation which becomes a Subsidiary after the adoption of the Plan by the Board) who, in the opinion of the Committee, are Key Associates, and (ii) all Directors.

Multiple grants of Awards under the Plan may be made in any calendar year to a Participant, provided, however, that Awards of Options and SARs (disregarding any Tandem SARs as defined in Section 12.1 herein) granted in any calendar year to any one Participant shall not provide for the issuance of, and/or cash payment with respect to, more than 100,000 Shares in the aggregate, that Awards of Restricted Stock, Stock Awards and Restricted Stock Units granted in any calendar year to any one Participant shall not provide for the issuance of, and/or cash payment with respect to, more than 100,000 Shares in the aggregate, that Performance Units granted in any calendar year to any one Participant shall not provide for the payment of more than $2,000,000 in the aggregate (which may include the issuance of no more than 100,000 Shares), and that Performance Cash Awards granted in any calendar year to any one Participant shall not provide for the payment of more than $2,000,000 in the aggregate.

ARTICLE VI

Stock Options

6.1          Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that (i) only

Non-Qualified Stock Options may be granted to Directors who are not associates of the Company or a Subsidiary, (ii) no Participant may be granted Options and SARs in any calendar year for more than 100,000 Shares in the aggregate (with Options and SARs cancelled in the same year as granted counted against this limit), and (iii) the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422 of the Code and rules and regulations thereunder.

6.2          Option Agreement. Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price, the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment or service, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Code, or a Non-Qualified Stock Option not intended to be within the provisions of Section 422 of the Code, provided, however, that if an Option is intended to be an Incentive Stock Option but fails to be such for any reason, it shall continue in full force and effect as a Non-Qualified Stock Option.

6.3          Option Price. The Option Price of an Option shall be determined by the Committee subject to the following limitations.The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Award Date. In addition, an ISO granted to a Key Associate (including any Director who is a Key Associate) who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of such Stock on the Award Date.

6.4          Duration of Options. Each Option shall expire at such time as the Committee shall determine, provided, however, that no Option shall be exercisable after the expiration of ten years from its Award Date. In addition, an ISO granted to a Key Associate (including any Director who is a Key Associate) who, at the time of grant, owns (within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, shall not be exercisable after the expiration of five years from its Award Date.

6.5          Exercisability. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants.

6.6          Method of Exercise. Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee (or its delegee) setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, by the Company withholding Shares otherwise issuable upon the exercise valued at Fair Market Value at the time of exercise, or by a combination of the foregoing.

To the extent permitted under the applicable laws and regulations, at the request of the Participant, the Company agrees to cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to a securities broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Stock to cover the costs and expenses associated therewith.

As soon as practicable, after receipt of written notice and payment of the Option Price and completion of payment of (or an arrangement satisfactory to the Company for the Participant to pay) any tax withholding required in connection with the Option exercise, the Company shall, in the Committee’s discretion, either deliver to the Participant stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name, or deliver the appropriate number of Shares in book-entry or electronic form.

6.7          Restrictions on Stock Transferability. The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such Shares are then listed, and under any blue sky or state securities laws applicable to such Shares. The Committee may specify in an Agreement that Stock delivered on exercise of an Option is Restricted Stock or Stock subject to a buyback right by the Company in the amount of, or based on, the Option Price therefor in the event the Participant does not complete a specified service period after exercise.

6.8          Nontransferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

Notwithstanding the foregoing or any other provision of the Plan to the contrary, to the extent permissible under SEC Rule 16b-3, a Participant who is granted Non-Qualified Stock Options pursuant to the Plan may transfer such Non-Qualified Stock Options to his spouse, lineal ascendants, lineal descendants, or to trusts for their benefit, provided that the Non-Qualified Stock Option so transferred may not again be transferred other than to the Participant originally receiving the grant of Non-Qualified Stock Options or to an individual or trust to whom such Participant could have transferred Non-Qualified Stock Options pursuant to this Section 6.8. Non-Qualified Stock Options which are transferred pursuant to this Section 6.8 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-Qualified Stock Options in the hands of the Participant originally receiving the grant of such Non-Qualified Stock Options. Any such transfer supersedes any Beneficiary designation made under Section 19.10 herein with respect to the transferred Non-Qualified Stock Options.

6.9          Disqualifying Disposition of Shares Issued on Exercise of an ISO. If a Participant makes a “disposition” (within the meaning of Section 424(c) of the Code) of Shares issued upon exercise of an ISO within two years from the Award Date or within one year from the date the Shares are transferred to the Participant, the Participant shall, within ten days of disposition, notify the Committee (or its delegee) in order that any income realized as a result of such disposition can be properly reported by the Company on IRS forms W-2 or 1099.

ARTICLE VII

Restricted Stock

7.1          Grant of Restricted Stock. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock under the Plan to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock, Stock Awards, and Restricted Stock Units in any calendar year for more than 100,000 Shares in the aggregate. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. If determined by the Committee, custody of Shares of Restricted Stock may be retained by the Company until the termination of the Period of Restriction pertaining thereto.

7.2          Restricted Stock Agreement. Each Restricted Stock Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and if applicable, any Performance Period and Performance Goal, and such other restrictions and provisions as the Committee shall determine.

7.3          Nontransferability of Restricted Stock. Except as provided in this Article VII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon the earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.4          Other Restrictions. The Committee may impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions or otherwise denote the Restricted Stock as restricted, if issued in book-entry or electronic form.

7.5          Certificate Legend. In addition to any legends placed on certificates, or to which Shares of Restricted Stock issued in book-entry or electronic form are made subject, pursuant to Section 7.4 herein, any Award of Restricted Stock issued in book-entry or electronic form shall be subject to the following legend, and any certificates representing Shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan, in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated <<date of grant>>. A copy of the Plan, any such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of Trustmark Corporation.

7.6          Removal of Restrictions. Except as otherwise provided in this Article VII, the Agreement or applicable law or regulation, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction and, where applicable, after a determination of the satisfaction or achievement of any applicable Performance Goal. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 7.5 herein removed from his Stock certificate or similar notation removed from such Shares if issued in book-entry or electronic form.

7.7          Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.8          Dividends and Other Distributions. Unless otherwise provided in the Agreement, during the Period of Restriction, recipients of Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and the same rules for custody as the Shares of Restricted Stock with respect to which they were distributed.

ARTICLE VIII

Restricted Stock Units

8.1          Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units under the Plan (with one Unit representing one Share) to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock, Stock Awards, and Restricted Stock Units in any calendar year for more than 100,000 Shares in the aggregate. Participants receiving Restricted Stock Unit Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Restricted Stock Units which are deferred compensation covered by Section 409A of the Code, as well as Restricted Stock Units which are not deferred compensation covered by Section 409A of the Code.

8.2          Restricted Stock Unit Agreement. Each Restricted Stock Unit Award shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Units granted, and if applicable, any Performance Period and Performance Goal, and such other restrictions and provisions as the Committee shall determine.

Unless otherwise provided in the Agreement, during the Period of Restriction, Participants holding Restricted Stock Units shall have added to their rights all dividends and other distributions which would have been paid with respect to the Shares represented by those Restricted Stock Units if such Shares were outstanding, and such deemed dividends or distributions shall be subject to the same restrictions, vesting and payment as the Restricted Stock Units to which they are attributable. Unless otherwise provided in the Agreement, during the Period of Restriction, any such deemed dividends and other distributions shall be deemed converted to additional Restricted Stock Units based on the Fair Market Value of a Share on the date of payment or distribution of the deemed dividend or distribution.

8.3          Payment after Lapse of Restrictions. Subject to the provisions of the Agreement, upon the lapse of restrictions with respect to a Restricted Stock Unit, the Participant is entitled to receive, without any payment to the Company (other than required tax withholding), an amount equal (the “RSU Value”) to the product of multiplying (i) the number of Shares with respect to which the restrictions lapse by (ii) the Fair Market Value per Share on the date the restrictions lapse.

The Agreement may provide for payment of the RSU Value at the time of the lapse of restrictions or, on an elective or non-elective basis, for payment of the RSU Value at a later date, adjusted (if so provided in the Agreement) from the date of the lapse of restrictions based on an interest, dividend equivalent, earnings, or other basis (including deemed investment of the RSU Value in Shares) set out in the Agreement (the “adjusted RSU Value”).

Payment of the RSU Value or adjusted RSU Value to the Participant shall be made in Shares, in cash or a combination thereof as determined by the Committee, either at the time of the Award or thereafter, and as provided in the Agreement. To the extent payment of the RSU Value or adjusted RSU Value to the Participant is made in Shares, such Shares shall be valued at the Fair Market Value on the date the restrictions therefor lapse in the case of an immediate payment or at the Fair Market Value on the date of settlement in the event of an elective or non-elective delayed payment.

8.4          Nontransferability of Restricted Stock Units. No Restricted Stock Unit granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. Further, all Restricted Stock Units, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE IX

Stock Awards

Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant unrestricted Stock Awards under the Plan to such Key Associates and Directors and in such amounts as it shall determine, provided, however, that no Participant may be granted Restricted Stock, Stock Awards, and Restricted Stock Units in any calendar year for more than 100,000 Shares in the aggregate. Participants receiving Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. Unless otherwise provided in the applicable Agreement, Stock Awards shall be fully vested and freely transferable as of the Award Date, subject to restrictions under applicable Federal or state securities laws.

ARTICLE X

Performance Units

10.1          Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee, provided, however, that no Participant may be granted Performance Units with a dollar value in excess of $2,000,000 in any calendar year (which may include the issuance of no more than 100,000 Shares). Otherwise, the Committee shall have complete discretion in determining the number of Performance Units granted to each Participant. Participants receiving such Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services. The Committee is expressly authorized to grant Performance Units which are deferred compensation covered by Section 409A of the Code, as well as Performance Units which are not deferred compensation covered by Section 409A of the Code.

10.2          Performance Unit Agreement. Each Performance Unit is intended to be a Performance-Based Compensation Award, and the terms and conditions of each such Award, including the Performance Goal and Performance Period, shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement. The Committee may provide for payment of dividend equivalents with respect to each Performance Unit. The Committee shall set the Performance Goal in its discretion for each Participant who is granted a Performance Unit.

10.3          Settlement of Performance Units. After a Performance Period has ended, the holder of a Performance Unit shall be entitled to receive the value thereof based on the degree to which the Performance Goals and other conditions established by the Committee and set forth in the Agreement (or in a subplan of the Plan which is incorporated by reference into an Agreement) have been satisfied. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Unit shall be made in cash, Stock or a combination thereof as determined by the Committee.

10.4          Nontransferability of Performance Units. No Performance Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. All rights with respect to Performance Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE XI

Performance Cash Awards

A Performance Cash Award may be granted upon the attainment during a Performance Period of one or more Performance Goals. Subject to the terms and conditions of the Plan, Performance Cash Awards may be granted to Key Associates and Directors at any time and from time to time as shall be determined by the Committee. The terms and conditions of any Performance Cash Award, including the Performance Goal(s) and Performance Period, shall be determined by the Committee in its discretion and shall be set forth in an Agreement or in a subplan of the Plan which is incorporated by reference into an Agreement. The Committee is expressly authorized to grant Performance Cash Awards which are deferred compensation covered by Section 409A of the Code, as well as Performance Cash Awards which are not deferred compensation covered by Section 409A of the Code.

ARTICLE XII

Stock Appreciation Rights

12.1          Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Key Associates and Directors, at the discretion of the Committee, in any of the following forms, provided, however, that no Participant may be granted Options and SARs in any calendar year for more than 100,000 Shares in the aggregate (with Options and SARs cancelled in the same year as granted counted against this limit):

(a) In connection with the grant, and exercisable in lieu of, Options (“Tandem SARs”);

(b) Independent of any grant of the Options (“Freestanding SARs”); or

(c) In any combination of the foregoing.

12.2          SAR Agreement. Each SAR grant shall be evidenced by an Agreement that shall specify its type of SAR and its terms and conditions, which terms and conditions shall be determined by the Committee, subject to the limitations set forth in this Section 12.2. The Option Price in the case of a Tandem SAR, and the exercise price of a Freestanding SAR, shall not be less than 100% of the Fair Market Value of such Stock on the Award Date.

12.3           Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the Related Option. The exercise of Tandem SARs shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Tandem SAR is exercised. Conversely, the exercise, in whole or part, of a Related Option, shall cause a reduction in the number of Shares subject to the Tandem SAR equal to the number of Shares with respect to which the Related Option is exercised. Shares with respect to which the Tandem SAR shall have been exercised may not be subject again to an Award under the Plan.

Notwithstanding any other provision of the Plan to the contrary, a Tandem SAR shall expire no later than the expiration of the Related Option, shall be transferable only when and under the same conditions as the Related Option, shall be exercisable only when the Related Option is eligible to be exercised, and shall be exercisable for no more than 100% of the difference between the Option Price of the Related Option and the Fair Market Value of Shares subject to the Related Option at the time the Tandem SAR is exercised.

12.4          Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon such SARs, subject to the limitations set forth in Section 12.2 herein.

12.5          Other Conditions Applicable to SARs. In no event shall the term of any SAR granted under the Plan exceed ten years from the Award Date. A SAR may be exercised only when the Fair Market Value of a Share exceeds either (i) the Fair Market Value per Share on the Award Date in the case of a Freestanding SAR or (ii) the Option Price of the Related Option in the case of a Tandem SAR. A SAR shall be exercised by delivery to the Committee (or its delegee) of a written notice of exercise in the form prescribed by the Committee (or its delegee).

12.6          Payment after Exercise of SARs. Subject to the provisions of the Agreement, upon the exercise of a SAR, the Participant is entitled to receive, without any payment to the Company (except for required tax withholding), an amount equal (the “SAR Value”) to the product of multiplying (i) the number of Shares with respect to which the SAR is exercised by (ii) an amount equal to the excess of (A) the Fair Market Value per Share on the date of exercise of the SAR over (B) either (x) the Fair Market Value per Share on the Award Date in the case of a Freestanding SAR or (y) the Option Price of the Related Option in the case of a Tandem SAR.

Payment of the SAR Value to the Participant shall be made at the time of exercise in Shares, in cash or in a combination thereof as determined by the Committee. To the extent payment of the SAR Value to the Participant is made in Shares, such Shares shall be valued at the Fair Market Value on the date of exercise.

12.7          Nontransferability of SARs. No SAR granted under the Plan, and no right to receive payment in connection therewith, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than upon the death of the Participant in accordance with Section 19.10 herein. Further, all SARs, and rights in connection therewith, granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE XIII

Termination of Employment or Service

The Committee may provide for vesting of Awards in connection with the termination of a Participant’s employment or service on such basis as it deems appropriate. Unless otherwise provided in the Agreement, in the event a Participant’s employment or service is terminated for Cause, the unvested portion and the vested portion not yet paid or exercised of each Award held by the Participant shall be automatically forfeited to the Company and, for an Option and/or SAR, no further exercise shall be allowed.

ARTICLE XIV

Change in Control

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion and without the consent of the Participant, may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase, settlement or cancellation of any such Award by the Company, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

ARTICLE XV

Amendment, Modification, and Substitution of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may amend or modify the terms of any outstanding Award or accelerate the vesting thereof. In addition, the Committee may accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan or outstanding awards granted under any other equity compensation plan of the Company and authorize the granting of new Awards pursuant to the Plan in substitution therefor so long as the new or substituted awards do not specify a lower exercise price than the surrendered Awards or awards, and otherwise the new Awards may be of a different type than the surrendered Awards or awards, may specify a longer term than the surrendered Awards or awards, may provide for more rapid vesting and exercisability than the surrendered Awards or awards, and may contain any other provisions that are authorized by the Plan. The Committee shall continue to have the authority to amend or modify the terms of any outstanding Award after April 27, 2025, provided that no amendment or modification will extend the original term of the Award beyond that set forth in the applicable Award Agreement. Notwithstanding the foregoing, however, no amendment or modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant. Notwithstanding any provision of the Plan to the contrary, the Committee shall not amend, modify, or substitute an Award in a manner that violates Section 409A of the Code, or causes an Award that previously qualified for an exemption from Section 409A to become subject to Section 409A of the Code.

Notwithstanding any provision of the Plan to the contrary, neither the Committee nor the Board shall have the right or authority, without obtaining shareholder approval, to amend or modify the Option Price of any outstanding Option or the exercise price of any outstanding SAR, or to cancel an outstanding Option or SAR, at a time when the Option Price or exercise price is greater than the Fair Market Value of a Share in exchange for cash, another Award, or other securities, except in connection with a corporate transaction involving the Company in accordance with Section 4.4 or Article XIV herein.

ARTICLE XVI

Termination, Amendment and Modification of the Plan

16.1          Termination, Amendment and Modification. At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

16.2          Awards Previously Granted. No termination, amendment or modification of the Plan other than pursuant to Section 4.4 or Article XIV herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XVII

Withholding

17.1          Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.

17.2          Payment of Withholding Obligations with Shares. With respect to withholding required upon the exercise of Non-Qualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other taxable event with respect to any Award, Participants may elect or the Committee may require Participants to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld, or by delivering to the Company Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of any Shares so withheld or delivered shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections by Participants shall be irrevocable and be made in writing and in such manner as determined by the Committee (or its delegee) in advance of the day that the transaction becomes taxable.

ARTICLE XVIII

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XIX

General

19.1          Requirements of Law. The granting of Awards and the issuance of Shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations as may be required.

19.2          Effect of the Plan. The establishment of the Plan shall not confer upon any Key Associate or Director any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment or service of any Key Associate or Director, nor is it a contract between the Company or any of its Subsidiaries and any Key Associate or Director. Participation in the Plan shall not give any Key Associate or Director any right to be retained in the service of the Company or any of its Subsidiaries. No Key Associate or Director who receives an Award shall have rights as a shareholder of the Company prior to the date Shares are issued to the Participant pursuant to the Plan.

19.3          Creditors. The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

19.4          Securities Law Restrictions. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Option, SAR or other Award to represent to and agree with the Company in writing that such Participant is acquiring the Shares for investment and not with a view to the distribution thereof. All Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions or otherwise denote the Shares as being subject to such restrictions, if issued in book-entry or electronic form. No Shares shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable Federal and state securities laws.

19.5          Governing Law. The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the State of Mississippi and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422 of the Code.

19.6          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.7          Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

19.8          Nonqualified Deferred Compensation Plan Omnibus Provision. It is intended that any compensation, benefits or other remuneration which is provided pursuant to or in connection with the Plan which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, including application of a six-month delay for specified employees in certain circumstances, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any provision of the Plan to the contrary, the Committee is authorized to amend any Award Agreement and to amend or declare void any election by a Participant as may be determined by the Committee to be necessary or appropriate to evidence or further evidence required compliance with Section 409A of the Code. The Committee, however, shall have no responsibility or liability if any Award is subject to adverse taxation under Section 409A of the Code.

19.9          Share Certificates and Book Entry. To the extent that the Plan provides for issuance of stock certificates to represent shares of Stock, the issuance may be effected on a non-certificated basis to the extent permitted by applicable law and the applicable rules of any stock exchange. Notwithstanding any other provisions contained in the Plan, in its discretion the Committee may satisfy any obligation to deliver Shares represented by stock certificates by delivering Shares in book-entry or electronic form. If the Company issues any Shares in book-entry or electronic form that are subject to terms, conditions and restrictions on transfer, a notation shall be made in the records of the transfer agent with respect to any such Shares describing all applicable terms, conditions and restrictions on transfer. In the case of Restricted Stock granted under the Plan, such notation shall be substantially in the form of the legend contained in Section 7.5 herein.

19.10          Beneficiary Designations. A Participant may designate a Beneficiary to receive any Options or SARs that may be exercised after his death or to receive any other Award that may be paid after his death, as provided for in the Agreement (provided that with regard to a Tandem SAR and Related Option, any Beneficiary shall be the same for both Awards). Such designation and any change or revocation of such designation shall be made in writing in the form and manner prescribed by the Committee (or its delegee). In the event that the designated Beneficiary dies prior to the Participant, or in the event that no Beneficiary has been designated, any Awards that may be exercised or paid following the Participant’s death shall be transferred or paid in accordance with the Participant’s will or the laws of descent and distribution. If the Participant and his Beneficiary shall die in circumstances that cause the Committee (or its delegee), in its discretion, to be uncertain which shall have been the first to die, the Participant shall be deemed to have survived the Beneficiary.

19.11          Clawback. All Awards (whether vested or unvested) shall be subject to the terms of the Company’s recoupment, clawback or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable law, which could in certain circumstances require repayment or forfeiture of Awards or any Shares or other cash or property received with respect to the Awards (including any value received from a disposition of the Shares acquired upon payment of the Awards).

19.12          Banking Regulatory Provision. All Awards shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any subsidiary thereof is subject.

P.O. BOX 291 JACKSON, MS 39205-0291	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Shareholders may use the Internet to transmit their voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2022, for shares held directly and by 11:59 p.m. Eastern Time on April 20, 2022, for shares held in a Plan. To vote online, have the proxy card in hand, access the website above and follow the instructions given.

During The Meeting - Go to www.virtualshareholdermeeting.com/TRMK2022

You may attend the meeting via the Internet and vote during the meeting. Have the 16-digit control number included on this proxy card available and follow the instructions.

VOTE BY SMART PHONE

Scan the QR Barcode above.

VOTE BY MAIL

Shareholders should mark, sign and date their proxy card and return it in the postage-paid envelope provided or return it to Trustmark Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the environmental impact and costs incurred by Trustmark Corporation in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote before the meeting using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D69180-P65586-Z81687 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  TRUSTMARK CORPORATION

Items of Business The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1.	Election of Directors - To elect a board of eleven directors to hold office for the ensuing year or until their successors are elected and qualified.

	Nominees:		For	Against	Abstain

	1a.	Adolphus B. Baker	☐	☐	☐

	1b.	William A. Brown	☐	☐	☐

	1c.	Augustus L. Collins	☐	☐	☐

	1d.	Tracy T. Conerly	☐	☐	☐

	1e.	Duane A. Dewey	☐	☐	☐

	1f.	Marcelo Eduardo	☐	☐	☐

	1g.	J. Clay Hays, Jr., M.D.	☐	☐	☐

	1h.	Gerard R. Host	☐	☐	☐

	1i.	Harris V. Morrissette	☐	☐	☐

		For	Against	Abstain

	1j. Richard H. Puckett	☐	☐	☐

	1k. William G. Yates III	☐	☐	☐

2.	To provide advisory approval of Trustmark’s executive compensation.	☐	☐	☐

3.

To approve an amendment of the Trustmark Corporation Amended and Restated Stock and Incentive Compensation Plan to increase the number of authorized shares that may be issued under the Plan and to update the Plan’s provisions addressing dividends and dividend equivalents.

		☐	☐	☐

4.	To ratify the selection of Crowe LLP as Trustmark’s independent auditor for the fiscal year ending December 31, 2022.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2022 Notice and Proxy Statement, 2021 Year in Review and 2021 Form 10-K

are available at www.proxyvote.com.

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D69181-P65586-Z81687

TRUSTMARK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2022

The shareholder(s) hereby appoint(s) Richard H. Puckett and Tracy T. Conerly, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of Trustmark Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at http://www.virtualshareholdermeeting.com/TRMK2022 on Tuesday, April 26, 2022, at 1:00 p.m. Central Time. The 16-digit control number included on this proxy card will be required to access the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, “FOR” ADVISORY APPROVAL OF TRUSTMARK’S EXECUTIVE COMPENSATION, “FOR” APPROVAL OF THE AMENDMENT OF THE TRUSTMARK CORPORATION AMENDED AND RESTATED STOCK AND INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES THAT MAY BE ISSUED UNDER THE PLAN AND TO UPDATE THE PLAN’S PROVISIONS ADDRESSING DIVIDENDS AND DIVIDEND EQUIVALENTS, AND “FOR” RATIFICATION OF THE SELECTION OF CROWE LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET (SEE REVERSE SIDE FOR MORE INFORMATION).

CONTINUED AND TO BE SIGNED ON REVERSE SIDE